As filed with the Securities and Exchange Commission on April 26, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5812	84-1573084
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

5575 DTC Parkway, Suite 110
Greenwood Village, Colorado 80111
(303) 846-6000
(Address, including zip code, and telephone number, including area code,  of registrant’s principal executive offices)

Michael J. Snyder
Chief Executive Officer
5575 DTC Parkway, Suite 110
Greenwood Village, Colorado 80111
(303) 846-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Thomas J. Leary Brandi R. Steege O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660 (949) 760-9600	Valerie Ford Jacob Stuart H. Gelfond Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	$60,000,000	$5,520

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Red Robin may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Red Robin is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION DATED                , 2002

            Shares

Common Stock

Red Robin Gourmet Burgers, Inc. and the selling stockholders are offering shares of common stock in a firmly underwritten offering. This is Red Robin’s initial public offering, and no public market currently exists for our shares. Red Robin anticipates that the initial public offering price for its shares will be between $             and $             per share. Red Robin will not receive any of the proceeds from shares sold by the selling stockholders.

We will apply to list our common stock on The Nasdaq Stock Market’s National Market under the symbol “RRGB.”

Investing in our common stock involves risks that are described under “Risk Factors” beginning on page 7 of this prospectus.

	Per Share	Total
Offering Price	$	$
Discounts and Commissions to Underwriters	$	$
Offering Proceeds to Red Robin	$	$
Offering Proceeds to the Selling Stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the selling stockholders have granted the underwriters the right to purchase up to an additional                     shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time from time to time within 30 days after the offering. Delivery of the shares of common stock will be made on or about                     , 2002.

Banc of America Securities LLC	U.S. Bancorp Piper Jaffray

Wachovia Securities

The date of this prospectus is                         , 2002

Current locations
Coming soon! Scheduled to open in 2002

UNITED STATES

ALASKA

Anchorage (3)

ARIZONA

Lake Havasu City, Scottsdale, Tempe and Tucson. *Coming soon to Chandler, Mesa, Peoria, and Prescott.*

CALIFORNIA

Bakersfield, Brea, Calabasas, Canoga Park, Cerritos, Citrus Heights, Clovis, Coalinga, Concord, Corona, Del Mar, Encinitas, Escondido, Fairfield, Folsom, Fresno, Garden Grove, Glendale, La Habra, La Mirada, La Quinta, Moreno Valley, Newark, Orange, Palmdale, Pleasanton, Redding, Redondo Beach, Roseville, San Bruno, San Diego, San Dimas, San Jose, San Mateo, Santa Ana, Santa Barbara, Santa Maria, Stanton, Temecula, Tustin, Valencia, Ventura, Victorville, Visalia, W. Covina and Yuba City. *Coming soon to Irvine.*

COLORADO

Arvada, Aurora, Boulder, Broomfield, Colorado Springs (3), Ft. Collins, Greenwood Village, Highlands Ranch, Lakewood, Littleton (2) and Parker

FLORIDA

Bonita Springs

IDAHO

Boise (2) and Nampa

ILLINOIS

Chicago, Lincolnshire, Schaumburg, Warrenville and Wheaton

INDIANA

Ft. Wayne

MARYLAND

Annapolis, Gaithersburg and Owings Mills. *Coming soon to Germantown.*

MICHIGAN

Detroit, Madison Heights, Novi, Pittsfield Township, Roseville, Southgate and Westland. *Coming soon to Brighton and Clinton Township.*

MINNESOTA

Apple Valley and Eagan

MISSOURI

Chesterfield (St. Louis). *Coming soon to Fenton.*

MONTANA

Billings

NEVADA

Henderson, Las Vegas and Reno

NEW MEXICO

Albuquerque (2)

OHIO

Canton, Columbus (2), Elyria, North Olmsted and Willoughby. *Coming soon to Toledo.*

OREGON

Albany, Beaverton, Bend, Clackamas, Eugene, Gresham, Hillsboro (2), Medford, Portland (2), Salem and Wilsonville. *Coming soon to Tigard.*

PENNSYLVANIA

Allentown (2), Easton, Exton, Harrisburg, Hershey, Langhorne and Mechanicsburg

TENNESSEE

Memphis

TEXAS

Grapevine, Houston and Hurst. *Another coming soon to Houston.*

UTAH

Layton, Provo, Salt Lake City (Murray) and West Valley City

VIRGINIA

Charlottesville, Glen Allen, Fairfax and Woodbridge. *Coming soon to Dulles.*

WASHINGTON

Bellevue(2) Bellingham, Burlington, Des Moines, Everett, Federal Way, Issaquah, Kennewick, Kent, Lynnwood, Olympia, Puyallup, Redmond (2), Seattle (3), Silverdale, Spokane (3), Tacoma, Tukwila, Vancouver, Woodinville and Yakima

WISCONSIN

Monona (Madison). *Coming soon to Appleton.*

CANADA

ALBERTA

Calgary (3), Edmonton (3), and West Edmonton

BRITISH COLUMBIA

Abbotsford, Burnaby (2), Coquitlam, Kelowna, Langley, Maple Ridge, N. Vancouver, Prince George, Surrey (2), Vancouver (2) and Victoria

RED ROBIN
AMERICA'S GOURMET BURGERS & SPIRITS

RED ROBIN
AMERICA'S
GOURMET BURGERS & SPIRITS

Our Cornerstones: Values, People, Burgers & Time

SPA·CITRON
CITRON et EAU de SPA

Gourmet Burger Leader

Attractive Female/Teen/Tween Demographics

RED ROBIN
AMERICA'S
GOURMET BURGERS & SPIRITS

RED ROBIN IS
GOURMET
BURGERS
RED ROBIN IS
BOTTOMLESS
STEAK FRIES
THIS WAY
FOR...
MORE
FUN!
RED
ROBIN
AMERICA'S
GOURMET BURGERS & SPIRITS

RED ROBIN
AMERICA'S GOURMET BURGERS & SPIRITS

APPETIZERS

TOWERING ONION RINGS
12 rings tall, this proves we really know how to pick 'em and stack 'em. Sweet Spanish yellows – seasoned, breaded, fresh fried & stacked – served with two tubs of Red's delicious dippin' sauces. 6.99

RR FRESH-FRIED CHEESE STICKS
Lightly battered mozzarella cheese fresh-fried to perfection and served with our rich Italiano sauce for dippin'. 6.99

RR'S BUZZARD WINGS
Juicy chicken wings basted with a fiery cayenne pepper sauce that'll fan the flames of your desire! Chilled celery, carrot sticks & bleu cheese dressing help keep things cool. These are the best, period! 7.99

MACHO NACHOS
Crisp colorful tortilla chips, seasoned taco meat, melted pepper-jack & Cheddar cheeses, shredded lettuce, tomatoes, onions, black olives & jalapeño pepper rings...whew! Standing room only for guacamole & sour cream at the top. 7.99

JUST-IN-QUESADILLA
Filled with the "right stuff" - tender chicken breast, mushrooms, bacon, cilantro, tomatoes, pepper-jack & Cheddar cheeses. Served with black beans, salsa, guacamole & sour cream. 7.99

CREAMY ARTICHOKE & SPINACH DIP
Artichoke hearts, spinach and sweet red onion are blended in a creamy Parmesan cheese sauce. Chips, house bread, celery and carrots for dipping. Instructions: "Place in center of table and dive in!" 7.99

RR CLUCKS & FRIES
Chicken breast tenders fresh-fried golden and crisp. Served with our famous steak fries & ranch dressing for dippin'. 7.99

TRY 'EM SPICY - CAJUN STYLE 7.99

RED ROBIN SPECIALTIES

RR TROPICAL MAI TAI
You can "rum" but you can't hide from this blend of light & premium dark rums, Orange Curaçao, fruit juices, grenadine & sweet n' sour. Served in a Tiki glass. 5.99

ABSOLUT AWESOME MARY
Alias "The Bloody Mary". Our featured cure for the morning after...also great for just plain sipping. Absolut Vodka & our own special mix. 5.49

RR FRUITY BOOZIE DAIQUIRI
A frozen daiquiri made with rum & your choice of strawberry, peach, banana or raspberry. Sure to send a chill all the way to your toes! Served in a Tiki glass. 4.99

ABSOLUT LEMONADE
Pucker up to this refreshing blend of Absolut Citron, Amaretto and lemonade on the rocks. 4.99

RR T.N.T.
A cool concoction made with a powder keg of ingredients including Beefeater Gin, Smirnoff Vodka, Bacardi Light Rum, triple sec, sweet n' sour, and a blasting cap full of cola. 5.99

SAND IN YOUR SHORTS
More comfortable than it sounds! Chambord, vodka, Peach Schnapps, Midori, triple sec, o.j., cranberry juice & sweet n' sour. 5.99

NUCLEAR ICE TEA
An atom-splitting blend of gin, rum, triple sec, vodka and sweet n' sour mixed (carefully) with cola. 5.49

JAMAICAN SHAKE
Cool n' creamy blend of Amaretto, Grand Marnier, Kahlua & vanilla ice cream. 5.99

BAILEYS SHAKE
Baileys Irish Cream blended with milk chocolate & vanilla ice cream. Does Barnum know about this? 5.99

JUNGLE SHAKE
You'll go ape over this creamy combination of Baileys Irish Cream, banana liqueur, milk chocolate & vanilla ice cream. 5.99

MARGARITAS
Featuring Jose Cuervo

SERVED ON THE ROCKS OR FROZEN

RR ULTIMATE MARGARITA
For the true Margarita connoisseur! 1800 Cuervo Gold combined with Grand Marnier and our signature sweet 'n sour. Poured over ice, salted rim of course. This one is the best of the best! 6.99

ONE GREAT MARGARITA
This margarita is made with Cuervo Gold tequila, Cointreau and our signature sweet 'n sour. Over rocks or frozen with a salted rim. Ole'! 6.49

GOLD MARGARITA
A Cuervo Gold margarita with triple sec & sweet 'n sour. Rimmed with salt. May we suggest it on the rocks? 4.49

NEW! MANGO MARGARITA
Cuervo Gold, Grand Marnier & mango blended together to create an enchanting frozen drink straight from the islands! 6.99

BEERS & WINES

RED ROBIN'S BREW CREW

BUDWEISER COORS MILLER

We wholeheartedly support the current brew craze! Ask your server for details about our additional selection of microbrews, imports, lights and non-alcoholic.

WINES BY THE GLASS

ROBERT MONDAVI
Chardonnay
White Zinfandel
Merlot
Cabernet Sauvignon

KENDALL-JACKSON
Chardonnay

TASTY CONCOCTIONS FOR ALL AGES

NEW! MOCHA SMOOTHIE
Alcohol free. For all ages. Explore your creative impulse with this tall, cool sculpture composed of cappuccino, Hershey's® Chocolate, and vanilla ice cream. 3.49

GROOVY SMOOTHIE
This fruit smoothie is a groovy blend of strawberries, bananas and dreamy vanilla ice cream. Yumm. 3.49

STRAWBERRY ECSTASY
This big, cool concoction is layered with orange juice & pineapple and then topped with a ladle of strawberries. Heavenly! LIKE THE BEAKER? IT'S YOURS! 4.99

RR FRECKLED LEMONADE
Pucker up to this refreshing blend of sweet strawberries & tangy lemonade. 3.79

HAWAIIAN HEART THROB
Influenced by a vacation in Maui, this tropical drink is a blend of strawberries, bananas, Coco Lopez Coconut Cream & pineapple juice. 3.49

ROOKIE MAGIC
This specialty milkshake features all the fun without the crumbs! Milk chocolate & vanilla ice cream blended with OREO® cookies. 3.99

DESSERTS

RR MOUNTAIN HIGH MUDD PIE
Our made in house creation of chocolate and vanilla gourmet ice cream, peanut butter cookie bits, chopped nuts, fudge & peanut butter in a chocolate cookie crust. Served in a pool of chocolate fudge & caramel sauce topped with whipped cream, chopped nuts & a cherry. 5.99

HOT FUDGE SUNDAE
CONTENTS: Layers of cool vanilla ice cream & hot chocolate fudge topped with whipped cream, chopped nuts & a Belgian cookie straw. DIRECTIONS: Apply directly to tongue for rejuvenation of tired taste buds. 4.49

HOT APPLE CRISP
Warm up to this delicious treat of slow baked sliced apples sprinkled with brown sugar, cinnamon & a touch of nutmeg baked fresh in an oatmeal cookie crumble crust. Topped with caramel sauce & gourmet vanilla ice cream. 5.99

MONSTER SHAKES & MALTS

Best of the Biggest - a milkshake and a half! Your choice of chocolate, vanilla, strawberry, banana, raspberry or peach **served with a "refill" tin on the side.** 3.99

RED'S PREMIUM ROOT BEER FLOAT 4.49

BEVERAGES

TEAS WITH A 'TUDE – Fresh-brewed tea flavored with raspberry or peach Torani Syrups

SPECIALTY HOT TEAS

MILK

SELTZERS & WATERS

PREMIUM ROOT BEER

Ask your server about our "BIG 'N BOTTOMLESS" SOFT DRINKS, LEMONADE, LIPTON ICED TEA & COFFEE!

RR Red Robin Signature Selection

WE I.D. UNDER 39 1/2.

© COPYRIGHT Red Robin International, Inc. 2002 RRGB 1/02
The food and drink names listed in this menu are all trademarks of Red Robin International, Inc.
All items subject to appropriate tax.

AMERICA'S

RED ROBIN

GOURMET BURGERS & SPIRITS

SALADS

NEW! **CRISPY CHICKEN TENDER SALAD**
A mouthwatering montage of flavours. Crisp mixed greens topped with lightly fried tender chicken, hard-boiled egg, tomato, Cheddar cheese, crumbled bacon bits and diced green onion. Served with honey mustard poppy-seed dressing and house bread. 8.99

ORIENTAL CHICKEN SALAD
A crisp, cool Asian salad with teriyaki grilled chicken. Salad greens tossed with sweet red peppers, celery, green onions, toasted almonds and crispy noodles with a sweet sesame Oriental dressing. 8.49

SOUP & SALAD COMBO
A steaming bowl of French Onion, Clamdigger's Clam Chowder or Chicken Tortilla soup served with a crisp, mixed greens dinner salad & house bread. 6.99

RR **COBB SALAD**
Crisp greens with tender grilled chicken, bacon, hard-boiled egg, fresh avocado, black olives, ripe tomato & crumbled bleu cheese. Served with house bread & your choice of dressing. 8.99

FAJITA CHICKEN SALAD
Our grilled chicken breast crowns a colorful medley of salad greens with grated pepper-jack and Cheddar cheeses, green and sweet red peppers, corn kernels, diced red onions, black beans & tortilla strips, tossed with a creamy Salsa-Ranch dressing. 8.49

SIDE SALAD
Dinner Salad 2.99 Caesar Salad 2.99

We offer the following dressings with high impact flavor: Ranch, Bleu Cheese, Honey Mustard-Poppyseed, Thousand Island, Oriental, Lo-Cal Ranch & Lo-Cal Italian

GOURMET BURGERS

ALL GOURMET BURGERS ARE SERVED WITH BOTTOMLESS STEAK FRIES!

GOURMET SIGNATURES

RR **THE BANZAI BURGER**
Marinated in teriyaki & topped with grilled pineapple, Cheddar cheese, lettuce, tomato & mayo. WARNING: Will attack taste buds with reckless abandon! 7.49

5 ALARM BURGER
Crank up the heat with an all-beef burger topped with pepper-jack cheese, jalapeños, fresh tangy salsa, sliced tomato, crisp lettuce and chipotle mayo. 7.49

ROYAL RED ROBIN BURGER
This is the aristocrat burger because we crown it with one fresh jumbo fried egg then add three strips of sizzling bacon, American cheese, crispy lettuce, tomato and mayo. 7.49

GUACAMOLE BURGER
It's mean, it's lean, it's got a touch of green – thanks to our zesty guacamole! Topped with melted Swiss cheese, crisp bacon, onion, lettuce, sliced tomato & mayo. 7.79

PEPPERCORN BURGER
There's no-passing this burger - it's that taste explosive! With sizzling bacon, peppercorn spread, pepper-jack cheese & onion straws sitting on fresh onion and tomato slices in an onion bun. 7.99

BLEU RIBBON BURGER
A juicy burger basted with a tangy steak sauce & topped with crumbled bleu cheese. Served with onion straws, lettuce, tomatoes & zesty chipotle mayo. 7.79

NEW! **POT ROAST BURGER**
A new twist on an American Masterpiece! This "burger" is stacked high with our hot & juicy, slow-cooked pot roast, topped with caramelized onions, melted Cheddar cheese and our homemade, creamy horseradish sauce. Served on a toasted onion bun. 7.99

WHISKEY RIVER BBQ BURGER
Basted with our patented Whiskey River BBQ Sauce and lasso'd together with Cheddar cheese, crispy onion straws, lettuce, tomato & mayo. 6.99

Starlight Children's Foundation

LAUREN'S PORTOBELLO BURGER
This burger won the Grand Prize in our 2001, First Annual North America Recipe contest! It's a savory grilled Portobello mushroom topped with Monterey Jack cheese, red onion, sliced tomato, crisp lettuce & chipotle mayo, served on an onion bun. And for every one sold, 50¢ will be donated to the Starlight Children's Foundation. *Congratulations to Lauren from Colorado Springs, CO!* 8.49

BURGER CLASSICS

RED ROBIN GOURMET CHEESEBURGER
If it were any more American, you'd be required to salute! Comes with your choice of cheese: Cheddar, American, Swiss, Monterey Jack, Provolone, Bleu or Pepper-Jack with fresh lettuce, hand cut tomatoes, pickles, onions, mayo & Red's pickle relish. 6.99

RED ROBIN BACON BURGER
Riding piggyback on a juicy all-beef burger are three thick slices of crispy bacon. Topped with hand cut tomatoes, fresh lettuce & mayo. 6.99

SAUTÉED MUSHROOM BURGER
This burger is topped with a generous heap of fresh, plump sautéed mushrooms, then topped with melted Swiss for that extra Mmmm. A mushroom lover's dream come true! 7.99

MONSTER BURGER
– AKA – the Open Wide Burger - two huge beef burgers, American cheese, sliced red tomato, crisp lettuce, pickles, onion, mayo & Red's pickle relish. 8.49

COUNTRY FAIR SAUTÉED SWEET ONION BURGER
"Good ol' country fair-style." Made famous at the Fair and served on a toasted onion bun & smothered with lots of sweet grilled onions. 6.99

ADVENTURESOME BURGERS

CRISPY FISH BURGER
The reel thing - North Atlantic Cod fresh-fried in a light tempura batter. Topped with shredded cabbage, tomato, pickles & tartar sauce to lure you in. 7.99

GRILLED TURKEY BURGER
It's never too early to "give thanks" for our premium ground turkey, charbroiled and layered with shredded lettuce, fresh tomato slices and zesty chipotle mayo. 6.99

AMAZING VEGGIE BURGER
It's an amazingly delicious blend of vegetables, grains & spices with a touch of cheese - topped with sliced tomato, fresh lettuce, pickles and mustard sauce on our wheat bun. 6.99

Boca **BOCA™ BURGER**
Boca™ Burger is made from nutritious, protein-filled soy and dairy products. It is a tasty alternative to beef and it makes a great burger! The BocaTM burger is served open-faced on a whole wheat bun and comes with lettuce, tomato, onion, pickles and mustard sauce, all served on the side. 7.49

The Boca™ patty or Amazing Meatless patty are also available on any one of our unique gourmet burgers above for just 50¢ more.

CHICKEN BURGERS

OUR CHICKEN BURGERS FEATURE PLUMP, TENDER, GRILLED CHICKEN BREASTS.

CRISPY CHICKEN BURGER
A breaded chicken breast is launched into orbit where it gets crispy outside but stays moist and tender inside. We add fresh lettuce, tomato, pickles, onion and mayo. Its' taste is out of this world! 7.99

RR **TERIYAKI CHICKEN BURGER**
Why did the chicken cross the Pacific? To be part of this sensational burger featuring a marinated chicken breast brushed with thick teriyaki sauce & topped with grilled pineapple, Swiss cheese, lettuce, tomato & mayo. 7.99

NEW! **BAJA CHICKEN BURGER**
A juicy chicken breast rubbed with zesty Mexican chili seasonings, topped with melted pepper-jack cheese, cool guacamole, fresh tomato, crunchy tortilla strips and a creamy, cool lime sauce. 7.99

WHISKEY RIVER BBQ CHICKEN BURGER
A grilled chicken breast basted with our patented BBQ sauce and topped with melted Cheddar, crispy onion straws, lettuce, tomato and mayo. Cowpokes and real folks both love this one! 7.99

CALIFORNIA CHICKEN BURGER
A chic combination of a grilled chicken breast, Monterey Jack cheese, zesty guacamole, crispy bacon, sliced tomato, crisp lettuce, pickles & mayo. Beautiful & flavorful! 7.99

HONEY MUSTARD CHICKEN BURGER
A delicious charbroiled breast of chicken topped with thick slices of melted Cheddar cheese, guacamole, onion, sliced tomato, shredded lettuce, mayo & our tangy-sweet honey mustard sauce. 7.99

ENTREES

SOUTHWEST CHICKEN PASTA
Penne pasta tossed with grilled chicken, sweet red peppers, tomatoes & black olives blended in a creamy Salsa-Alfredo sauce. A dollop of sour cream, a sprinkle of Parmesan cheese & onions. 9.99

ENSENADA CHICKEN PLATTER
Two juicy chicken breasts, first rubbed with a zesty Mexican blend of chili seasonings, then grilled and bursting with Baja-style flavor. Served with a side of salsa, creamy lime dipping sauce and a crisp green salad. Muy Delicioso! 9.49

CHICKEN OR STEAK FAJITAS
Tender marinated chicken or steak grilled to perfection with sautéed onions and red & green bell peppers. Served with warm flour tortillas, Cheddar cheese, guacamole, salsa, sour cream & black beans. Bueno! Chicken 10.49 Steak 11.99

SEAFOOD PASTA
Delectable shrimp & scallops sautéed with mushrooms & bacon in our creamy Alfredo sauce over penne pasta. Topped with freshly grated Parmesan, diced tomatoes and black olives. Served with house bread and fresh lemon. 12.49

RED'S NANTUCKET SEAFOOD SCATTER
A fisherman's combination of North Atlantic Cod, Crunchy Buffalo Shrimp, tender Clamstrips & our golden steak fries are all aboard! Take 'em for a dip in cocktail or dill'd & pickle'd tartar sauce served on the side. 10.49

RED'S RICE BOWL
Steaming hot sticky rice, a teriyaki chicken breast and an array of Oriental-style veggies will really "wok-up" your taste buds. Splashed with Oriental dressing for a great flavor complement. 9.49 Vegetarian 7.49 Steak 10.49

CRUNCHY BUFFALO STYLE SHRIMP
Gulf shrimp, tossed in spices and breading, then fresh-fried to sweet perfection. Served with steak fries and our own special cocktail sauce. 8.99

RR **ARCTIC COD FISH & CHIPS**
Tender filets of North Atlantic Cod fresh-fried in a light tempura batter. Served with our original dill'd pickle'd tartar sauce, fresh lemon & steak fries. 8.99

CLAMSTRIPS
Tender morsels of delectable clams. Lightly breaded and served with our world-famous steak fries & our original dill'd pickle'd tartar sauce. You gotta try these! 7.99

RR **CLUCKS & FRIES**
Chicken breast tenders fresh-fried golden and crisp. Served with our famous steak fries & ranch dressing for dippin'. 7.99

RR Red Robin Signature Selection

SOUPS & SANDWICHES

BLTA CROISSANT
Light n' flaky croissant filled with sliced turkey breast, bacon, fresh sliced avocado, lettuce, tomato & mayo. 7.99

CAESAR'S CHICKEN WRAP
Julius would have hailed this marinated-grilled chicken breast sliced & stuffed in a fresh tortilla, with Caesar dressing, Parmesan cheese, diced tomatoes and crisp romaine lettuce. 7.99

BAJA TURKEY CLUB
A zesty grilled sandwich on Texas toast features shaved lean turkey, melted pepper-jack & Cheddar cheeses, crispy bacon, a mild roasted green chile & fresh tomatoes with a hint of chipotle-pepper mayo. 7.99

BLTA CROISSANT, BAJA TURKEY CLUB & CAESAR'S CHICKEN WRAP ARE SERVED WITH OUR WORLD FAMOUS STEAK FRIES!

SOUPER SANDWICH COMBO
Choose your favorite sandwich [BLTA Croissant, Caesar's Chicken Wrap or Baja Turkey Club] and combo it with a cup of any one of our savory soups. 8.49

SOUPS A LA CARTE: Bowl 4.99 Cup 2.99

FRENCH ONION SOUP
A rich "boeuf" stock with lightly sautéed onions, topped with melted provolone cheese.

CLAMDIGGER'S CLAM CHOWDER
A traditional New England-style clam chowder.

CHICKEN TORTILLA SOUP
A hearty chicken & vegetable tortilla soup topped with grated cheese, sour cream, tortilla strips & sprinkled with green onions.

ALL RED ROBIN BURGERS ARE SERVED WITH OUR BOTTOMLESS WORLD-FAMOUS STEAK FRIES!

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers or sales are permitted. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

Red Robin®, America’s Gourmet Burgers & Spirits® and Mad Mixology® are federally registered trademarks and service marks owned by Red Robin. Red Robin® is also registered in Canada. This prospectus also contains trademarks of companies other than Red Robin.

ASSUMPTIONS USED IN THIS PROSPECTUS

Throughout this prospectus, our fiscal years ended December 28, 1997, December 27, 1998, December 26, 1999, December 31, 2000 and December 30, 2001 are referred to as years 1997, 1998, 1999, 2000 and 2001, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the last Sunday in December in each fiscal year. Fiscal year 2000 included 53 weeks. All other fiscal years shown included 52 weeks.

Unless we indicate otherwise, all of the information in this prospectus assumes:

•
the underwriters will not exercise their over-allotment option to purchase up to     additional shares of our common stock from us and the selling stockholders at the price set forth on the cover of this prospectus;

•	an offering price of $ per share;

•	no exercise of options to purchase an aggregate of 4,240,950 shares of common stock which are outstanding as of March 24, 2002 under our stock option plans; and

•	that we have not completed a -for- reverse stock split that we intend to complete prior to the consummation of this offering.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes. References in this prospectus to “Red Robin,” “company,” “we,” “us” and “our” refer to the business of Red Robin Gourmet Burgers, Inc. and its subsidiaries.

OUR BUSINESS

Red Robin is a leading casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. We own and operate 87 restaurants in 12 states, and have 97 additional restaurants operating under franchise or license agreements in 19 states and Canada.

Our menu is centered around our signature product, the gourmet burger, which we make from beef, chicken, veggie, fish, turkey and pot roast and serve in a variety of recipes. We offer a wide selection of toppings for our gourmet burgers, including fresh guacamole, roasted green chilies, honey mustard dressing, grilled pineapple, crispy onion straws, sautéed mushrooms and a choice of six different cheeses. In addition to our gourmet burgers, which accounted for approximately 44.0% of our total food sales in 2001, we also serve an array of other food items that are designed to appeal to a broad group of guests, including salads, soups, appetizers, other entrees such as rice bowls and pasta, desserts and our signature Mad Mixology® alcoholic and non-alcoholic specialty beverages.

Our restaurants are designed to create a fun and memorable dining experience in a family-friendly atmosphere and provide our guests with an exceptional dining value. Our concept attracts a broad guest base by appealing to the entire family, particularly women, teens, tweens and children.

OUR CONCEPT AND BUSINESS STRATEGY

Our objective is to be the leading gourmet burger and casual dining restaurant destination. To achieve our objective, we have developed the following strategies.

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Focus on key guiding principals, or “cornerstones,” that drive our success.     In managing our operations, we focus on four cornerstones that we believe are essential to our business. Our four cornerstones are: 1) Values—to enhance the dining experience of our guests, we strive to maintain our core values—honor, integrity, seeking knowledge and having fun; 2) People—we recognize that our team members are our strongest asset and seek to provide them with comprehensive training programs to ensure superior guest service; 3) Burgers—we strive to be the number one casual dining destination for gourmet burgers in the markets in which we operate; and 4) Time—we believe in giving our guests the “gift of time” and we strive to provide guests with a 37-minute dining experience at lunch and 42 minutes at dinner.

•
Offer high quality, imaginative menu items.     Our restaurants feature menu items that use imaginative toppings and showcase recipes that capture tastes and flavors that our guests do not typically associate with burgers, salads and sandwiches. We believe the success of our concept is due to our ability to interpret the latest food trends and incorporate them into our gourmet burgers and other menu items.

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Create a fun, festive and memorable dining experience.     We promote an exciting, high-energy and family-friendly atmosphere by decorating our restaurant interiors with an eclectic selection of celebrity posters, three-dimensional artwork, carousel horses and statues of our mascot “Red”.

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Provide an exceptional dining value with broad consumer appeal.     We offer generous portions of high quality, imaginative food and beverages for a per person average check of approximately $10.00, which includes alcoholic beverages. We believe this price-to-value relationship differentiates us from our competitors, many of whom have significantly higher average guest checks, and allows us to appeal to a broad base of consumers with a wide range of income levels.

•
Deliver strong unit economics.     We believe our company-owned restaurants provide strong unit-level economics. In 2001, our comparable company-owned restaurants generated average sales of approximately $3.0 million and restaurant level operating profit of approximately $618,000, or 20.5% of comparable company-owned restaurant sales. The average cash investment cost for our free-standing restaurants opened in 2001 was approximately $1.7 million, excluding pre-opening costs, which averaged approximately $146,000 per restaurant.

•
Pursue disciplined restaurant and franchise growth.     Our management team adheres to a disciplined expansion strategy, including both company-owned and franchised development. In 2001, we opened six company-owned restaurants and our franchisees opened 16 restaurants and expanded into two new states. In 2002, we expect to open ten new company-owned restaurants and relocate one restaurant, and we expect our franchisees to open seven new restaurants.

•
Build awareness of the Red Robin® America’s Gourmet Burgers & Spirits® brand.     We believe that the Red Robin name has achieved substantial brand equity among our guests and has become well known within our markets for our signature menu items. We intend to strengthen this brand loyalty by continuing to offer new menu items and deliver a consistently memorable guest experience.

•
Continue to capitalize on favorable lifestyle and demographic trends.     We believe that we have benefited from several key lifestyle and demographic trends that have helped drive our business. These trends include:

— Increase in consumption of food away from home.     The National Restaurant Association estimates that the restaurant industry captured 45.3% of all consumer dollars spent on food in 2000 and projects the restaurant industry’s share to increase to 53.0% by 2010. Given our attractive average guest check, family-friendly atmosphere and fun, festive and memorable dining experience, we believe we are well-positioned to continue to benefit from this expected increase in food consumed away from home.

— The large and growing teen population.     According to the United States Census Bureau, the teen segment of the population, persons 12 to 19 years old, is expected to grow 36.6% faster than the overall population from 31.6 million in 2000 to 33.6 million by 2005. Given that our concept attracts a significant number of teens and tweens, we believe we will continue to benefit from the strong growth in this segment of the population.

We believe these and other lifestyle and demographic trends will continue to be favorable to us and offer us strong opportunities for future restaurant expansion.

OUR GROWTH STRATEGIES

We believe that there are significant opportunities to grow our concept and brand on a nationwide basis through both new company-owned and franchised restaurants. We believe that our concept and brand can support as many as 850 additional company-owned or franchised restaurants throughout the United States.

Company-owned restaurants.     Our primary source of expansion and growth in the near term will be the addition of new company-owned restaurants. We are pursuing a disciplined growth strategy and intend to develop many of our new restaurants in our existing markets, and selectively enter into new markets. Our growth strategy incorporates a cluster strategy for market penetration, which we believe will enable us to gain operating efficiencies, increase brand awareness and enhance convenience and ease of access for our guests, all of which we believe will lead to significant repeat business. Our site selection criteria for new restaurants is flexible and allows us to adapt to a variety of locations near high activity areas such as retail centers, big box shopping centers and entertainment centers.

Franchised restaurants.     The other key aspect of our growth strategy is the continued development of our franchise restaurants. We expect the majority of our new franchise restaurant growth to occur through the development of new restaurants by new franchisees, primarily in the Northeast, Midwest and the South. We intend to continue to strengthen our franchise system by attracting experienced and well-capitalized area developers who are quality-conscious restaurant operators and who possess the expertise and resources to execute the development of new restaurants on a large scale.

OUR HISTORY

Red Robin opened its first restaurant in 1969, in Seattle, Washington near the University of Washington campus. In 1996, Mike Snyder, then our leading franchisee, became our president and implemented a number of strategic initiatives, including strengthening our gourmet burger concept, recruiting a new management team, upgrading management information systems, streamlining operations and improving guest service. As a result of these and other initiatives, we increased the average annual restaurant sales of our comparable company-owned restaurants from $2.1 million in 1995 to $3.0 million in 2001 and expanded restaurant-level operating profit margins from 13.0% in 1995 to 19.2% in 2001. In 2000, we completed a recapitalization of our company, and acquired Mike Snyder’s 14-unit franchise company, The Snyder Group Company. In addition, Quad-C, a private equity firm whose principals have substantial restaurant experience, made an equity investment of $25.0 million in our company through its affiliates.

Our principal executive offices are located at 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111. Our telephone number is (303) 846-6000. Our website is www.redrobin.com. The information on our website is not part of this prospectus.

THE OFFERING

Common stock offered by:

Red Robin Gourmet Burgers, Inc.	shares
Selling stockholders	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the proceeds of this offering:

• to repay approximately $ million of indebtedness under our term loan, including related fees;

• to repay approximately $ million of indebtedness under our revolving credit facility; and

• to repay approximately $ million of indebtedness under one real estate and three equipment loans, including related fees.

The remaining net proceeds will be used for general corporate purposes, including opening new restaurants and acquiring existing restaurants from franchisees. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Proposed Nasdaq National Market symbol	RRGB

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of             , 2002. This information excludes:

•	shares of common stock reserved for issuance under our stock option plans, of which shares are subject to options outstanding at a weighted average exercise price of $ per share;

•	shares of common stock reserved for issuance under our employee stock purchase plan; and

•	the effect of a -for- reverse stock split that we intend to complete prior to the consummation of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

	Fiscal Year Ended
	1999	2000(1)	2001
	(in thousands, except per share data, restaurant-related data and footnotes)
Statement of Income Data:
Revenues:
Restaurant	$121,430	$180,413	$214,963
Franchise royalties and fees	8,249	8,247	9,002
Rent revenue	333	510	520

Total revenues	130,012	189,170	224,485
Income from operations	7,145	8,805	18,740
Interest expense	4,156	6,482	7,850
Interest income	(186)	(742)	(746)
Other expense	391	191	190
(Provision) benefit for income taxes(2)	1,596	12,557	(3,722)
Net income(2)	4,380	15,431	7,724

Net income per common share(2)
Basic	$0.51	$0.71	$0.26
Diluted	$0.51	$0.71	$0.26
Shares used in computing net income per common share
Basic	8,617	21,587	29,248
Diluted	8,617	21,587	29,684

Selected Operating Data:
System-wide restaurants open at end of year	144	164	182
Company-owned restaurants open at end of year	46	73	77
Average annual comparable company-owned restaurant sales(3)	$2,664	$2,890	$3,020
Comparable company-owned restaurant sales increase(3)	5.8%	6.9%	2.0%
Restaurant-level operating profit(4)	$20,340	$32,423	$41,215
EBITDA(5)	12,539	16,870	29,231
EBITDA margin(5)	9.6%	8.9%	13.0%

	December 30, 2001
	Actual	As Adjusted(6)
		(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$18,992	$
Total assets	155,041
Long-term debt, including current portion	80,087
Total stockholders’ equity	47,578

(1)
In May 2000, we purchased all of the outstanding capital stock of one of our franchisees, The Snyder Group Company, for approximately $23.7 million plus liabilities assumed of $20.0 million, thereby acquiring 14 restaurants and significantly changing our capital structure. See the financial statements of The Snyder Group Company and the related notes included elsewhere in this prospectus.

In addition, in May 2000, we sold 12,500,000 shares of our common stock to affiliates of Quad-C, a private equity firm, for $25.0 million. The proceeds were used to pay off debentures and promissory notes, as well as pay down bank debt and fund new restaurant construction.

(2)
Net income in 1999 included a benefit for income taxes of $1.6 million and net income in 2000 included a benefit for income taxes of $12.6 million, in each case as a result of the reversal of previously recorded deferred tax asset valuation allowance. Due to our improved profitability, the deferred tax asset valuation allowance was reversed because it became more likely than not that the deferred tax asset would be realized in the future.

(3)
Company-owned restaurants become comparable in the first period following the first full fiscal year of operations. For example, the restaurants we acquired in May 2000 from The Snyder Group Company will be included in comparable company-owned restaurants in 2002.

(4)	We define restaurant-level operating profit to be restaurant sales minus restaurant operating costs, excluding restaurant closures and impairment costs.
(5)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is another measure commonly used to evaluate operating performance. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity. EBITDA as presented may not be comparable to other similarly titled measures of other companies. EBITDA margin is calculated as EBITDA divided by total revenues. The following table sets forth our calculation of EBITDA:

	1999	2000	2001
	(in thousands)
Income (loss) from operations	$7,145	$8,805	$18,740
Depreciation and amortization	5,394	8,065	10,491

EBITDA	$12,539	$16,870	$29,231

(6)
Adjusted to reflect the sale of                 shares of our common stock offered by us in this offering at an offering price of $     per share, less the underwriting discount and estimated offering expenses payable by us, and the use of the proceeds from this offering to repay approximately $                 million of indebtedness under our term loan, including related fees, approximately $             million of indebtedness under our revolving credit facility and approximately $                 million of indebtedness under one real estate and three equipment loans, including related fees.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operation or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes.

Risks related to our business

Our growth strategy depends on opening new restaurants. Our ability to expand our restaurant base is influenced by factors beyond our control, which may slow restaurant development and expansion and impair our growth strategy.

We are pursuing an accelerated but disciplined growth strategy which, to be successful, will depend in large part on our ability and the ability of our franchisees to open new restaurants and to operate these restaurants on a profitable basis. We anticipate that our new restaurants will generally take several months to reach planned operating levels due to inefficiencies typically associated with new restaurants, including lack of market awareness, the need to hire and train sufficient team members and other factors. We cannot guarantee that we or our franchisees will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, we cannot assure you that any restaurant we open will obtain operating results similar to those of our existing restaurants. The success of our planned expansion will depend upon numerous factors, many of which are beyond our control, including the following:

•	the hiring, training and retention of qualified operating personnel, especially managers;

•	reliance on the knowledge of our executives and franchisees to identify available and suitable restaurant sites;

•	competition for restaurant sites;

•	negotiation of favorable lease terms;

•	timely development of new restaurants, including the availability of construction materials and labor;

•	management of construction and development costs of new restaurants;

•	securing required governmental approvals and permits in a timely manner, or at all;

•	competition in our markets; and

•	general economic conditions.

Our success depends on our ability to locate and secure a sufficient number of suitable new restaurant sites.

One of our biggest challenges in meeting our growth objectives will be to locate and secure an adequate supply of suitable new restaurant sites. There can be no assurance that we will be able to find sufficient suitable locations, or suitable leases, for our planned expansion in any future period. We have experienced delays in opening some of our restaurants and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our planned growth.

Our restaurant expansion strategy focuses primarily on further penetrating existing markets. This strategy could cause sales in some of our existing restaurants to decline.

Our areas of highest concentration are California, Colorado, Washington and Oregon. In accordance with our expansion strategy, we intend to open new restaurants primarily in our existing markets. Because we typically draw guests from a relatively small radius around each of our restaurants, the sales performance and guest counts for restaurants near the area in which a new restaurant opens may decline due to the opening of new restaurants.

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

Some of our new restaurants will be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in our existing markets. An additional risk in expansion into new markets is the lack of market awareness of the Red Robin brand. Restaurants opened in new markets typically open at lower average weekly sales volumes than do restaurants opened in existing markets, initially resulting in higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average annual company-owned restaurant sales, if at all, thereby affecting the profitability of these restaurants.

Our expansion may strain our infrastructure and other resources, which could slow our restaurant development or cause other problems.

We face the risk that our existing systems and procedures, restaurant management systems, financial controls, information systems, management resources and human resources will be inadequate to support our planned expansion of company-owned and franchised restaurants. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on our infrastructure and other resources. If we fail to continue to improve our infrastructure or to manage other factors necessary for us to achieve our expansion objectives, our operating results could be materially negatively affected.

Our ability to raise capital in the future may be limited, which could adversely impact our business.

Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in this section, may cause us to need to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth and other plans as well as our financial condition and results of operations. Additional equity financing may be dilutive to the holders of our common stock and debt financing, if available, may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our franchisees cannot develop or finance new restaurants or build them on suitable sites or open them on schedule, our growth and success may be impeded.

Under our current form of area development agreement, franchisees must develop a predetermined number of restaurants in their area according to a schedule that lasts for the term of their development agreement. Franchisees may not have access to the financial or management resources that they need to open the restaurants required by their development schedules, or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. In the past, we have agreed to extend or modify development schedules for certain areas developers, and we may do so in the future. Any of these problems could slow our growth and reduce our franchise revenues.

Additionally, our franchisees depend upon financing from banks and other financial institutions in order to construct and open new restaurants. Over the past several years, financing has been difficult for small operators to obtain. Should these conditions continue into the future, the lack of adequate availability of debt financing could adversely affect the number and rate of new restaurant openings by our franchisees and adversely affect our future franchise revenues.

Our franchisees could take actions that could harm our business.

Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If franchisees do not, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline.

The acquisition of existing restaurants from our franchisees may have unanticipated consequences that could harm our business and the financial condition.

We may seek to selectively acquire existing restaurants from our franchisees. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience; and

•	the diversion of management’s attention from other business concerns.

Future acquisitions of existing restaurants from our franchisees, which may be accomplished through a cash purchase transaction or the issuance of our equity securities, or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Our operations are susceptible to changes in food availability and costs which could adversely affect our operating results.

Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary supplier of our food. Any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. There also could be a significant short-term disruption in our supply chain if SYSCO failed to meet our distribution requirements or our relationship was terminated. Further, various factors beyond our control, including adverse weather conditions, governmental regulation, production, availability and seasonality may affect our food costs or cause a disruption in our supply chain. Chicken represented approximately 19.6% and beef represented approximately 10.0% of our food purchases in 2001. We enter into annual contracts with our beef and chicken suppliers. Our contracts for chicken are fixed price contracts. Our contracts for beef are generally based on current market prices plus a processing fee. Changes in the price or availability of chicken or beef could materially adversely affect our profitability. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, because we provide a “value-priced” product, we may not be able to pass along price increases to our guests.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	the timing of new restaurant openings and related expenses;

•	restaurant operating costs and pre-opening costs for our newly-opened restaurants, which are often materially greater during the first several months of operation than thereafter;

•	labor availability and costs for hourly and management personnel;

•	profitability of our restaurants, especially in new markets;

•	franchise development costs;

•	increases and decreases in comparable restaurant sales;

•	impairment of long-lived assets, including goodwill, and any loss on restaurant closures;

•	general economic conditions;

•	changes in consumer preferences and competitive conditions; and

•	fluctuations in commodity prices.

Our business is also subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the summer months and winter holiday season of each fiscal year. As a result, our quarterly and annual operating results and comparable restaurant sales may fluctuate significantly as a result of seasonality and the factors discussed above. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

A decline in visitors to any of the retail centers, big box shopping centers or entertainment centers near the locations of our restaurants could negatively affect our restaurant sales.

Our restaurants are primarily located near high activity areas such as retail centers, big box shopping centers and entertainment centers. We depend on high visitor rates at these centers to attract guests to our restaurants. If visitors to these centers decline due to economic conditions, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued services and performance of our key management personnel, particularly Mike Snyder, our chief executive officer and president; Jim McCloskey, our chief financial officer; Mike Woods, our senior vice president of franchise development; Bob Merullo, our senior vice president of restaurant operations; Todd Brighton, our vice president of development; and Eric Houseman, our vice president of restaurant operations. Our future performance will depend on our ability to motivate and retain these and other executive officers and key team members, particularly regional operations directors, restaurant general managers and kitchen managers. Competition for these employees is intense. The loss of the services of members of our senior management or key team members or the inability to attract additional qualified personnel as needed could materially harm our business.

Approximately 85.1% of our company-owned restaurants are located in the Western United States and, as a result, we are sensitive to economic and other trends and developments in this region.

We currently operate a total of 74 company-owned restaurants in the Western United States. As a result, we are particularly susceptible to adverse trends and economic conditions in this region, including its labor market.

In addition, given our geographic concentration, negative publicity regarding any of our restaurants in the Western United States could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, energy shortages or increases in energy prices, droughts or earthquakes or other natural disasters.

Our future success depends on our ability to protect our proprietary information.

Our business prospects will depend in part on our ability to develop favorable consumer recognition of the Red Robin name and logo. Although Red Robin®, America’s Gourmet Burgers & Spirits® and Mad Mixology® are federally registered trademarks with the United States Patent and Trademark Office and in Canada, our trademarks could be infringed in ways that leave us without redress, such as by imitation. In addition, we rely on trade secrets and proprietary know-how, and we employ various methods, to protect our concepts and recipes. However, such methods may not afford adequate protection and others could independently develop similar know-how or obtain access to our know-how, concepts and recipes. Moreover, we may face claim(s) of infringement that could interfere with both our use of our proprietary know-how, concepts, recipes or trade secrets. Defending against such claim(s) may be costly and, if unsuccessful, may prevent us from continuing to use such proprietary information in the future. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel or suppliers. In the event competitors independently develop or otherwise obtain access to our know-how, concepts, recipes or trade secrets, the appeal of our restaurants could be reduced and our business could be harmed. We franchise our system to various franchisees. While we try to ensure that the quality of our brand and compliance with our operating standards, and the confidentiality thereof are maintained by all of our franchisees, we cannot assure that our franchisees will avoid actions that adversely affect the reputation of Red Robin or the value of our proprietary information.

Risks related to the food service industry

Changes in consumer preferences or discretionary consumer spending could negatively impact our results of operations.

Our restaurants feature burgers, salads, soups, appetizers, other entrees such as rice bowls and pasta, desserts and our signature Mad Mixology® alcoholic and non-alcoholic beverages in a family-friendly atmosphere. Our continued success depends, in part, upon the popularity of these foods and this style of casual dining. Shifts in consumer preferences away from this cuisine or dining style could materially adversely affect our future profitability. The restaurant industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and eating and purchasing habits. While burger consumption in the United States has grown over the past 20 years, the demand may not continue to grow or taste trends may change. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the food service industry, including new market entrants and demographic changes. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could harm our results of operations.

Health concerns relating to the consumption of beef or other food products could affect consumer preferences and could negatively impact our results of operations.

Like other restaurant chains, consumer preferences could be affected by health concerns about the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning e-coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. This negative publicity may adversely affect demand for our food and could result in a decrease in guest traffic to our restaurants. If we react to the negative publicity by changing our concept or our menu, we may lose guests who do not prefer the new concept or menu, and may not be able to attract a sufficient new guest base to produce the revenue needed to make our restaurants profitable. In addition, we may have different or additional competitors for our intended guests as a result of a concept change and may not be able to compete successfully against those competitors. A decrease in guest traffic to our restaurants as a result of these health concerns or negative publicity or as a result of a change in our menu or concept could materially harm our business.

Labor shortages could slow our growth or harm our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified, high energy team members. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. The inability to recruit and retain these individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could harm our business. Additionally, competition for qualified team members could require us to pay higher wages to attract sufficient team members, which could result in higher labor costs. Most of our employees are paid in accordance with minimum wage regulations. Accordingly, any increase, whether state or federal, could have a material adverse impact on our business.

We are subject to extensive government laws and regulations that govern various aspects of our business. Our operations and our ability to expand and develop our restaurants may be adversely affected by these laws and regulations, which could cause our revenues to decline and adversely affect our growth strategy.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While at this time we have been able to obtain and maintain the necessary governmental licenses, permits and approvals, the failure to maintain these licenses, permits and approvals, including food and liquor licenses, could adversely affect our operating results. Difficulties or failure in obtaining the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants. Local authorities may suspend or deny renewal of our food and liquor licenses if they determine that our conduct does not meet applicable standards or if there are changes in regulations.

We are subject to “dram shop” statutes in some states. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. A judgment substantially in excess of our insurance coverage could harm our financial condition.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements and sales taxes. Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, increased tax reporting and tax payment requirements for employees who receive gratuities, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could harm our operating results.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We are also subject to federal regulation and state laws that regulate the offer and sale of franchises and aspects of the licensor-licensee relationship. Many state franchise laws impose restrictions on the franchise agreement, including limitations on non-competition provisions and the termination or non-renewal of a franchise. Some states require that franchise materials be registered before franchises can be offered or sold in the state.

A significant increase in litigation could have a material adverse effect on our results of operations, financial condition and business prospects.

As a participant in the restaurant industry, we are sometimes the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations could harm our restaurants, regardless of whether the allegations are valid or whether we are liable. In fact, we are subject to the same risks of adverse publicity resulting from these sorts of allegations even if the claim actually involves one of our franchisees. Further, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

Our success depends on our ability to compete effectively in the restaurant industry.

Competition in the restaurant industry is increasingly intense. We compete on the basis of the taste, quality, and price of food offered, guest service, ambiance and overall dining experience. We believe that our operating concept, attractive dining value and quality of food and guest service, enable us to differentiate ourselves from our competitors. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators that have opened restaurants in various markets, to well-capitalized national restaurant companies. In addition, we compete with other restaurants and with retail establishments for real estate. Many of our competitors are well-established in the casual dining market segment and some of our competitors have substantially greater financial, marketing and other resources than do we.

Risks related to this offering

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial offering price.

Prior to this offering, there has been no public market for shares of our common stock. An active trading market may not develop or be sustained following completion of this offering. The initial public offering price of the shares has been determined by negotiations between us and representatives of the underwriters. The price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management’s attention and resources that would otherwise be used to benefit the future performance of our operations.

Approximately            % of our outstanding shares of common stock may be sold into the public market in the future, which could depress our stock price.

The              shares of common stock sold in this offering (and any shares sold upon exercise of the underwriters’ over-allotment option) will be freely tradable without restriction under the Securities Act of 1933, except for any shares held by our officers, directors and principal stockholders. As of March 24, 2002, approximately an additional 1,934,078 shares of common stock are currently freely tradable under Rule 144(k) under the Securities Act, unless any of such shares are purchased by one of our existing affiliates as that term is defined in Rule 144 under the Securities Act.

As of March 24, 2002, approximately 27,163,328 shares of our common stock which are outstanding and held by our affiliates are subject to the volume and other limitations of Rule 144 or Rule 701 under the Securities Act. Approximately      shares of our common stock are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. In its sole discretion and at any time without notice, Banc of America Securities LLC may release all or any portion of the shares subject to the lock-up agreements. All of the shares subject to lock-up agreements will become available for sale in the public market immediately following expiration of the 180 day lock-up period, subject (to the extent applicable) to the volume and other limitations of Rule 144 or Rule 701 under the Securities Act. After expiration of the lock-up period, some of our stockholders have the contractual right to require us to register some of their shares of common stock for future sale. In addition, options to purchase 4,240,950 shares of our common stock are outstanding as of March 24, 2002. Following this offering, we expect to register the shares underlying these options. Subject to the exercise of these options, shares included in such registration will be available for sale in the public market immediately after the 180-day lock-up period expires.

Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital through a public offering of our equity securities. See “Shares Eligible for Future Sale” which describes the circumstances under which restricted shares or shares held by affiliates may be sold in the public market.

Some of our stockholders can exert control over us, and may not make decisions that are in the best interests of all stockholders.

After this offering, Quad-C, through its affiliates, will own approximately    % of our outstanding common stock, and our officers, directors and principal stockholders, i.e., stockholders holding more than 5.0% of our common stock, including Quad-C, will together control approximately     % of our outstanding common stock. As a result, Quad-C and these other stockholders, acting individually or together, could exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these stockholders. Also, the interests of Quad-C and these other stockholders may not always coincide with our interests as a company or the interest of other stockholders. Accordingly, Quad-C and these other stockholders could cause us to enter into transactions or agreements that you would not approve.

As a new investor, you will experience immediate and substantial dilution in net tangible book value.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $     per share. If the holders of outstanding options or warrants exercise these options or warrants, you will incur further dilution. See “Dilution.”

Provisions in Delaware law and our charter may prevent or delay a change of control, even if that change of control may be beneficial to our stockholders.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in business combinations with any stockholder, including all affiliates and associates of the stockholder, who owns 15.0% or more of the corporations’ outstanding voting stock, for three years following the date that the stockholder acquired 15.0% or more of the corporation’s voting stock unless specified conditions are met, as further described in “Description of Capital Stock.”

Prior to the consummation of this offering, we intend to amend and restate our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and bylaws will include a number of provisions that may deter or impede hostile takeovers or changes of control of management. These provisions will:

•	authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•
divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•
prohibit cumulative voting in the election of directors unless required by applicable law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•
require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•
state that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of not less than 10.0% of our outstanding voting stock;

•	provide that the chairman or other person presiding over any stockholder meeting may adjourn the meeting whether or not a quorum is present at the meeting;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•
provide that certain provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our bylaws can be amended only by supermajority vote of the outstanding shares or our board of directors;

•	allow our directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those relating to:

•	our ability to achieve and manage our planned expansion;

•	our ability to raise capital in the future;

•	the ability of our franchisees to open and manage new restaurants;

•	our franchisees’ adherence to our practices, policies and procedures;

•	changes in the availability and costs of food;

•	potential fluctuation in our quarterly operating results due to seasonality and other factors;

•	the continued service of key management personnel;

•	the concentration of our restaurants in the Western United States;

•	our ability to protect our name and logo and other proprietary information;

•	changes in consumer preferences or consumer discretionary spending;

•	health concerns about our food products;

•	our ability to attract, motivate and retain qualified team members;

•	the impact of federal, state or local government regulations relating to our team members or the sale of food and alcoholic beverages;

•	the impact of litigation; and

•	the effect of competition in the restaurant industry.

Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make.

We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of      shares of common stock in this offering of $        million, based on the initial public offering price of $        per share, $        million if the underwriters’ over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares by the selling stockholders.

We intend to use the net proceeds of this offering as follows:

•
approximately $     million to repay the outstanding amounts under our term loan with Finova Capital Corporation, including a prepayment penalty of 4.0%, which bears interest at 9.9% and has a maturity date of September 1, 2012.

•
approximately $     million to repay the outstanding amounts under our revolving credit facility with U.S. Bank National Association, which bears interest at the London Interbank Offered Rate, or LIBOR, plus 3.0% and has a maturity date of March 31, 2003. We entered into this revolving credit facility for working capital and capital expenditure needs.

•
approximately $     million to repay the outstanding amounts under one real estate loan with Captec Financial Group, including a prepayment penalty of 1.0%, which bears interest at 10.1% and has a maturity date of January 1, 2012.

•
approximately $     million to repay the outstanding amounts under two equipment loans with Captec and one equipment loan with General Electric Capital Corporation, which bear interest at rates ranging from 9.6% to 11.6% and have maturity dates between April 1, 2003 and December 1, 2003.

We intend to use the balance of the net proceeds of the offering for general corporate purposes, including opening new restaurants and acquiring existing restaurants from franchisees. We regularly consider these acquisitions in the ordinary course of business, although we currently have no agreements regarding any future acquisitions. Pending use for general corporate purposes, opening new restaurants or making acquisitions, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information regarding our sources and uses of capital.

DIVIDEND POLICY

We did not declare or pay any cash dividends on our common stock in 2000 or 2001. We currently anticipate that we will retain any future earnings for the operation and expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Our credit agreements prohibit us from declaring or paying any dividends or paying any dividends or other distributions on any shares of our capital, subject to specified exceptions.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 30, 2001:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of     shares of our common stock offered by us in this offering at an offering price of $     per share, less the underwriting discount and estimated offering expenses payable by us, and the use of proceeds from this offering to repay approximately $     million of indebtedness under our term loan, including related fees, approximately $     million of indebtedness under our revolving credit facility and approximately $     of indebtedness under one real estate and three equipment loans, including related fees.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	December 30, 2001
	Actual	As Adjusted
		(unaudited)
	(in thousands)
Cash and cash equivalents	$18,992	$

Current portion of long-term debt (1) (2)	$5,077	$
Long-term debt (1) (2)	75,010
Stockholders’ equity:
Common stock, $.001 par value: 50,000,000 shares authorized, 29,261,906 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted (3)	29
Additional paid-in capital	53,436
Retained earnings (accumulated deficit)	(5,887)

Total stockholders’ equity	47,578

Total capitalization	$127,665	$

(1)	We are currently in discussions with lenders to enter into a new credit facility contingent upon the consummation of this offering.
(2)	Long-term debt includes capital leases.
(3)	Excludes 4,097,600 shares of common stock issuable on the exercise of stock options outstanding as of December 30, 2001.

DILUTION

Our net tangible book value at December 30, 2001 was approximately $18.0 million, or approximately $0.62 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 30, 2001. Our pro forma net tangible book value per share as of December 30, 2001 would have been approximately $     million or approximately $     per share after giving effect to the sale of shares of common stock offered by us at an assumed initial public offering price of $     and our receipt of the estimated net proceeds after deducting estimated underwriting discounts and estimated offering expenses and repayment of approximately $    million of indebtedness under our term loan, including related fees, approximately $    million of indebtedness under our revolving credit facility and approximately $    million of indebtedness under one real estate and three equipment loans, including related fees. This represents an immediate increase in net tangible book value of $     per share to existing stockholders and an immediate dilution of $     per share to new investors purchasing shares of common stock in this offering. If the initial public offering price is higher or lower, the dilution to investors will be greater or less. The following table illustrates this per share dilution.

Assumed initial public offering price per share		$

Net tangible book value per share as of December 30, 2001	$ 0.62

Increase in net tangible book value per share attributable to new investors

Pro forma net tangible book value per share after the offering

Dilution per share to new investors		$

The following table summarizes the difference between the existing stockholders and new stockholders with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid. The information is presented as of December 30, 2001 and is based on an assumed initial public offering price of $     per share, before deducting the underwriting discount and commissions and our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	29,261,906%		$53,464,958%		$1.83
New stockholders

Total		100%		$100%

The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on December 30, 2001 and exclude      shares of common stock reserved for issuance under our stock option plans, of which 4,097,600 shares were subject to options outstanding on December 30, 2001, at a weighted average exercise price of $2.02 per share, and     shares of common stock reserved for issuance under our employee stock purchase plan. The issuance of common stock in connection with these plans will result in further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table contains selected consolidated financial and operating data. Statement of income and balance sheet data for each fiscal year is derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Year Ended
	1997	1998	1999	2000(1)	2001
	(in thousands, except per share data, restaurant-related data and footnotes)
Statement of Income Data:
Revenue:
Restaurant	$108,604	$110,953	$121,430	$180,413	$214,963
Franchise royalties and fees	7,078	7,193	8,249	8,247	9,002
Rent revenue	36	69	333	510	520

Total revenues	115,718	118,215	130,012	189,170	224,485

Costs and expenses:
Restaurant operating costs:
Cost of sales	28,471	27,679	30,159	43,945	50,914
Labor	40,261	39,089	43,504	64,566	74,854
Operating	16,550	17,382	19,429	27,960	33,195
Occupancy	6,433	6,379	7,998	11,519	14,785
Restaurant closures and impairment	6,342	140	(330)	1,302	36
Depreciation and amortization	7,135	5,008	5,394	8,065	10,491
General and administrative	10,974	13,578	13,434	17,116	16,845
Franchise development	870	1,982	2,508	3,386	3,704
Pre-opening costs	159	—	771	2,506	921

Total costs and expenses	117,195	111,237	122,867	180,365	205,745

Income (loss) from operations	(1,477)	6,978	7,145	8,805	18,740
Other (income) expense:
Interest expense	4,785	4,460	4,156	6,482	7,850
Interest income	(127)	(282)	(186)	(742)	(746)
Other expense	559	595	391	191	190

Total other expense	5,217	4,773	4,361	5,931	7,294

Income (loss) before income taxes	(6,694)	2,205	2,784	2,874	11,446
(Provision) benefit for income taxes(2)	(1,899)	33	1,596	12,557	(3,722)

Net income (loss)(2)	$(8,593)	$2,238	$4,380	$15,431	$7,724
Net income (loss) per common share(2)
Basic	$(1.04)	$0.27	$0.51	$0.71	$0.26
Diluted	$(1.04)	$0.27	$0.51	$0.71	$0.26
Shares used in computing net income per common share
Basic	8,255	8,419	8,617	21,587	29,248
Diluted	8,255	8,419	8,617	21,587	29,684
Selected Operating Data:
System-wide restaurants open at end of year	128	131	144	164	182
Company-owned restaurants open at end of year	46	44	46	73	77
Average annual comparable company-owned restaurant sales(3)	$2,309	$2,496	$2,664	$2,890	$3,020
Comparable company-owned restaurant sales increase(3)	9.2%	4.9%	5.8%	6.9%	2.0%
Restaurant-level operating profit(4)	$16,889	$20,424	$20,340	$32,423	$41,215
EBITDA(5)	5,658	11,986	12,539	16,870	29,231
EBITDA margin(5)	4.9%	10.1%	9.6%	8.9%	13.0%

	Fiscal Year
	1997	1998	1999	2000	2001
Balance Sheet Data:
Cash and cash equivalents	$3,414	$5,645	$5,176	$8,317	$18,992
Total assets(1)	52,555	55,338	70,706	141,184	155,041
Long-term debt, including current portion	58,418	57,509	66,120	78,413	80,087
Total stockholders’ equity (deficit)(1)	(22,248)	(19,291)	(14,861)	39,773	47,578

(1)
In May 2000, we purchased all of the outstanding capital stock of one of our franchisees, The Snyder Group Company, for approximately $23.7 million plus liabilities assumed of $20.0 million, thereby acquiring 14 restaurants and significantly changing our capital structure. See the financial statements of The Snyder Group Company and the related notes included elsewhere in this prospectus.

In addition, in May 2000, we sold 12,500,000 shares of our common stock to affiliates of Quad-C, a private equity firm, for $25.0 million. The proceeds were used to pay off debentures and promissory notes, as well as pay down bank debt and fund new restaurant construction.

(2)
Net income in 1999 included a benefit for income taxes of $1.6 million and net income in 2000 included a benefit for income taxes of $12.6 million, in each case as a result of the reversal of previously recorded deferred tax asset valuation allowance. Due to our improved profitability, the deferred tax asset valuation allowance was reversed because it became more likely than not that the deferred tax asset would be realized in the future.

(3)
Company-owned restaurants become comparable in the first period following the first full fiscal year of operations. For example, the restaurants we acquired in May 2000 from The Snyder Group Company will be included in comparable company-owned restaurants in 2002.

(4)	We define restaurant-level operating profit to be restaurant sales minus restaurant operating costs, excluding restaurant closures and impairment costs.
(5)
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is another measure commonly used to evaluate operating performance. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity. EBITDA as presented may not be comparable to other similarly titled measures of other companies. EBITDA margin is calculated as EBITDA divided by total revenues. The following table sets forth our calculation of EBITDA:

	1997	1998	1999	2000	2001
	(in thousands)
Income (loss) from operations	($1,477)	$6,978	$7,145	$8,805	$18,740
Depreciation and amortization	7,135	5,008	5,394	8,065	10,491

EBITDA	$5,658	$11,986	$12,539	$16,870	$29,231

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

As of March 24, 2002, we owned and operated 87 casual dining restaurants under the name “Red Robin® America’s Gourmet Burgers & Spirits®” in 12 states and had 97 additional restaurants operating under franchise or license agreements in 19 states and Canada. During our more than 33 years of operating history, we believe we have developed strong brand awareness and demonstrated the appeal of our concept in a wide variety of geographic areas.

We opened our first restaurant in 1969 in Seattle, Washington. In 1985, Skylark Co., Ltd., a large publicly-traded restaurant company based in Japan, purchased a majority interest in our company. At that time, we had seven company-owned restaurants and 15 franchised restaurants.

During the 11-year period following Skylark’s investment, we expanded aggressively by opening or purchasing from franchisees 56 restaurants, but we were unable to establish a focused and consistent concept or profitable operating results at our restaurants. As a result, we experienced slower sales growth than our franchised restaurants. In an attempt to improve our operating results, we implemented several changes in management but were unable to find a successful management team. During this period, we also closed seven of these 56 restaurants.

By 1995, average restaurant sales at company-owned restaurants were 22.6% below our United States franchisees’ average restaurant sales. Despite the problems we were experiencing, our leading franchisee at the time, The Snyder Group Company, led by Mike Snyder, continued to expand profitably by staying focused on our core menu of gourmet burgers and emphasizing superior guest service, dining experience and profitability.

In 1996, Skylark named Mike Snyder to the position of president, and granted him a minority ownership interest in our company. Under his leadership, we implemented a number of turnaround initiatives, including strengthening our gourmet burger concept, recruiting a new management team, upgrading management information systems, streamlining in-restaurant operations and improving guest service. We closed ten under performing restaurants between 1996 and March 1998. These closures resulted in costs and impairments of approximately $14.5 million in 1996 and $6.3 million in 1997, and enabled us to improve our infrastructure and to focus on successful locations.

In 1997 and 1998, we did not open any new restaurants. Instead, we continued to focus on operational improvements, the development of our service-oriented culture, and improving the profitability at our existing restaurants. During this time, our operating results improved from a loss before income taxes of $22.2 million in 1996 to income before incomes taxes of $2.2 million in 1998. In 1999, we opened four new restaurants, and our income before income taxes grew to $2.8 million.

In May 2000, we completed a recapitalization of our company. We acquired Mike Snyder’s 14-unit franchise company, The Snyder Group Company, in exchange for equity, cash and notes. In addition, Quad-C, a private equity firm whose principals have substantial experience in the restaurant industry, made an equity investment of $25.0 million in our company through its affiliates. As a result of these two transactions, Quad-C became our largest stockholder and Mike Snyder acquired a significant equity interest in our company.

In the last three years, we have instituted a disciplined growth plan and focused largely on further penetrating our existing markets. During 2000 and 2001, we opened 21 new company-owned restaurants. In 2002, we intend to relocate one restaurant and open approximately ten new company-owned restaurants, in addition to the acquisition of ten franchised restaurants completed in January and February.

In early 2001, we implemented a number of initiatives which were focused on improving our performance in each major cost category on our operating statement. The improvement in restaurant operating results, combined with these cost savings, improved EBITDA margins from 8.9% in 2000 to 13.0% in 2001.

Overall, as a result of the turnaround initiatives and the growth and cost-control strategies implemented by Mike Snyder beginning in 1996, we have increased average restaurant sales at our comparable company-owned restaurants from $2.1 million in 1995 to $3.0 million in 2001, and have expanded restaurant-level operating profit margins from 13.0% in 1995 to 19.2% in 2001.

Critical accounting policies and estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on various other factors that are believed to be reasonable.

Accounts significantly impacted by estimates and assumptions include, but are not limited to, franchise receivables, assets held for sale, fixed asset lives, goodwill, intangible assets, income taxes, self-insurance and worker’s compensation reserves, closed restaurant reserves, utilities, and contingencies and litigation.

We believe that the following represent our more critical accounting policies and estimates used in the preparation of our consolidated financial statements, although not inclusive.

Revenue recognition—franchise operations

We typically grant franchise rights to private operators for a term of 20 years, with the right to extend the term for an additional ten years if certain conditions are satisfied. We provide management expertise, training, pre-opening assistance and restaurant operating assistance in exchange for area development fees, franchise fees, license fees and royalties of 3.0% to 4.0% of the franchised restaurant’s adjusted sales. Franchise fee revenue from individual franchise sales is recognized when all material obligations of and initial services to be provided by us have been performed, generally upon the opening of the restaurant. Until earned, these fees are accounted for as deferred revenue, a liability. Area franchise fees are dependent upon the number of restaurants in the territory as are our obligations under the area franchise agreement. Consequently, as our obligations are met, area franchise fees are recognized proportionately with the opening of each new restaurant. Royalties are accrued as earned, and are calculated each period based on the reporting franchisee’s adjusted sales.

Valuation of long-lived assets

In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, management assesses for impairment both those assets for which management has committed to a plan of disposal and long-lived assets to be held and used in continuing operations whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We will recognize an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset as determined by discounted cash flows or appraisals, if available. As of December 30, 2001, we had not adopted the Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Effective in 2002, we will adopt Financial Accounting Standards No. 142 and Financial Accounting Standards No. 144. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Recent Accounting Developments.”

Income taxes

We recognize deferred tax liabilities and assets for the future consequences of events that have been recognized in our consolidated financial statements or tax returns. In the event the future consequences of differences between financial reporting bases and tax bases of our assets and liabilities result in a deferred tax asset, an evaluation is made of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Measurement of the deferred items is based on enacted tax laws. Due to our improved profitability, in 1999 and 2000, we reversed a valuation allowance on deferred taxes due to management’s conclusion that it was more likely than not that we would realize a net operating loss carryforward to offset future taxes. As of December 31, 2000, we had no valuation allowance for deferred taxes.

Our accounting policies are more fully described in note 1 to our consolidated financial statements included elsewhere in this prospectus.

Financial definitions

Revenues.     Our revenues are comprised of restaurant sales, franchise royalties and fees and rent. Our restaurant sales are comprised almost entirely of food and beverage sales. In 2001, alcohol sales represented 9.5% of restaurant sales. Our franchise royalties and fees represented 4.0% of our total revenues in 2001 and consisted primarily of royalty income and initial franchise fees. Rent revenue is comprised of rents received from leasing properties to franchisees and others. In 2001, rent revenue accounted for 0.2% of our total revenues.

Cost of sales; labor; operating; and occupancy.     Cost of sales is composed of food and beverage expenses. The components of cost of sales are variable and increase with sales volume. Labor costs include direct hourly and management wages, bonuses, taxes and benefits for restaurant team members. Operating and occupancy costs include restaurant supplies, marketing costs, fixed rent, percentage rent, common area maintenance charges, utilities, real estate taxes, repairs and maintenance and other related costs. Operating and occupancy costs generally increase with sales volume but decline as a percentage of restaurant sales.

Depreciation and amortization.     Depreciation and amortization principally includes depreciation on capital expenditures for restaurants. Pre-opening costs, which are expensed as incurred, consist of the costs of hiring and training the initial work force, travel, the cost of food and beverages used in training, marketing costs and other direct costs related to the opening of a new restaurant.

General and administrative.     General and administrative costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate our future growth. Components of this category include management, supervisory and staff salaries, bonuses and related employee benefits, travel, information systems, training, corporate rent, professional and consulting fees and marketing costs.

Franchise development.     Franchise development costs include corporate and administrative costs that support franchise operations, including menu development, site selection and prototype plans for new restaurants, marketing services and analysis, franchise team member training, equipment and food purchasing and franchise bad debts. These costs also include ongoing franchise site visits, meetings and conferences, financial studies and analysis and other operational assistance as necessary.

Comparable restaurant sales.     In calculating company-owned comparable restaurant sales, restaurants become comparable in the first period following the first full fiscal year of operations. As of March 24, 2002, we had 70 company-owned restaurants that met this criteria.

Results of operations

Our operating results for 1999, 2000 and 2001 are expressed as a percentage of total revenues below, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant sales:

	Fiscal Year Ended
	1999	2000	2001
Revenue:
Restaurant	93.4%	95.4%	95.8%
Franchise royalties and fees	6.3	4.3	4.0
Rent revenue	0.3	0.3	0.2

Total revenues	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	24.8	24.4	23.7
Labor	35.8	35.8	34.8
Operating	16.0	15.5	15.4
Occupancy	6.6	6.4	6.9
Restaurant closures and impairment	(0.3)	0.7	—

Total restaurant operating costs	82.9	82.8	80.8
Depreciation and amortization	4.1	4.3	4.7
General and administrative	10.3	9.0	7.5
Franchise development	1.9	1.8	1.6
Pre-opening costs	0.6	1.3	0.4

Income from operations	5.5	4.7	8.3
Other (income) expense:
Interest expense	3.2	3.4	3.5
Interest income	(0.1)	(0.4)	(0.3)
Other expense	0.3	0.1	0.1

Total other expense	3.4	3.1	3.2

Income before income taxes	2.1	1.5	5.1
(Provision) benefit for income taxes	1.2	6.6	(1.7)

Net income	3.4%	8.2%	3.4%

2001 (52 Weeks) compared to 2000 (53 Weeks)

Total revenues.     Total revenues increased by $35.3 million, or 18.7%, to $224.5 million in 2001 from $189.2 million in 2000 due to a $34.6 million increase in restaurant sales and a $765,000 increase in franchise and other revenues. The increase in restaurant sales was due to $17.6 million in additional sales from a full year of operations for the 15 restaurants that opened in 2000, $15.7 million in restaurant sales from a full year of operations for the 13 remaining restaurants we acquired from The Snyder Group Company in 2000 and operated all of 2001, $6.7 million in sales derived from the six restaurants opened in 2001 and $2.5 million from comparable company-owned restaurant sales increases of 2.0%. This increase in restaurant sales was offset by two restaurant closures in 2001 and two restaurant closures in 2000 that contributed an additional $3.7 million more in revenue in 2000 than in 2001. The increase in restaurant sales was also offset by the impact of one additional week of sales in 2000 that contributed $4.3 million of revenue in 2000. The increase in comparable company-owned restaurant sales was driven primarily by an increase in the average guest check of approximately 2.3% compared to 2000, which was partially offset by a 0.3% decrease in guest counts. Franchise royalties and fees growth was due to 16 new franchise restaurants that opened in 2001 and a full year of operations for the ten franchise restaurants that opened in 2000. Rent revenue did not significantly change in 2001 from 2000.

Cost of sales.    Cost of sales increased by $7.0 million, or 15.9%, to $50.9 million in 2001 from $43.9 million in 2000 due primarily to more restaurants being operated in 2001. Cost of sales as a percentage of restaurant sales decreased to 23.7% in 2001 from 24.4% in 2000. This reduction in cost of sales as a percentage of restaurant sales was primarily a result of management initiatives to reduce the cost of food and beverage products and improve margins. The reduction of food and beverage costs was achieved by lowering product cost through favorable price changes, entering into more favorable long-term contracts and decreasing waste in the restaurants.

Labor.    Labor expenses increased by $10.3 million, or 15.9%, to $74.9 million in 2001 from $64.6 million in 2000 due primarily to more restaurants being operated in 2001. Labor expenses as a percentage of restaurant sales decreased to 34.8% in 2001 from 35.8% in 2000. The decrease in labor as a percentage of restaurant sales was primarily due to management focus and the use of new tools to reduce excessive staffing levels, particularly at the new restaurants opened in 2000 and 2001. This reduction was achieved despite minimum wage increases in 2001 in Washington and California that increased our average hourly wage.

Operating.    Operating expenses increased by $5.2 million, or 18.7%, to $33.2 million in 2001 from $28.0 million in 2000 due primarily to more restaurants being operated in 2001. Operating expenses as a percentage of restaurant sales decreased to 15.4% in 2001 from 15.5% in 2000. Utility expenses were 3.1% of restaurant sales in 2001, 0.8% higher than 2000. Utility expenses were higher all over the country, but especially in Southern California, where electricity was significantly higher during certain periods in 2001 compared to 2000. To offset these uncontrollable increases, we were able to lower service and maintenance costs 0.5% through managing repairs, maintenance and service contracts more closely. We also lowered supply costs.

Occupancy.    Occupancy expenses increased by $3.3 million, or 28.4%, to $14.8 million in 2001 from $11.5 in 2000 due primarily to more restaurants being operated in 2001. Occupancy expenses as a percentage of sales increased to 6.9% in 2001 from 6.4% in 2000, primarily from higher occupancy expenses on new restaurants opened in 2001.

Restaurant closures and impairment.    Loss on restaurant closures and impairment decreased by $1.3 million to $36,000 in 2001 from $1.3 million in 2000. The loss in 2000 was due to the write down of one under performing restaurant. The loss in 2001 represented residual write down of value related to this restaurant.

Depreciation and amortization.    Depreciation and amortization increased $2.4 million, or 30.1%, to $10.5 million in 2001 from $8.1 million in 2000. The increase was primarily due to the additional depreciation on 15 new restaurants opened during 2000, additional depreciation on 13 restaurants acquired in 2000 and operated for a full year in 2001 and six new restaurants opened in 2001.

General and administrative.    General and administrative expenses decreased by $271,000, or 1.6%, to $16.8 million in 2001 from $17.1 million in 2000. General and administrative expenses as a percentage of total revenues decreased to 7.5% in 2001 from 9.0% in 2000. These decreases were primarily a result of our ability to capitalize on our infrastructure. In addition, we had lower costs due to a reduction of the number of managers in training from 2000.

Franchise development.    Franchise development expenses increased $318,000 to $3.7 million in 2001 from $3.4 million in 2000 but decreased as a percentage of total revenues to 1.6% in 2001 from 1.8% in 2000. The increase in franchise development expenses was due to franchisees opening 16 new restaurants in 2001 compared to opening ten restaurants in 2000.

Pre-opening costs.    Pre-opening costs decreased by $1.6 million to $921,000 in 2001 from $2.5 million in 2000. The decrease was due to opening six new restaurants in 2001 compared to opening 15 restaurants in 2000. Pre-opening costs per restaurant decreased to $154,000 in 2001 from $167,000 in 2000. This decrease was primarily due to opening restaurants in established markets, thereby incurring lower travel costs for trainers.

Interest expense.    Interest expense increased by $1.4 million, or 21.1%, to $7.9 million in 2001 from $6.5 million in 2000. The increase was primarily a result of new debt issued to GE Capital Corporation in 2001 for restaurants built in both 2001 and 2000, as well as higher interest rates under our credit facility with Finova Capital Corporation beginning in September 2000.

Interest income.    Interest income increased by $4,000 to $746,000 in 2001 from $742,000 in 2000. Interest income as a percentage of total revenues was 0.3% in 2001 and 0.4% in 2000.

Other expense.    Other expense, which principally includes holding costs associated with real estate held for sale, did not significantly change in 2001 from 2000. Other expense as a percentage of total revenues was 0.1% in both 2001 and 2000.

Income before income taxes.    Income before income taxes increased $8.6 million, or 298.3%, to $11.4 million in 2001 from $2.9 million in 2000 due to increased sales and proportionately lower operating and general and administrative costs.

(Provision) benefit for income taxes.    Income tax expense in fiscal year 2001 was 32.5% of income before taxes. In 2000, we realized a significant tax benefit due to the reversal of $13.1 million of valuation allowances previously provided against deferred tax assets. These valuation allowances were recorded in prior years when we were not profitable. Upon returning to profitability, we reversed these valuation allowances. This resulted in a tax benefit of $12.6 million in 2000 compared to a tax expense of $3.7 million in 2001.

Net income.    Net income decreased by $7.7 million, or 50.0%, to $7.7 million in 2001 from $15.4 million in 2000. Net income as a percentage of total revenues decreased to 3.4% in 2001 from 8.2% in 2000. The decrease was due primarily to the income tax benefit of $12.6 million in 2000 and the income tax expense of $3.7 million in 2001. This tax effect was offset by an increase in income before income taxes of $8.6 million.

2000 (53 Weeks) compared to 1999 (52 Weeks)

Total revenues.    Total revenues increased by $59.2 million, or 45.5%, to $189.2 million in 2000 from $130.0 million in 1999. The increase was due almost entirely to the increase in restaurant sales of $59.0 million. The increase in restaurant sales was due to $27.7 million in additional restaurant sales from the 14 restaurants we acquired from The Snyder Group Company in 2000, $16.5 million in sales from 15 restaurants that opened in 2000, $4.3 million from the impact of an additional operating week in 2000, $5.7 million of additional sales from four restaurants opened in 1999 and $7.5 million from comparable company-owned restaurant sales increases of 6.9%. This increase in restaurant revenue was offset by two restaurant closures in 2000 and two restaurant closures in 1999 that contributed $2.7 million more in 1999 than in 2000. The increase in comparable company-owned restaurant sales was driven by an increase in guest counts of approximately 4.8% and an increase in the average guest check of approximately 2.1% compared to 1999. Franchise royalties and fees were unchanged in 2000 from 1999. Rent revenue increased $177,000 to $510,000 in 2000 from $333,000 in 1999. We entered into two new leases of properties to franchisees in 1999. Those leases were in effect for all of 2000, but only seven months of 1999, which accounted for the increase.

Cost of sales.    Cost of sales increased by $13.8 million, or 45.7%, to $43.9 million in 2000 from $30.2 million in 1999 due primarily to more restaurants being operated in 2000. Cost of sales as a percentage of restaurant sales decreased to 24.4% in 2000 from 24.8% in 1999. This reduction was primarily a result of management initiatives to reduce the cost of food and beverage products and improve margins.

Labor.    Labor expenses increased by $21.1 million, or 48.4%, to $64.6 million in 2000 from $43.5 million in 1999 due primarily to more restaurants being operated in 2000. Labor expenses as a percentage of restaurant sales was unchanged at 35.8% in 2000 and 1999. Labor remained unchanged as a percentage of restaurant sales despite large increases in the minimum wage in Washington and Oregon. We made improvements in managing labor costs, which offset the minimum wage increase.

Operating.    Operating expenses increased by $8.5 million, or 43.9%, to $28.0 million in 2000 from $19.4 million in 1999 due primarily to more restaurants being operated in 2000. Operating expenses as a percentage of restaurant sales decreased to 15.5% in 2000 from 16.0% in 1999. The decrease was due primarily to better control of services and maintenance costs at the restaurants.

Occupancy.    Occupancy expenses increased by $3.5 million, or 44.0%, to $11.5 million in 2000 from $8.0 million in 1999 due primarily to more restaurants being operated in 2000. Occupancy expenses as a percentage of restaurant sales decreased to 6.4% in 2000 from 6.6% in 1999. Occupancy expenses were slightly lower as a percentage of restaurant sales due primarily to additional sales from the extra week in 2000, with no related increase in base rent.

Restaurant closures and impairment.    Loss on restaurant closures and impairments increased by $1.6 million to $1.3 million in 2000 from a gain of $330,000 in 1999. The increase was due to the write down of one under performing restaurant in 2000, while we had a change in the estimate of restaurant closure costs in 1999.

Depreciation and amortization.    Depreciation and amortization increased $2.7 million, or 49.5%, to $8.1 million in 2000 from $5.4 million in 1999. The increase was due to the depreciation on 15 new restaurants opened during 2000, the depreciation on the 14 restaurants acquired in 2000, and the additional depreciation on the four new restaurants opened in 1999 and operated for a full year in 2000.

General and administrative.    General and administrative expenses increased by $3.7 million, or 27.4%, to $17.1 million in 2000 from $13.4 million in 1999. This increase was due to costs incurred to support 15 restaurants opened in 2000 and the acquisition of 14 restaurants in 2000. General and administrative expenses as a percentage of total revenues decreased to 9.0% in 2000 from 10.3% in 1999. The decrease was primarily a result of our ability to capitalize on our infrastructure.

Franchise development.    Franchise development expenses increased $878,000 to $3.4 million in 2000 from $2.5 million in 1999, but decreased as a percentage of total revenues to 1.8% in 2000 from 1.9% in 1999. The increase in franchise development expenses was partially due to adding team members and designating selected managers on a full time basis to assist our franchisees in improving their results. In 2000, we also wrote off almost $600,000 more of bad debt expense of royalties and rent than in 1999 due to one franchisee, who became insolvent.

Pre-opening costs.    Pre-opening costs increased by $1.7 million to $2.5 million in 2000 from $771,000 in 1999. The increase was due to opening 15 new restaurants in 2000 compared to opening four restaurants in 1999. Pre-opening costs per restaurant opening decreased to $167,000 in 2000 from $192,500 in 1999. In 1999, we opened our first new restaurant since 1996. In 2000, we implemented cost controlling efforts based on our experience in 1999.

Interest expense.    Interest expense increased by $2.3 million, or 56.0%, to $6.5 million in 2000 from $4.2 million in 1999. The increase was primarily a result of new debt issued in 2000 for 15 new restaurants built, and a full year of interest on debt issued to build four new restaurants in 1999.

Interest income.    Interest income increased by $556,000 in 2000 to $742,000 of income in 2000 from $186,000 in 1999. Interest income as a percentage of total revenues was 0.4% in 2000 and 0.1% in 1999. The increase in income was due to an increase in interest income of $556,000 due to earnings from the cash infused by Quad-C’s equity investment through its affiliates.

Other expense.    Other expense, which principally includes holding costs associated with real estate held for sale, decreased by $200,000 in 2000 to $191,000 from $391,000 in 1999. Other expense as a percentage of total revenues decreased to 0.1% in 2000 from 0.3% in 1999.

Income before income taxes.    Income before income taxes increased $90,000, or 3.2%, to $2.9 million in 2000 from $2.8 million in 1999. Increased restaurant sales and proportionately lower operating and general and administrative expenses in 2000 were offset by higher pre-opening costs from more new restaurant openings than in 1999.

(Provision) benefit for income taxes.    We recognized a benefit for income tax of $12.6 million in 2000 and $1.6 million in 1999, despite having earned income before income taxes. These benefits differed from the amount of income tax expense that would be expected by applying statutory tax rates because of the reversal of previously recorded valuation allowances related to our deferred income tax assets. These valuation allowances were recorded in prior years when we were not profitable. Upon returning to profitability, we reversed these valuation allowances. The reversals totalled $13.1 million in 2000 and $2.3 million in 1999.

Net income.    Net income increased by $11.1 million, or 252.3%, to $15.4 million in 2000 from $4.4 million in 1999. Net income as a percentage of total revenues increased to 8.2% in 2000 from 3.4% in 1999. The increase was primarily due to the increased income tax benefit received in 2000 as a result of the reduction in the previously provided deferred income tax asset valuation allowance.

Potential fluctuations in quarterly results and seasonality

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, including:

•	the timing of new restaurant openings and related expenses;

•	restaurant operating costs and pre-opening costs for our newly-opened restaurants, which are often materially greater during the first several months of operation than thereafter;

•	labor availability and costs for hourly and management personnel;

•	profitability of our restaurants, especially in new markets;

•	franchise development costs;

•	increases and decreases in comparable restaurant sales;

•	impairment of long-lived assets, including goodwill, and any loss on restaurant closures;

•	general economic conditions;

•	changes in consumer preferences and competitive conditions; and

•	fluctuations in commodity prices.

Our business is also subject to seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the summer months and winter holiday season. As a result, our quarterly and annual operating results and comparable restaurant sales may fluctuate significantly as a result of seasonality and the factors discussed above. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease.

Liquidity and capital resources

Our primary liquidity and capital requirements have been for new restaurant construction, working capital and general corporate needs. Prior to May 2000, our main sources of liquidity and capital were cash flows from operations and borrowings under three lines of credit with Shinsei Bank, Ltd., Dai-Ichi Kangyo Bank, and Fiji Bank, Ltd. In May 2000, Quad-C, through its affiliates, made a $25.0 million equity investment in our company, which we used to pay down part of the lines of credit. At that same time, we issued $9.2 million in debentures and approximately $1.8 million in promissory notes for the purchase of The Snyder Group Company.

In September 2000, we entered into a $50.0 million term loan with Finova Capital Corporation that allowed us to retire the remaining balances of the three revolving lines of credit described above and to retire the debentures and promissory notes issued in conjunction with our acquisition of The Snyder Group Company. The Finova Capital term loan bears interest at a fixed rate of 9.9% and is paid in equal monthly installments with the final payment due September 1, 2012. The term loan requires that we maintain a minimum debt service coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. The Finova Capital term loan also contains covenants that, subject to specified exceptions, restrict our ability to incur additional debt, incur liens, engage in mergers or acquisitions, incur contingent liabilities, make dividends or distributions, pay indebtedness for borrowed money, make investments or loans and sell assets, develop new restaurants, change facility sites, sell or transfer assets, amend specified agreements, acquire additional properties, issue capital stock and engage in transactions with affiliates. As of the date of this prospectus, we are in compliance with all financial ratios and covenants. The Finova Capital term loan is secured by a first security priority in substantially all of our assets and a pledge of the common stock of Red Robin International, Inc. We intend to use approximately $        million of the proceeds of this offering to repay the outstanding amounts under this term loan, including a 4.0% pre-payment penalty.

Between December 2000 and April 2000, we entered into real estate and equipment loans with General Electric Capital Corporation. As of December 30, 2001, we had $9.9 million outstanding under the real estate and equipment loans with GE Capital. These loans bear interest at the 30-day commercial paper rate, plus 3.5% and mature between May 1, 2006 and April 1, 2016 and are secured by buildings, equipment and improvements on ten properties. In addition, from time to time, we have entered into real estate and equipment loans with various parties, including Captec Financial Group, with interest rates ranging from 2.1% to 13.4% and having varying maturity dates. As of December 30, 2001, we had $22.9 million outstanding under these real estate and equipment loans with various parties, including Captec. The GE Capital loans, together with certain of our other loans, require that we maintain a maximum debt to net worth ratio, a minimum debt coverage ratio, a minimum EDITDA ratio and a maximum funded indebtedness ratio. As of the date of this prospectus, we are in compliance with all of these financial ratios. We intend to use approximately $            million of the proceeds of this offering to repay the outstanding amounts under one real estate loan with Captec, two equipment loans with Captec and one equipment loan with GE Capital, including related fees.

In April 2002, we entered into a credit agreement with U.S. Bank National Association for a revolving credit facility of up to $10.0 million to fund short-term capital needs for the construction and acquisition of new restaurants and for general corporate purposes, including working capital. Amounts up to the maximum may be borrowed and repaid through March 31, 2003, when all outstanding principal will be due. Loans outstanding under the U.S. Bank credit agreement bear interest at LIBOR plus 3.0%, payable monthly, in arrears. Within 30 days following the consummation of this offering, we are required to reduce the outstanding balance on this loan to zero for a period of 60 days. Following the end of this 60-day period, we will be able to borrow and repay amounts up to the maximum through March 31, 2003. Collateral for the U.S. Bank credit agreement is a first lien on personal tangible and intangible property at 14 of our restaurant sites, including a fee interest in three properties to be developed in 2002. The U.S. Bank credit agreement requires that we maintain a maximum cash flow leverage ratio and a minimum fixed charge coverage ratio as well as a minimum tangible net worth requirement and a liquidity requirement. This credit agreement also contains covenants that, subject to specified exceptions, restrict our ability to incur debt, create various liens, engage in mergers or acquisitions, sell assets, and enter into non-subordinated debt. As of the date of this prospectus, we are in compliance with all of these financial ratios and covenants. We intend to use approximately $            million of the proceeds of this offering to repay the outstanding amounts under this revolving credit facility.

Net cash provided by operating activities was $25.5 million in 2001 and $8.1 million in 2000. The approximate $17.4 million increase from 2000 to 2001 was primarily a result of improved restaurant operating profits obtained while holding corporate overhead costs steady. Furthermore, we experienced a reduction in accounts and income taxes receivable, an increase in trade payables and accrued liabilities, and lower non-cash adjustments to net income in 2001 that also led to increased cash flows in 2001.

Net cash used by investing activities was $16.4 million in 2001 and $20.9 million in 2000, and primarily related to capital expenditures for new restaurant openings, remodels of existing restaurants and the acquisition of The Snyder Group Company. In 2001, we opened six new restaurants for a total cost of $9.0 million, spent approximately $4.5 million on remodels and capital maintenance, paid $1.6 million for new 2000 restaurant construction and spent $3.7 million on restaurants that will open in 2002. In 2000, we opened 15 new restaurants at a cost of approximately $16.0 million and spent approximately $4.0 million on remodels and capital maintenance. We also paid $12.5 million for the purchase of The Snyder Group Company in 2000. During the first quarter of 2002, we spent $10.3 million for the acquisition of Western Franchise Development, Inc. and the assets of three restaurants from Le Carnassier LLC, and $2.2 million for new restaurant construction, remodels and capital maintenance. Throughout the remainder of 2002, we expect to spend approximately $13.0 to $14.0 million for ten new restaurants and one restaurant relocation and approximately $3.0 to $4.0 million for restaurant remodels and capital maintenance.

Net cash provided by financing activities was $1.5 million in 2001 and $15.9 million in 2000. Net financing activities in 2001 consisted primarily of new borrowings from GE Capital offset by principal payments on long-term debt and capital leases. Net financing activities in 2000 were the result of the equity investment by affiliates of Quad-C of $25.0 million for 12,500,000 shares of our common stock, net of offering costs of $1.3 million, offset primarily by the retirement of the debentures and promissory notes issued in conjunction with The Snyder Group Company acquisition, and debt issuance costs for the term loan with Finova Capital. As a condition of the Quad-C transaction, we converted $4.5 million in debt owed to an affiliate of Skylark Co., Ltd. into 2,250,000 shares of our common stock.

We believe that the net proceeds of this offering, together with anticipated cash flows from operations and funds available from our revolving credit facility, will be sufficient to satisfy our working capital and capital expenditure requirements, including restaurant construction, pre-opening costs and potential initial operating losses related to new restaurant openings, for at least the next 12 months. Beyond the next 12 months, additional financing may be needed to fund working capital and capital expenditures. We are currently in discussions with lenders to enter into a new credit facility contingent upon the consummation of this offering. Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses or other events, including those described in “Risk Factors,” may cause us to need to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and results of operations. Additional equity financing may be dilutive to the holders of our common stock and debt financing, if available, may involve significant cash payment obligations and covenants and/or financial ratios that restrict our ability to operate our business.

Quantitative and qualitative disclosures about market risk

Our market risk exposures are related to our cash, cash equivalents and investments. We invest our excess cash in highly liquid short-term investments with maturities of less than one year. We anticipate using our net proceeds from this offering, after repayment of our debt obligations described in “Use of Proceeds,” in similar investment grade and highly liquid investments. These investments are not held for trading or other speculative purposes. Changes in interest rates affect the investment income we earn on our investments and, therefore, impact our cash flows and results of operations.

Under our secured term loans with GE Capital and revolving credit facility with U.S. Bank, we are exposed to market risk from changes in interest rates on borrowing, which bear interest at the 30-day commercial paper rate plus a fixed percentage of 3.0% to 3.5% under our loans with GE Capital and LIBOR plus a fixed percentage of 3.0% under our revolving credit facility with U.S. Bank. We have not made any borrowings under our U.S. Bank revolving credit facility. At the end of 2001, we had $12.1 million of variable rate borrowings under our loans with GE Capital and a 1.0% change in the 30-day commercial paper rate would have resulted in interest expense fluctuating approximately $121,000. At the end of 2000, we had $7.6 million of variable rate borrowings under our loans with GE Capital and a 1.0% change in the 30-day commercial paper rate would have resulted in interest expense fluctuating approximately $76,000. Primarily all of our transactions are conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to foreign currency risk.

Many of the food products purchased by us are affected by changes in weather, production, availability, seasonality and other factors outside our control. In an effort to control some of this risk, we have entered into some fixed price purchase commitments with terms of no more than a year. In addition, we believe that almost all of our food and supplies are available from several sources, which helps to control food commodity risks.

Inflation

The primary inflationary factors affecting our operations are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. Many of our leases require us to pay taxes, maintenance, repairs, insurance and utilities, all of which are generally subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

Recent accounting developments

        On January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS No. 133. SFAS No. 133 requires derivative instruments to be recorded in the balance sheet at their fair value with changes in fair value being recognized in earnings unless specific hedge accounting criteria are met. Our adoption of SFAS No. 133 in 2001 did not have a material impact on our consolidated financial statements.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS No. 141. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001, eliminates the pooling-of-interests method and modifies the criteria for recognition of intangible assets. We have adopted SFAS No. 141 effective in 2002. Such adoption will result in the reclassification of the carrying amount of workforce assets totaling approximately $1.2 million to goodwill.

Beginning in 2002, we are subject to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. Under the provisions of SFAS No. 142, goodwill and certain intangibles are no longer subject to amortization over their estimated useful life. Instead, impairment is assessed on an annual basis (or more frequently if circumstances indicate a possible impairment) by means of a fair-value-based test. In 2001, we had approximately $1.7 million in amortization related to goodwill and certain intangibles. Beginning in 2002, these assets will no longer be amortized. We have not assessed the impact of the initial impairment analysis on our consolidated financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 is effective beginning in 2002, but is not expected to have a material impact on our consolidated financial statements.

BUSINESS

Overview

We are a leading casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. As of March 24, 2002, we owned and operated 87 restaurants in 12 states, and had 97 additional restaurants operating under franchise or license agreements in 19 states and Canada.

Our menu is centered around our signature product, the gourmet burger, which we make from beef, chicken, veggie, fish, turkey and pot roast and serve in a variety of recipes. We offer a wide selection of toppings for our gourmet burgers, including fresh guacamole, roasted green chilies, honey mustard dressing, grilled pineapple, crispy onion straws, sautéed mushrooms and a choice of six different cheeses. In addition to our gourmet burgers, which accounted for approximately 44.0% of our total food sales in 2001, we also serve an array of other food items that are designed to appeal to a broad group of guests, including salads, soups, appetizers, other entrees such as rice bowls and pasta, desserts and our signature Mad Mixology® alcoholic and non-alcoholic specialty beverages.

Our restaurants are designed to create a fun and memorable dining experience in a family-friendly atmosphere and provide our guests with an exceptional dining value. Our concept attracts a broad guest base by appealing to the entire family, particularly women, teens, tweens and children. Our mascot “Red” appeals to toddlers, and our carousel horses, televisions in the floors, three dimensional art and humorous posters appeal to children of all ages. We believe that our quick meal preparation, upbeat, popular music and enthusiastic team members enable us to achieve high sales productivity and create a sense of activity and excitement. All of our menu items are designed to be delivered to guests in a time-efficient manner, and we have a per person average check of approximately $10.00, which includes alcoholic beverages.

To increase guest traffic, we locate our restaurants near high activity areas such as retail centers, big box shopping centers and entertainment centers. Women, teens and tweens are extremely attractive consumers to real estate developers in these types of locations as they often strive to attract a similar consumer base to ours. We believe that these individuals are the primary visitors to the high activity areas where our restaurants are located and are predominantly responsible for family dining decisions. Recent data from independent sources indicates that we have 40.0% more guests in the highly desirable under 18 consumer segment than major casual dining bar and grill chains, and that we have more guests under 18 than major fast food burger competitors. We believe our unique guest demographic mix provides us with a major competitive advantage over other casual dining chains and fast food restaurants, enhancing our ability to enter into real estate locations favorable to us.

We believe that the appeal of our imaginative, high quality product offering, our fun, family-friendly atmosphere, and our ability to operate in a wide variety of real estate formats and geographic locations have created an attractive restaurant model, providing us with significant opportunities for continued growth through both new company-owned and franchised restaurants.

History

Our history

In 1969, we opened our first restaurant in Seattle, Washington near the University of Washington campus. In 1979, Mike Snyder and his brother, Steve Snyder, opened our first franchised Red Robin restaurant in Yakima, Washington.

In 1985, Skylark Co., Ltd., a large publicly-traded restaurant company based in Japan, purchased a majority interest in our company. At that time, we had seven company-owned restaurants and 15 franchised restaurants. Following Skylark’s investment, we expanded aggressively but were unable to establish a focused and consistent concept or profitable operating results at our restaurants. As a result, we experienced slower sales growth than our franchised restaurants. In an attempt to improve our operating results, we implemented several changes in management but were unable to find a successful management team. By 1995, average restaurant sales at company-owned restaurants were 22.6% below our United States franchisees’ average restaurant sales. Despite the problems we were experiencing, our leading franchisee at the time, The Snyder Group Company, led by Mike Snyder, continued to expand profitably by staying focused on our core menu of gourmet burgers and emphasizing superior guest service, dining experience and profitability.

In 1996, Skylark named Mike Snyder to the position of president, and granted him a minority ownership interest in our company. Under his leadership, we implemented a number of turnaround initiatives, including strengthening our gourmet burger concept, recruiting a new management team, upgrading management information systems, streamlining in-restaurant operations, improving guest service and closing ten under performing restaurants. As a result of these and other initiatives, we increased the average annual restaurant sales of our comparable company-owned restaurants from $2.1 million in 1995 to $3.0 million in 2001 and expanded restaurant-level operating profit margins from 13.0% in 1995 to 19.2% in 2001.

In 2000, we completed a recapitalization of our company to position our company for future growth. We acquired Mike Snyder’s 14-unit franchise company, The Snyder Group Company, in exchange for equity, cash and notes. In addition, Quad-C, a private equity firm whose principals have substantial experience in the restaurant industry, made an equity investment of $25.0 million in our company through its affiliates. As a result of these two transactions, Quad-C became our largest stockholder and Mike Snyder acquired a significant equity interest in our company.

Our corporate history

Red Robin Gourmet Burgers, Inc. was founded in September 1969. From September 1969 until December 1983, Red Robin operated as Red Robin Enterprises, Inc., a Washington corporation, and from December 1983 until June 1990, Red Robin operated as Red Robin International, Inc., a Washington corporation. In June 1990, Red Robin reincorporated in Nevada as Red Robin International, Inc., a Nevada corporation. In January 2001, our management formed Red Robin Gourmet Burgers, Inc., a Delaware corporation, to facilitate a reorganization of the company. The reorganization was consummated in August 2001, and since that time, Red Robin Gourmet Burgers, Inc. has owned all of the outstanding capital stock of Red Robin International, Inc. Our business is operated primarily through Red Robin International, Inc.

Concept and business strategy

Our objective is to be the leading gourmet burger and casual dining restaurant destination. To achieve our objective, we have developed the following strategies.

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Focus on key guiding principals, or “cornerstones,” that drive our success.    In managing our operations, we focus on four cornerstones that we believe are essential to our business. Our four cornerstones are:

— Values.    To enhance the dining experience of our guests, we strive to maintain our core values-honor, integrity, seeking knowledge and having fun.

— People.    We recognize that our team members are our strongest asset. We seek to hire high quality team members and provide them with comprehensive training programs to ensure that we deliver superior service to our guests.

— Burgers.    We strive to be the number one casual dining destination for gourmet burgers in the markets in which we operate.

— Time.    We believe in giving our guests the “gift of time.” Our service sequence is designed to consistently deliver every menu item in less than nine minutes, which allows guests to enjoy time-efficient lunches and dinners. We strive to provide guests with a 37-minute dining experience at lunch and 42 minutes at dinner.

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Offer high quality, imaginative menu items.    Our restaurants feature menu items that use imaginative toppings and showcase recipes that capture tastes and flavors that our guests do not typically associate with burgers, salads and sandwiches. We believe the success of our concept is due to our ability to interpret the latest food trends and incorporate them into our gourmet burgers, pastas, rice bowls, appetizers, salads, sandwiches and beverages. Our menu items are cooked to order, using high-quality, fresh ingredients and premium meats and based on unique recipes. One of our signature menu items is our Royal Red Robin Burger, which features a gourmet burger topped with a fried egg, along with bacon, cheese, lettuce, tomato and mayonnaise. We offer a wide selection of toppings for our gourmet burgers, including fresh guacamole, roasted green chilies, honey mustard dressing, grilled pineapple, crispy onion straws, sautéed mushrooms and a choice of six different cheeses. We serve all of our gourmet burgers and sandwiches with “bottomless” french fries.

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Create a fun, festive and memorable dining experience.    We promote an exciting, high-energy and family-friendly atmosphere by decorating our restaurant interiors with an eclectic selection of celebrity posters, three-dimensional artwork, carousel horses and statues of our mascot “Red.” We enhance the excitement and energy levels in our restaurants by placing televisions in our main dining areas, in our floors and in our bathrooms and by playing upbeat, popular music throughout the day.

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Provide an exceptional dining value with broad consumer appeal.    We offer generous portions of high quality, imaginative food and beverages for a per person average check of approximately $10.00, which includes alcoholic beverages. We believe this price-to-value relationship differentiates us from our competitors, many of whom have significantly higher average guest checks, and allows us to appeal to a broad base of consumers with a wide range of income levels. In addition to attracting families and groups, our restaurant features seating in the bar area, which is often used by our single diners. Our restaurants are popular during both the day and evening hours as evidenced by our almost equal split between lunch and dinner sales. We believe that our diverse menu further enhances our broad appeal by accommodating groups with different tastes.

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Deliver strong unit economics.    We believe our company-owned restaurants provide strong unit-level economics. In 2001, our comparable company-owned restaurants generated average sales of approximately $3.0 million and restaurant-level operating profit of approximately $618,000, or 20.5% of total comparable company-owned restaurant sales. The average cash investment cost for our free-standing restaurants opened in 2001 was approximately $1.7 million, excluding pre-opening costs, which averaged approximately $146,000 per restaurant.

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Pursue disciplined restaurant and franchise growth.    We are pursuing a disciplined growth strategy, including both company-owned and franchised development. In 2001, we opened six company-owned restaurants and our franchisees opened 16 restaurants and expanded into two new states. In 2002, we expect to open ten new company-owned restaurants and relocate one restaurant, and we expect our franchisees to open seven new restaurants. We intend to continue to expand by opening new company-owned and franchised restaurants at a comparable pace in future years. Our site selection criteria focuses on identifying markets, trade areas and other specific sites that are likely to yield the greatest density of desirable demographics, heavy retail traffic and a highly visible site.

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Build awareness of the Red Robin® America’s Gourmet Burgers & Spirits® brand.    We believe that the Red Robin name has achieved substantial brand equity among our guests and has become well known within our markets for our signature menu items. We intend to strengthen this brand loyalty by continuing to offer new menu items and deliver a consistently memorable guest experience. Additionally, we believe that Red Robin is recognized for the family-friendly, high-energy and exciting atmosphere our restaurants offer. Key brand attributes that we continue to build upon are our high-quality imaginative food items, commitment to guest service and a strong price-to-value relationship.

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Continue to capitalize on favorable lifestyle and demographic trends.    We believe that we have benefited from several key lifestyle and demographic trends that have helped drive our business. These trends include:

— Increase in consumption of food away from home.    The National Restaurant Association estimates that the restaurant industry captured 45.3% of all consumer dollars spent on food in 2000 and projects the restaurant industry’s share to increase to 53.0% by 2010. Given our attractive average guest check, family-friendly atmosphere and fun, festive and memorable dining experience, we believe we are well-positioned to continue to benefit from this expected increase in food consumed away from home.

— The large and growing teen population.    According to the United States Census Bureau, the teen segment of the population, persons 12 to 19 years old, is expected to grow 36.6% faster than the overall population from 31.6 million in 2000 to 33.6 million by 2005. Given that our concept attracts a significant number of teens and tweens, we believe we will continue to benefit from the strong growth in this segment of the population.

We believe these and other lifestyle and demographic trends will continue to be favorable to us and offer us strong opportunities for future restaurant expansion.

Growth strategies

We believe that there are significant opportunities to grow our concept and brand on a nationwide basis through both new company-owned and franchised restaurants. We believe that our concept and brand can support as many as 850 additional company-owned or franchised restaurants throughout the United States.

Company-owned restaurants

Our primary source of expansion and growth in the near term will be the addition of new company-owned restaurants. We are pursuing a disciplined growth strategy and intend to develop many of our new restaurants in our existing markets, and selectively enter into new markets. Our growth strategy incorporates a cluster strategy for market penetration, which we believe will enable us to gain operating efficiencies, increase brand awareness and enhance convenience and ease of access for our guests, all of which we believe will lead to significant repeat business. Our site selection criteria for new restaurants is flexible and allows us to adapt to a variety of locations near high activity areas such as retail centers, big box shopping centers and entertainment centers. We plan to open approximately ten new restaurants and relocate one restaurant in 2002, all of which will be located in our existing regional markets including Southern California, Portland, Oregon, Denver, Colorado, Phoenix, Arizona, St. Louis, Missouri, and Washington DC and neighboring Maryland. We have identified the sites and have entered into letters of intent or leases for all of these restaurants. In 2003, we intend to open approximately 16 new restaurants.

Franchised restaurants

The other key aspect of our growth strategy is the continued development of our franchise restaurants. We expect the majority of our new franchise restaurant growth to occur through the development of new restaurants by new franchisees, primarily in the Northeast, Midwest and the South. We intend to continue to strengthen our franchise system by attracting experienced and well-capitalized area developers who are quality-conscious restaurant operators and who possess the expertise and resources to execute the development of new restaurants on a large scale. Similarly, we have chosen not to pursue relationships with franchisees that would involve only a limited number of restaurants in a limited territory, because we believe that this would consume too much of our time and attention for the return we would expect to achieve. Our contracts with our franchisees currently provide for the development of seven new restaurants in 2002, 13 new restaurants in 2003 and the development of additional restaurants over a specified period of time.

Unit level economics

In 2001, our comparable company-owned restaurants generated average sales of approximately $3.0 million and restaurant-level operating profit of approximately $618,000, or 20.5% of total comparable company-owned restaurant sales. The average cash investment cost for our free-standing restaurants opened in 2001 was approximately $1.7 million, excluding pre-opening costs, which averaged approximately $146,000 per restaurant.

Currently, our existing restaurants range in size from 3,800 square feet to 10,700 square feet. Our prototype restaurant is typically a free-standing building with approximately 6,400 square feet, approximately 200 seats and a patio. Based on this prototype, we expect that in the future our total cash investment per restaurant will average approximately $1.8 million, excluding pre-opening costs, which are estimated to be approximately $170,000 per restaurant.

Expansion strategy and site selection

Our restaurant expansion strategy focuses primarily on further penetrating existing markets with a cluster strategy and selectively entering into new markets. This clustering approach enables us to increase brand awareness and improve our operating efficiencies. For example, clustering enables us to reduce costs associated with regional supervision of restaurant operations. We also believe this approach reduces the risks involved with opening new restaurants given that we better understand the competitive conditions, consumer tastes, demographics and discretionary spending patterns in our existing markets. In addition, our ability to hire qualified team members is enhanced in markets in which we are well-known.

We believe that our site selection strategy is critical to our success and we devote substantial time and effort to evaluating each site. Our site selection criteria focuses on identifying markets, trade areas and other specific sites that are likely to yield the greatest density of desirable demographic characteristics, heavy retail traffic and a highly visible site.

In order to maximize our market penetration potential, we have developed a flexible physical site format that allows us to operate in a range of real estate venues located near high activity areas such as retail centers, big box shopping centers and entertainment centers. Approved sites generally have a population of at least 70,000 people within a three-mile radius and at least 100,000 people within a five-mile radius. Sites generally require a strong daytime and evening population, adequate parking, a visible and easy entrance and exit. Our prototype restaurant is typically a free-standing building with approximately 6,400 square feet, approximately 200 seats and a patio.

In 2001, we hired Todd Brighton, a seasoned real estate professional with 20 years of experience to focus on site selection and future development. Mr. Brighton and his team thoroughly analyze each prospective site before signing a lease or purchase agreement. Prior to committing to a restaurant site, the site is thoroughly evaluated, visited and approved by our senior management team. Our chief executive officer, Mike Snyder, and/or our chief financial officer, Jim McCloskey, personally visit and approve all new sites.

With the exception of the eight sites for which we own the real estate, we operate our restaurants under leases. Our primary site objective is to secure a superior site, with the decision to buy or lease as a secondary objective. We believe that our unique guest demographic mix provides us with a major competitive advantage in securing sites. Our long-standing relationships with several major mall developers and owners and our favorable demographics afford us the opportunity to negotiate additional sites in new malls that they are developing. Our format provides us with a great deal of flexibility in these negotiations, because our concept is suitable for a wide variety of real estate venues.

Current restaurant locations

As of March 24, 2002, we had 87 company-owned restaurants and 97 franchised restaurants in 24 states and two Canadian provinces as shown in the chart below.

	Number of Restaurants
	Company-owned	Franchised	Total
Alaska	–	3	3
Arizona	1	3	4
California	31	15	46
Colorado	14	–	14
Florida	–	1	1
Idaho	–	3	3
Illinois	–	5	5
Indiana	1	–	1
Maryland	3	–	3
Michigan	–	7	7
Minnesota	–	2	2
Missouri	1	–	1
Montana	–	1	1
Nevada	2	1	3
New Mexico	–	2	2
Ohio	3	3	6
Oregon	10	3	13
Pennsylvania	1	7	8
Tennessee	–	1	1
Texas	–	3	3
Utah	–	4	4
Virginia	4	–	4
Washington	16	11	27
Wisconsin	–	1	1

Total United States	87	76	163
Canada	–	21	21

Total	87	97	184

Menu

Our menu is centered around our signature product, the gourmet burger, that we define as “anything that can go in, on or between two buns.” We make our gourmet burgers from beef, chicken, veggie, fish, turkey and pot roast, and serve them in a variety of recipes. We offer a wide selection of toppings for our gourmet burgers, including fresh guacamole, roasted green chilies, honey mustard dressing, grilled pineapple, crispy onion straws, sautéed mushrooms and a choice of six different cheeses. For example, one of our signature creations, the Banzai Burger, is marinated in teriyaki and topped with grilled pineapple, cheddar cheese, lettuce, tomato and mayonnaise.

In addition to gourmet burgers, which accounted for approximately 44.0% of our total food sales in 2001, we serve an array of other food items that are designed to appeal to a broad group of guests, including a variety of salads, soups, appetizers, other entrees such as rice bowls and pasta and desserts. One of our top selling non-burger items is the Baja Turkey Club, which features turkey, pepper-jack and cheddar cheeses, bacon, roasted green chilies, tomato and roasted pepper mayonnaise on grilled Texas toast. We serve all of our burgers and sandwiches with “bottomless” french fries. Our guests can also choose from a wide variety of beverages, including smoothies, monster milkshakes, our proprietary Strawberry Ecstasy and our signature Mad Mixology® alcoholic and non-alcoholic specialty beverages like our Freckled Lemonade.

All of our menu items are prepared to order in our restaurants. The food items on our menu range in price from $2.99 to $12.49, with a per person average check of approximately $10.00, including alcoholic beverages. Sales of alcoholic beverages represented approximately 9.5% of total restaurant sales in 2001.

We continuously experiment with food and beverage items and flavor combinations to create selections that are imaginative and exciting to our guests. Ideas for new menu items are generated at the restaurant level as well as through consumer research and franchisees. In 2001, we held our first annual Gourmet Burger Recipe Contest. This contest allowed our guests to submit their favorite burger recipes for a chance to have their recipe become a part of the Red Robin menu. Last year’s winner, Lauren’s Portobello Burger, is expected to be on the menu in May 2002 and a portion of the sales from this burger will be donated to charity.

Menu items are consistently rotated on and off the menu based on the changing tastes of our guests. Every new recipe idea goes through our test menu development process. The proposed menu item must appeal to a sufficient number of guests and require a preparation time of less than nine minutes to be added to our menu. In addition, the corresponding ingredients must retain or improve the overall menu quality while meeting our gross profit margin targets. All new menu items are then test marketed for eight to 12 weeks in various geographic regions. Our franchisees are given the opportunity to review proposed menu items and offer feedback before the recipes are finalized and added to the menu.

Guest loyalty and experience

Through our unique guest service philosophy, which we describe as “unbridled,” we feel we have created a culture that has enabled us to build a strong and loyal guest base. Unbridled acts are common in our company, as our team members have a history of going far beyond the customary level of guest service.

We consider a loyal guest to be someone who visits our restaurants at least two times per month. Our independent research indicates that from 1999 to 2001, the number of visits per month from our loyal guests increased 29.5% from 2.2 times per month to 2.9 times per month and accounted for 72.0% of our restaurant sales in 2001. In 2002, we were proud to be recognized as a gold winner of Restaurants & Institutions 2002 Choice in Chains Award for excellence in customer service, food quality and overall dining experience, as voted on by a nationally representative sample of consumers.

We use many industry standard techniques to measure our guests’ experiences at our restaurants. These include comment cards, mystery shoppers, internet feedback, market area and in-restaurant consumer research. We also employ several additional techniques at the restaurant level, including a “systems check” performed each week by our general managers to track and measure our guests’ experiences. This “systems check” evaluates our speed of service, our food preparation times and our seating utilization for each week. The key measurement criteria evaluated in our “systems check” contribute to our ability to give our guests the “gift of time.” We strive to provide guests with a 37-minute dining experience at lunch and 42 minutes at dinner. Our regional operations directors utilize these and other reports to determine which restaurants in their region may need additional support to address any problems or determine which restaurants need additional support.

Marketing and advertising

Our marketing strategy focuses on: 1) driving comparable restaurant sales through attracting new guests and increasing the frequency of visits by current guests; 2) supporting new restaurant openings to achieve their sales and profit goals; and 3) communicating a unique, powerful, and consistent brand. We accomplish these objectives through four major initiatives.

In-restaurant marketing

A significant portion of our marketing funds are spent in communicating with our guests while they are in our restaurants. The core of our strategy revolves around keeping our menu fresh, with innovative “celebrations” or promotions that occur two to three times throughout the year. These promotions typically involve multiple new food and beverage menu items that are presented through posters, table tents, danglers, menus and other printed materials to provide variety and excitement to our guests, which we believe drives frequency of visits.

Local restaurant area marketing

We believe we are a wholesome, values-focused leader in family dining. With our focus on women, teens and tweens, we have a unique opportunity to market our restaurants at a local level. With this positioning, we are able to achieve favored advertising positions within local middle schools and high schools, including tours, mascot visits and advertising, which we believe is a very effective and efficient approach to communicate our brand and drive sales. These events tend to attract families, teens and tweens and illustrate our fun-loving, family-friendly atmosphere.

Advertising

Although our restaurant concept is not media driven, we do spend a limited amount of our marketing dollars in select markets on various media advertising, including billboard, print, radio and television to build brand awareness. Our media advertisements are generally designed to support themed food and beverage celebrations occurring in our restaurants and reflect our fun and festive atmosphere. We also attempt to promote brand awareness in our billboard, print and television advertising by highlighting the distinctive features of our red, black and yellow logo.

New restaurant openings

We use new restaurant openings as opportunities to reach out to the local media. Our openings are often featured on live local radio broadcasts and receive coverage in local newspapers. We employ a variety of marketing techniques in connection with our new restaurant openings, including community “VIP” parties, with invitations to media personalities and community leaders. We also typically tie our openings to a charitable event.

During 2001, we spent an aggregate of 3.2% of restaurant sales on marketing efforts. We expect to continue investing a similar percentage of restaurant sales in marketing efforts in the future, primarily in connection with driving comparable restaurant sales and new restaurant openings.

Operations

Restaurant management

Our restaurant operations are divided into three distinct, self-sufficient geographic regions, which are overseen by a senior regional operations director, each with over 12 years of experience in our restaurants. Each geographic region contains three to four regional operations directors, one to two regional recruiters, a regional training manager and one to two regional kitchen managers. Our regional directors oversee five to eight company-owned restaurants each, which we believe enables them to better support the general managers and achieve sales and cash flow targets for each restaurant within their region. In addition, the regional operations directors invest a portion of their time on franchised operations in their respective regions.

Our typical restaurant management team consists of a general manager, an assistant general manager, a kitchen manager and one to two assistant managers. Most of our restaurants employ approximately 85 hourly team members, many of whom work part-time. The general manager of each restaurant is responsible for the day-to-day operation of that restaurant including hiring, training and development of team members, as well as operating results. The kitchen manager is responsible for product quality, daily production, shift execution, food costs and kitchen labor costs. Our restaurants are generally open Sunday through Thursday from 11:00 AM until 10:00 PM and on Friday and Saturday from 11:00 AM to 11:00 PM.

Operational tools and programs

We utilize a customized food and beverage analysis program that determines the optimal food and beverage costs for each restaurant and provides additional tools and reports to help us identify opportunities, such as waste management, which we believe affords us lower than industry average food and beverage costs. We also utilize a labor program to determine the optimal staffing needs of each restaurant based on its actual guest flow and demand.

We employ several additional operational tools, for example, each week, every general manager performs a “systems check” which tracks and measures our guests’ experiences based upon key criteria. This “systems check” evaluates our speed of service, our food preparation times and our seating utilization for each week. Our regional operations directors utilize these and other reports to determine which restaurants in their region may need additional support to address any problems or to determine which restaurants need additional support.

Training

We strive to maintain quality and consistency in each of our restaurants through the careful training and supervision of team members and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation and maintenance of our restaurants. Each location has eight to ten certified trainers who provide classroom and on-the-job instruction for new team members. All of our trainers participate in an eight hour training seminar on good training skills, which provides them with knowledge and tactics to enable them to be better trainers and coaches. We provide all new team members with complete orientation and one-on-one training for their positions to ensure they are able to meet our high standards. All of our new team members are trained by partnering with a certified designated trainer to assure that the training and information they receive is complete and accurate. Team members are certified for their positions by passing a series of tests.

New restaurant managers are required to complete an eight-week training program that includes service, kitchen and management responsibilities. Newly trained managers are then assigned to their home restaurant where they spend one additional training week with their general manager. We place a high priority on our continuing management development programs in order to ensure that qualified managers are available for our future openings. We conduct semi-annual performance reviews with each manager to discuss prior performance and future performance goals. Once a year we hold a general manager conference in which all of our general managers receive additional training on financial management, food preparation, hospitality and other relevant topics.

When we open a new restaurant, we provide varying levels of training to team members in each position to ensure the smooth and efficient operation of the restaurant from the first day it opens to the public. Prior to opening a new restaurant, our dedicated training and opening team travels to the location to prepare for an intensive seven-day training program for all team members hired for the new restaurant opening. Part of the training teams stay on site during the first week of operation and an additional team of training support arrives for on-site support during the second and third weeks. We believe this additional investment in our new restaurants is important, because it helps us provide our guests with a quality dining experience from day one. We also make on-site training teams available when our franchisees open new restaurants. After a restaurant has been opened and is operating smoothly, the general manager supervises the training of new team members.

Recruiting and retention

We seek to hire experienced general managers and team members. We support our team members by offering competitive wages and benefits, including a 401(k) plan, medical insurance and stock options for general managers. We motivate and prepare our team members by providing them with opportunities for increased responsibilities and advancement, as well as significant performance-based incentives tied to sales, profitability and certain qualitative measures. For example, we provide our general managers with the use of a Jeep Wrangler for two years if they are able to increase restaurant sales in a single restaurant by 15.0% for four consecutive quarters. If this increase is maintained for eight consecutive quarters, we give the manager outright title to the Jeep Wrangler. We also provide various other incentives, including vacations, car allowances and quarterly sales and profit bonuses. Our most successful general managers are eligible for promotion to senior general manager or training general manager status and are entitled to receive more lucrative compensation packages based on various performance criteria. We also provide monetary rewards for general managers who develop future managers for our restaurants.

Restaurant franchise and licensing arrangements

We intend to grow the number of new company-owned restaurants in a measured and disciplined manner. As a result, many areas of the United States are available for potential development by franchisees. As of March 24, 2002, we had 21 franchisees that operated 97 restaurants in 19 states and two Canadian provinces. Of the 21 franchisees, ten have exclusive franchise development arrangements, including one international franchisee. Our two largest franchisees are Red Robin Restaurants of Canada, Ltd., with 21 restaurants throughout Alberta and British Columbia, Canada, and Top Robin Ventures, Inc., with 14 restaurants in Southern California. During 2002, we expect four of our franchisees to open a total of seven restaurants. The success of our current franchisees and the popularity of our concept have created significant interest by potential franchisees. Thus far in 2002, we have added two new franchisees who have agreed to develop ten new restaurants over the next six years. We have also granted a current franchisee a second development territory in exchange for the franchisee’s commitment to open five new restaurants in that second territory over the next seven years, and we extended the term of that franchisee’s existing development agreement in exchange for the franchisee’s agreement to open ten restaurants in the next seven years.

Each franchise arrangement typically consists of an area development agreement and a separate franchise agreement for each restaurant. Our current form of area development agreement grants exclusive rights to a franchisee to develop a minimum number of restaurants in a defined area, typically over a five-year period. Individual franchise agreements relate to the operation of each restaurant opened and typically have a term of 20 years with a renewal option for an additional ten years if certain conditions are satisfied.

Under our current form of area development agreement, we collect a $10,000 development fee for each restaurant the franchisee agrees to develop at the time we enter into the area development agreement. We credit $10,000 from the total development fee against the $35,000 franchise fee for each restaurant opened. Our current form of franchise agreement requires the franchisee to pay a royalty fee equal to 4.0% of adjusted restaurant sales. Adjusted restaurant sales does not include:

•	employee discounts or other discounts;

•	any federal, state, municipal or other sales, value added or retailer’s excise taxes; or

•	adjustments for net returns on salable goods and discounts allowed to customers on sales.

Franchisees are required to spend a minimum of 1.5% of adjusted restaurant sales on local advertising or promotional activities and to pay an advertising fee of 0.5% of adjusted restaurant sales to a cooperative advertising fund for marketing studies and the development of commercials or other print and electronic media promotional material. In addition, franchisees are required to pay 0.3% of adjusted restaurant sales to a national advertising and marketing fund for the development of advertising materials and related marketing efforts.

We have the ability under our agreements to increase the required national advertising and marketing fund contribution up to 4.0% of adjusted sales. The royalty fee and advertising and marketing contributions of our franchisees vary depending on when the agreements were executed and the number of restaurants that the franchisee committed to open during the term of the area development agreement.

Franchise compliance assurance

We have instituted a comprehensive system to ensure the selection of quality franchisees and compliance with our systems and standards, both during the development and operating of franchise restaurants.

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Selection process.    We generally select franchisees that are experienced, well-capitalized, multi-unit restaurant operators or who have demonstrated the ability to raise capital and rapidly grow a multi-unit retail or service organization. During the selection process, we conduct comprehensive background, financial, and reference checks on all candidates. Key department heads will typically meet with each franchisee candidate and often visit their current business operations to assess his or her level of relevant expertise. References are obtained from the candidates as well as through industry sources, such as former suppliers, executives, managers, or other business associates. We will generally not grant development rights for the development of a single restaurant.

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Development and operations.    After a franchise agreement is signed, we actively work with and monitor our franchisees to ensure successful franchise operations as well as compliance with Red Robin systems and procedures. During the development phase, we assist in the selection of restaurant sites and the development of prototype and building plans, including all required changes by local municipalities and developers. After construction is completed, we review the building for compliance with our standards and provide eight trainers to assist in the opening of the restaurant. We advise the franchisee on menu, management training, and equipment and food purchases. At least once a year, we review all menu items and descriptions to ensure compliance with our requirements and standards. We require all suppliers of ground beef, if different than ours, to pay for and pass an annual inspection performed by third party auditors. Finally, on an ongoing basis, we conduct brand equity reviews on all franchise restaurants to determine their level of effectiveness in executing our concept at a variety of operational levels. Reviews are conducted by seasoned operations teams, last approximately two to three days, and focus on seven key areas including health, safety, brand foundation, and execution proficiency.

To continuously improve our operations, we maintain a franchise marketing advisory council, a franchise business advisory council and a food and beverage council. These councils provide advice to us regarding operations and consist of three franchisee representatives and three members of our senior management. In addition, several times each year we solicit feedback and insights on specific topics from the broad group of franchisees and then get together with them to discuss and share their insights. These gatherings, which we call “headwater meetings,” are an effort to attain a high level of franchisee buy-in and to assure the system is evolving in a positive direction through the exchange of best practices.

Management information systems

All of our restaurants use computerized management information systems, which are designed to improve operating efficiencies, provide corporate management with timely access to financial and marketing data, and reduce restaurant and corporate administrative time and expense. In October 1999, Nation’s Restaurant News and the Food Service Technology Exposition recognized the quality and distinction of our information systems by presenting us with its Team Excellence Award. We believe our management information systems are sophisticated and are sufficient to support our restaurant expansion plans.

With the data provided by our information systems, we can report daily, weekly and period-to-date numbers on an automated daily report that is delivered via e-mail to our restaurants and our field personnel. On a weekly and a periodic basis, we issue other electronic reports that provide comparative data regarding food, labor and other cost information. Our information systems also enable us to automatically post restaurant level data, such as restaurant sales, cash and credit card receipts and promotion usage into our corporate accounting software. We also use our information systems to capture information regarding our payroll and the status of new and existing team members. Specifically, we use Menulink, a Windows-based product, to perform our bookkeeping, electronic ordering and food cost and management functions. Our Aloha Technologies point-of-sale system facilitates the supply of data to Menulink and also assists with labor scheduling and credit card authorizations. We have developed several in-house products to assist with our information systems. Our Scheduling Team Members and Reporting System, or STaRs, helps our managers schedule the optimal amount of team members at any time. We believe these systems enable both restaurant-level and corporate-level management to adequately supervise the operational and financial performance of our restaurants as necessary to support our planned expansion.

Food preparation, quality control and purchasing

We believe that we have some of the highest food quality standards in the industry. Our systems are designed to protect our food supply throughout the preparation process. We provide detailed specifications to suppliers for our food ingredients, products and supplies. We inspect specific qualified manufacturers and growers. Our purchasing team and restaurant managers are certified in a comprehensive safety and sanitations course by the National Restaurant Association. Minimum cook temperature requirements and twice-a-day line checks ensure the safety and quality of both burgers and other items we use in our restaurants.

We rely on SYSCO Corporation, a national food distributor, as the primary supplier of our food. To maximize our purchasing efficiencies and obtain the lowest possible prices for our ingredients, products, and supplies, while maintaining the highest quality, our centralized purchasing team generally negotiates all prices in one of two formats: 1) fixed price contracts with terms of between one month and one year or 2) monthly commodity pricing formulas. In order to provide the freshest ingredients and products, and to maximize operating efficiencies between purchase and usage, each restaurant’s kitchen manager determines its daily usage requirements for food ingredients, products, and supplies. The kitchen manager orders accordingly from approved local suppliers and our national master distributor and all deliveries are inspected to ensure that the items received meet our quality specifications and negotiated prices. We believe that competitively priced, high quality alternative manufacturers, suppliers, growers and distributors are available should the need arise.

Team members

As of March 24, 2002, we have approximately 7,600 team members, including 76 team members located at our corporate headquarters. None of our team members are covered by any collective bargaining agreement. We consider our team member relations to be good.

Competition

The restaurant industry is highly competitive. We compete on the basis of the taste, quality, price of food offered, guest service, ambiance, location and overall dining experience. We believe that our gourmet burger concept, attractive price-value relationship, and the quality of our food and service enable us to differentiate ourselves from our competitors. Although we believe we compete favorably with respect to each of these factors, many of our direct and indirect competitors are well-established national, regional or local chains, and some have substantially greater financial, marketing, and other resources than we do. We also compete with many other restaurant and retail establishments for site locations and restaurant-level team members.

Properties

Our corporate headquarters are located in Greenwood Village, Colorado. We occupy this facility under a lease that terminates in January 2004. We lease the majority of our restaurant facilities, although we own restaurants in: Moreno Valley, California; Yuba City, California; Glen Allen (Richmond), Virginia; Potomac Mills, Virginia; Fairlakes, Virginia; Mesa, Arizona; Oxford Valley, Pennsylvania; and North Olmstead, Ohio. The majority of our leases are for 20-year terms and include options to extend the terms. The majority of our leases also include both minimum rent and percentage-of-sales rent provisions.

Trademarks

Our registered trademarks and service marks include, among others, the marks “Red Robin®,” “America’s Gourmet Burgers & Spirits®” and “Mad Mixology®” and our stylized logo set forth on the front and back pages of this prospectus. We have registered all of our marks with the United States Patent and Trademark Office. We have registered or have registrations pending for our most significant trademarks and service marks in Canada. In order to better protect our brand, we have also registered the Internet domain name “www.redrobin.com.” We believe that our trademarks, service marks, and other proprietary rights have significant value and are important to our brand-building efforts and the marketing of our restaurant concepts. We have in the past, and expect to continue to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may not be successful. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claim(s), we may be prevented from using our trademarks and/or service marks in the future and may be liable for damages.

Government regulation

Our restaurants are subject to licensing and regulation by state and local health, safety, fire and other authorities, including licensing and regulation requirements for the sale of alcoholic beverages and food. To date, we have not experienced an inability to obtain or maintain any necessary licenses, permits or approvals, including restaurant, alcoholic beverage and retail licensing. The development and construction of additional restaurants will also be subject to compliance with applicable zoning, land use, and environmental regulations. We are also subject to federal regulation and state laws that regulate the offer and sale of franchises and substantive aspects of a franchisor-franchisee relationship. Various federal and state labor laws govern our relationship with our team members and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and sales taxes. In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.

Litigation

Occasionally, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from “slip and fall” accidents, employment related claims and claims from guests or team members alleging illness, injury or other food quality, health or operational concerns. To date, none of these types of litigation, all of which are covered by insurance, has had a material effect on us, and as of the date of this prospectus, we are not a party to any litigation which we believe would have a material adverse effect on our business.

MANAGEMENT

Executive officers and directors

The following table sets forth information about our directors, executive officers and other key officers as of March 24, 2002:

Name	Age	Position
Executive Officers:
Michael J. Snyder	52	Chairman of the Board, Chief Executive Officer, President and Director
James P. McCloskey	51	Chief Financial Officer
Michael E. Woods	52	Senior Vice President of Franchise Development
Robert J. Merullo	47	Senior Vice President of Restaurant Operations
Todd A. Brighton	44	Vice President of Development
Eric C. Houseman	34	Vice President of Restaurant Operations

Other Key Officers:
Neil A. Culbertson	46	Vice President of Marketing
John W. Grant	55	Vice President and General Counsel
Charles K. Dusenberry II	48	Vice President of Design and Construction
Mark K. Eggen	48	Vice President of Franchise Operations
Robert F. Fix	49	Vice President of Franchise Sales
Michael I. Speck	42	Vice President of Human Resources
Lisa A. Dahl	43	Controller
Howard C. Jenkins	59	Vice President of Management Information Systems
Ray S. Masters	42	Vice President of Purchasing
Scott A. Schooler	34	Vice President of Food and Beverage

Other Directors:
Tasuko Chino	67	Director
Terrence D. Daniels	59	Director
Edward T. Harvey	54	Director
Gary J. Singer	49	Director

Michael J. Snyder.    Mr. Snyder was elected as our president, chief operating officer and as a director in April 1996. In March 1997, Mr. Snyder was elected as our chief executive officer. In May 1997, Mr. Snyder was elected as our chairman of the board. From 1979 to May 2000, Mr. Snyder also served as president of The Snyder Group Company.

James P. McCloskey.    Mr. McCloskey was elected as our chief financial officer and secretary in June 1996. From March 1994 to January 1996, Mr. McCloskey served as chief financial officer for Avalon Software in Tucson, Arizona. From July 1988 to March 1994, Mr. McCloskey served as chief financial officer for Famous Amos Cookies in San Francisco, California.

Michael E. Woods.    Mr. Woods joined us in January 1997 as our vice president of franchise development and was appointed senior vice president in January 1999. From 1992 to June 1999, Mr. Woods also served as director of corporate development for The Snyder Group Company.

Robert J. Merullo.    Mr. Merullo joined us in April 2000 as our senior vice president of restaurant operations. Mr. Merullo was the director of operations for The Snyder Group Company from November 1991 to April 2000.

Todd A. Brighton.    Mr. Brighton joined us in April 2001 as our vice president of development with management responsibility over real estate and design and construction. From August 1999 to April 2001, Mr. Brighton was director of real estate with RTM Restaurant Group and was responsible for strategic analysis and market planning for three restaurant chains. From November 1996 to July 1999, Mr. Brighton was the western development manager for Blockbuster Entertainment, Inc. and was responsible for all real estate development in 17 states and select international markets.

Eric C. Houseman.    Mr. Houseman joined us in 1993 and has served as our vice president of restaurant operations since March 2000. From 1993 to March 2000, he served in various regional operations management positions with our company.

Neil A. Culbertson.    Mr. Culbertson joined us in January 1999 as our vice president of marketing. From September 1998 to December 1998, he was executive vice president of marketing for The Weather Channel in Atlanta, Georgia. From March 1994 to August 1998, he served as vice president of marketing for Boston Chicken, Inc. in Golden, Colorado. Mr. Culbertson has over 20 years of consumer brand marketing experience gained at Fortune 500 companies, including Kraft General Foods and General Mills.

John W. Grant.    Mr. Grant joined us in January 1995 and has served as our vice president and general counsel since August 1996. From December 1993 to December 1994, Mr. Grant was self-employed as an attorney in Santa Barbara, California.

Charles K. Dusenberry II.    Mr. Dusenberry joined us in March 2002 as our vice president of design and construction. From 1996 to March 2002, Mr. Dusenberry was the vice president of construction, design and facilities for Pizzeria Uno.

Mark K. Eggen.    Mr. Eggen joined us in March 1994 as our vice president of operations. In March 2000, he was appointed vice president of franchise operations.

Robert F. Fix.    Mr. Fix joined us in March 2001 as our vice president of franchise sales. From 1996 until March 2001, Mr. Fix was director of U.S. franchise development for Boston Pizza International of Richmond in British Columbia, Canada.

Michael I. Speck.    Mr. Speck joined us in June 1998 as our director of human resources and was promoted to vice president of human resources in July 1999. Prior to June 1998, Mr. Speck was vice president of training and human resources for Mayfair Partners, L.P., a franchisee of Boston Market and Einstein Bros. Bagels. Mr. Speck has served as chairperson for the National Restaurant Association Human Resources Executive Group.

Lisa A. Dahl.    Ms. Dahl joined us in March 1997 as our corporate controller. Prior to joining us, Ms. Dahl was an accounting director for Vicorp Restaurants. Ms. Dahl is a certified public accountant. Ms. Dahl has also served as chairperson for the National Restaurant Association Finance Executive Group.

Howard C. Jenkins.    Mr. Jenkins joined us in December 1996 as our vice president of management information systems. Prior to 1996, Mr. Jenkins held various senior management positions in information technology, material management, and manufacturing for defense and commercial corporations. He has also performed various consulting services involving the implementation of enterprise resource planning systems. Mr. Jenkins has served as the chairman for the National Restaurant Association MIS Executive Study Group.

Ray S. Masters.    Mr. Masters joined us in May 1996 as director of purchasing and was promoted to vice president of purchasing in October 1998. Prior to joining us, Mr. Masters held multi-unit national account executive sales positions with SYSCO Foods and Johnsonville Foods.

Scott A. Schooler.    Mr. Schooler joined us in April 2000 as vice president of food and beverage. He was the director of food and beverage for The Snyder Group Company from March 1987 to April 2000.

Tasuko Chino.    Mr. Chino joined us as a director in January 2001. Since January 2001, Mr. Chino has served as a director of Skylark Co., Ltd. From 1962 through December 2000, Mr. Chino served as chief executive officer and president of Skylark Co., Ltd., a publicly held Japanese corporation, which operates 1,807 restaurants in Japan.

Terrence D. Daniels.    Mr. Daniels joined us as a director in May 2000. Mr. Daniels has been a partner with Quad-C in Charlottesville, Virginia since its formation in November 1989. Prior to November 1989, Mr. Daniels served as vice chairman and director of W.R. Grace & Co., as chairman, president and chief executive officer of Western Publishing Company, Inc. and as senior vice president for corporate development of Mattel, Inc.

Edward T. Harvey.    Mr. Harvey joined us as a director in May 2000. Mr. Harvey has been a partner with Quad-C in Charlottesville, Virginia since April 1990. From 1975 to April 1990, Mr. Harvey held various positions at W.R. Grace & Co., principally in corporate development, acquisitions and planning.

Gary J. Singer.    Mr. Singer joined us as a director in June 1993. Mr. Singer has been a partner at the law firm of O’Melveny & Myers LLP, an international law firm, since February 1985 and has been associated with O’Melveny & Myers since 1977.

Board composition

We currently have five directors. Each director was elected to serve until the next annual meeting of stockholders or until a successor is elected and qualified. These directors have been nominated and elected pursuant to a voting arrangement in our amended and restated shareholders agreement among us and certain of our stockholders, including certain entities affiliated with Quad-C, certain entities affiliated with Skylark Co., Ltd., Mike Snyder and certain other of our stockholders. The parties to this agreement agreed to vote their shares in favor of board nominees of Skylark and Quad-C. The stockholders also agreed to vote their shares in favor of Mr. Snyder as a director as long as he remains our chief executive officer. The amended and restated shareholders agreement will terminate upon consummation of this offering if this offering generates at least $30.0 million in gross proceeds and results in at least 20.0% of our outstanding common stock, options or other convertible securities being held by persons other than the parties to the agreement. If the shareholders agreement does not terminate automatically pursuant to its terms, we will seek the approval of the parties to the agreement to terminate it.

Upon the closing of this offering, in accordance with the terms of our amended and restated bylaws and our amended and restated certificate of incorporation, our board of directors will consist of six directors, the terms of office of which will be divided into three classes:

•	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2003;

•	Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2004; and

•	Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2005.

Our Class I directors will be Tasuko Chino and Terrence D. Daniels, our Class II directors will be  Edward T. Harvey and Gary J. Singer and our Class III director will be Mike Snyder.

At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board committees

Audit committee

Our board of directors has established an audit committee that reviews, acts on, and reports to our board with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to the auditors, evaluating the performance of our independent auditors and our accounting practices. The members of the audit committee are Terrence D. Daniels, Edward T. Harvey and Gary J. Singer.

Compensation committee

Our board of directors has established a compensation committee that recommends, reviews and oversees the salaries, benefits, and option plans for our team members, consultants, and other individuals compensated by us. The compensation committee also administers our stock option plans, including determining the stock option grants for our team members, consultants, directors and other individuals. The members of the compensation committee as of the date of this prospectus are Terrence D. Daniels, Edward T. Harvey and Gary J. Singer.

Compensation committee interlocks and insider participation

During 2001, our compensation committee consisted of Mike Snyder, Edward T. Harvey and Gary J. Singer. Mr. Snyder is, and was during 2001, our president and chief executive officer. Other than service on our board of directors, we did not employ any of the other members of the compensation committee during 2001. No member of our compensation committee and none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Certain transactions and relationships between us and Mr. Snyder, Mr. Harvey or Mr. Singer are described below.

Transactions involving Mr. Snyder

In February 2000, our operating subsidiary, Red Robin International, Inc., entered into an agreement and plan of merger with The Snyder Group Company and the stockholders of The Snyder Group Company, whereby we agreed to acquire all of the outstanding capital stock of The Snyder Group Company in exchange for approximately 5.5 million shares of our common stock, $9.2 million in debentures and $1.8 million in cash and promissory notes payable to the stockholders of The Snyder Group Company. We completed this acquisition in May 2000. In connection with this transaction, Mr. Snyder, our chief executive officer and a member of our compensation committee during 2001, received $4,100 in cash, $5.5 million in debentures repaid by us in August 2001, $18,870 in debentures repaid by us in May 2001 and 2,301,576 shares of our common stock.

In connection with our acquisition of The Snyder Group Company in May 2000, we entered into a non-interference, non-disclosure and non-competition agreement with Mr. Snyder. Pursuant to this agreement, Mr. Snyder has agreed that he will not engage in any activity relating to the casual dining business anywhere in the United States until May 2005. Mr. Snyder has also agreed that he will not disclose any confidential information relating to us or our business. Finally, Mr. Snyder has agreed that, until March 2005, he will not (i) solicit or induce any employee at the level of assistant restaurant manager or higher to terminate employment with us, (ii) hire any employee at the level of assistant restaurant manager or higher who was employed with us within the prior 12 months, or (iii) induce or attempt to induce any supplier or other business relationship of ours to cease doing business with us or otherwise interfere with our relationship with such suppliers or business relations.

In April 2002, our board of directors approved the early exercise of options to purchase up to 2,250,000 shares of our common stock held by certain of our executive officers under our 2000 management performance common stock option plan, including Mr. Snyder. Mr. Snyder elected to early exercise options to purchase an aggregate of 1,500,000 shares of common stock. Mr. Snyder paid the exercise price by delivering a full recourse promissory note in the aggregate principal amount of $3.0 million. This promissory notes bear interest at 4.65% per annum with principal and interest due and payable on the original expiration date of the underlying option or earlier if the employment of the respective executive officer is terminated for any reason. Mr. Snyder has pledged the shares acquired by him as collateral for repayment of his full recourse promissory note and the shares acquired by him are subject to a right of repurchase in our favor, which right lapses as the shares vest.

Mr. Snyder has a 31.0% ownership interest in one of our franchisees, Mach Robin, LLC. We recognized franchise and royalty fees from Mach Robin in the amounts of $204,969 in 1999, $415,649 in 2000 and $803,198 in 2001. Mach Robin has a 40.0% ownership interest and a right to share in up to 60.0% of the profits of one of our other franchisees, Red Robin Restaurants of Canada, Ltd. We recognized franchise and royalty fees from Red Robin Restaurants of Canada in the amounts of $913,718 in 1999, $940,670 in 2000 and $849,801 in 2001.

In connection with our acquisition of The Snyder Group Company, we extended two loans to Mr. Snyder, each in the aggregate principal amount of $300,000. The first loan is evidenced by a promissory note dated June 30, 2000, which bears interest at the greater of 6.6% or the prime rate plus 2.0%. The second loan is evidenced by a promissory note, dated February 27, 2001, which also bears interest at the greater of 6.6% or the prime rate plus 2.0%. Interest on both notes is waived if we achieve certain financial benchmarks. These loans are secured by a pledge of 150,000 shares of common stock owned by Mr. Snyder to us, and are payable in May 2005.

Pursuant to a registration rights agreement between us and certain of our stockholders, if we propose to register any of our securities under the Securities Act, Mr. Snyder is entitled to notice of the registration and to include his registrable shares in the offering; provided that the consent of the underwriters is required to participate in an initial public offering. We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions.

We have entered into an indemnification agreement with Mr. Snyder. This agreement requires us, among other things, to indemnify Mr. Snyder against amounts actually and reasonably incurred in connection with actual or threatened proceedings if he is made a party because of his role as one of our officers and directors.

We lease our restaurant building located at 9130 South Crown Crest Boulevard, Parker, Colorado 80138, from 2J Crown Point, LLC indirectly from one of Mr. Snyder’s brothers, Steve Snyder. Stol Operating, Ltd. is the manager of 2J Crown Point and Steve Snyder is the president and the sole owner of Stol Operating. The lease is for a term of 20 years, ending in January 2022, and rent due under the lease is currently $18,718 per month.

Our indoor plant maintenance supplier, Tropical Interiors, is operated by one of Mr. Snyder’s brothers, Brad Snyder. We paid Tropical Interiors $132,711 in 2001, $152,279 in 2000 and $44,596 in 1999.

Transactions involving Mr. Harvey

In May 2000, we sold an aggregate of 12.5 million shares of our common stock to RR Investors, LLC and RR Investors II, LLC, two entities affiliated with Quad-C and its principals, for a purchase price of $25.0 million. Edward T. Harvey, one of our directors, is the president and a director of RR Investors. In addition, Mr. Harvey holds a membership interest in Quad-C Advisors V, the general partner of RR Investor’s sole member, Quad-C Partners V, L.P. Mr. Harvey is also the president and a director of RR Investors II, LLC. Mr. Harvey indirectly owns membership interests of RR Investors II.

Concurrently with this sale of our common stock to RR Investors and RR Investors II, we entered into a consulting services agreement with Quad-C Management, Inc. In accordance with this agreement, we are required to pay Quad-C Management an aggregate of $200,000 per year, payable quarterly, for consulting services. This agreement will terminate upon the consummation of this offering. Mr. Harvey is a principal of and maintains an ownership interest in Quad-C Management.

Transactions involving Mr. Singer

Mr. Singer is a partner of O’Melveny & Myers LLP. We have engaged O’Melveny & Myers to represent us on various legal matters, including acquisitions, financings, this offering and general corporate matters.

Director compensation

As compensation for their services on our board of directors, our directors receive reimbursement for reasonable out-of-pocket expenses they incur in attending board and committee meetings. In addition, Mr. Singer, one of our non-employee directors, receives compensation for his attendance at board and committee meetings in an amount equal to $20,000 per year. We also have granted, and expect to continue to grant, non-employee director options to purchase shares of our common stock. In each of 1997, 1998 and 1999, we granted Mr. Singer options to purchase 1,000 shares of our common stock at an exercise price of $2.00 per share. These options are fully vested. In 2000, we granted Mr. Singer options to purchase 2,500 shares of our common stock at an exercise price of $2.00 per share and in 2001, we granted Mr. Singer options to purchase 2,500 shares of our common stock at an exercise price of $2.25 per share. These options vested immediately when granted.

Executive compensation

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities by our chief executive officer and our other executive officers during 2001. The individuals listed in the table below are collectively referred to as the named executive officers.

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation(1)					Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)
Name and Principal Position	Year	Salary($)		Bonus($)
Michael J. Snyder, Chief Executive Officer	2001	$340,609		$347,288		—	$4,620
James P. McCloskey, Chief Financial Officer	2001	226,861		162,068	(3)	—	2,793
Michael E. Woods, Senior Vice President of Franchise Development	2001	196,568		140,498	(3)	—	2,562
Robert J. Merullo, Senior Vice President of Restaurant Operations	2001	207,563		147,630	(3)	—	5,600
Todd A. Brighton, Vice President of Development	2001	95,192	(4)	30,000		150,000	1,400
Eric C. Houseman, Vice President of Restaurant Operations	2001	128,942		48,300		25,000	1,391

(1)
In accordance with the rules of the SEC, the compensation described in this table does not include a) medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees, or b) perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10.0% of the officer’s salary and bonus disclosed in this table.

(2)	Represents premiums paid for supplemental life insurance.
(3)	Includes $20,000 of bonus compensation earned during 2001 that has been deferred at the election of the named executive officer.
(4)	Mr. Brighton joined Red Robin in April 2001. His annualized salary for 2001 was $150,000.

Option grants during 2001

The table below sets forth the options granted to our named executive officers during 2001. We have never issued restricted stock or stock appreciation rights.

	Individual Grants
	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in 2001(3)	Exercise Price per Share ($/Share)(4)	Expiration Date(5)	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Year(1)
Name					5.0%($)	10.0%($)
Michael J. Snyder	—	—	—	—	—	—
James P. McCloskey	—	—	—	—	—	—
Michael E. Woods	—	—	—	—	—	—
Robert J. Merullo	—	—	—	—	—	—
Todd A. Brighton	75,000	19.7%	$2.25	5/8/2011	274,875	437,694
	75,000	19.7	2.25	10/23/2011	274,875	437,694
Eric C. Houseman	25,000	6.6	2.25	10/23/2011	91,625	145,898

(1)
The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth of the shares of our common stock.

(2)
Represents options we granted under our 2000 management performance common stock option plan. These options vest over a three-year period, with 50.0% vesting on the second anniversary of the grant date and the remaining 50.0% vesting on the third anniversary of the grant date.

(3)	Based on an aggregate of 381,600 shares of our common stock that are subject to options granted to employees during 2001.

(4)
We granted options at an exercise price equal to the fair market value of our common stock as determined by our board of directors at the date of grant. In determining the fair market value of our common stock, the board considered various factors, including our financial condition and business prospects, operating results, the absence of a market for our common stock and the risks normally associated with investments in companies engaged in similar businesses.

(5)
The term of each option we grant is generally ten years from the date of grant. Our options may terminate before their expiration date if the option holder’s status as an employee is terminated or upon the option holder’s death or disability.

Aggregated option exercises in 2001 and year-end option values

None of our named executive officers exercised stock options during 2001. The following table sets forth the number of shares subject to both exercisable and unexercisable stock options held by our named executive officers as of December 30, 2001. The table also reports values for “in-the-money” options that represent the positive spread between the exercise prices of outstanding options and the assumed initial offering price of $             per share.

	Number of Securities Underlying Unexercised Options at December 30, 2001(1)		Value of Unexercised In-the-Money Options at December 30, 2001
Name	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
Michael J. Snyder	—	1,500,000
James P. McCloskey	300,000	100,000
Michael E. Woods	125,000	300,000
Robert J. Merullo	—	250,000
Todd A. Brighton	—	150,000
Eric C. Houseman	10,000	65,000

(1)	This table does not give effect to the early exercise of stock options by certain of our executive officers in April 2002. See “Related Party Transactions—Option Exercises.”

Stock plans

As of March 24, 2002, our employees held outstanding stock options for the purchase of up to 4,240,950 shares of our common stock. Those options were granted under our 1990 stock option plan, our 1996 stock option plan, and our 2000 management performance common stock option plan. As of March 24, 2002, 1,144,750 of those options had vested and the balance were not vested. The exercise prices of those options ranged from $2.00 per share to $2.50 per share and each of those options had a maximum term of ten years from the applicable date of grant.

The following sections provide more detailed information concerning these option plans and the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Incentive Stock Option and Nonqualified Stock Option Plan—1990; 1996 Stock Option Plan; 2000 Management Performance Common Stock Option Plan

Our 1990 stock option plan was effective April 3, 1990, our 1996 stock option plan was effective September 6, 1996, and our 2000 management performance common stock option plan was effective May 11, 2000. Under each of these plans, we are generally authorized to grant options to purchase shares of our common stock to certain of our employees, directors, officers and consultants and certain employees, officers and consultants of our subsidiaries, except that consultant grants are authorized only under the 1996 stock option plan.

Options under these plans are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options, except that only nonqualified stock options are authorized under our 2000 management performance common stock option plan.

Of the aggregate 4,240,950 shares that were subject to outstanding employee stock options as of March 24, 2002, 506,000 shares remained subject to awards then outstanding under our 1990 stock option plan, 603,500 shares remained subject to awards then outstanding under our 1996 stock option plan and 3,131,450 shares remained subject to awards then outstanding under our 2000 stock option plan. Our authority to grant new awards under the 1990 stock option plan terminated on April 2, 2000. No new awards will be granted under the 1996 stock option plan or under the 2000 management performance common stock option plan after the consummation of this offering.

Our board of directors administers each of these plans. Our board of directors may delegate its authority under any of these plans to a committee appointed by the board. The administrator of the applicable plan, either our board of directors or a committee appointed by the board, has the power to, among other things, interpret and administer the plan, determine the exercise price of the options, determine the number of shares subject to each option, determine the exercise or vesting period for each option, determine eligibility for participation in the plan and accelerate the time during which an option may be exercised. The purchase price for any shares acquired upon exercise of an option generally may be paid in cash or, subject to certain restrictions, shares of our common stock or by delivery of a promissory note. All options granted under these plans expire no later than ten years from their date of grant. Options granted under these plans are generally non-transferable other than by will or the laws of descent and distribution, except certain transfers for tax or estate planning purposes may be permitted.

As is customary in incentive plans of this nature, the share limit under each of these plans, as well as the number of shares subject to outstanding awards and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events.

Each of these plans contains various change of control provisions. Stock options under our 1990 and 1996 stock option plans automatically vested as a result of the change of control that occurred following our issuance of common stock in connection with the acquisition of The Snyder Group Company and Quad-C’s $25.0 million equity investment in May 2000 through its affiliates. Outstanding options under our 2000 management performance common stock option plan may become fully vested in connection with the sale or disposition of substantially all of our common stock or our assets. In addition, the plan administrator may provide for the assumption, substitution or settlement of the outstanding options under the 2000 management performance common stock option plan in the event of a “control transfer.” A control transfer is defined in the 2000 management performance common stock option plan and generally includes any person or group of persons who were not our stockholders on April 30, 2000 becoming the owner of 50.0% or more of our outstanding voting shares, our merger, consolidation, or other reorganization in which any such person or group owns 50.0% or more of the outstanding voting shares of the surviving or resulting entity, or all or substantially all of our assets are sold or otherwise transferred to any such person or group.

Our board of directors may amend, suspend or discontinue these plans at any time, however, no such action may adversely alter any outstanding stock option without the consent of the optionholder. Plan amendments will generally not be submitted to stockholders for their approval unless applicable law requires such approval.

2002 Stock Incentive Plan

We intend to adopt a 2002 stock incentive plan prior to consummation of this offering to provide an additional means to attract, motivate, reward and retain key personnel. We expect our board of directors and our stockholders to approve this plan prior to the consummation of this offering. The 2002 stock incentive plan will give our board of directors, or a committee appointed by our board of directors, the authority to determine who may participate in the plan and to grant different types of stock incentive awards. Our employees, officers, directors and consultants may be selected to receive awards under the plan.

The total number of shares of common stock that will be authorized for issuance with respect to awards granted under the 2002 stock incentive plan will be determined by our board of directors and approved by our stockholders prior to consummation of this offering. Any shares subject to awards that are not paid or exercised before they expire or are terminated will become available for other award grants under the 2002 stock incentive plan.

Awards under the plan may be in the form of nonqualified stock options, incentive stock options, stock appreciation rights, or SARs, limited stock appreciation rights or SARs limited to specific events, such as in a change in control or other special circumstances, restricted stock, performance share awards, or stock bonuses. Awards under the plan generally will be nontransferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers for tax or estate planning purposes.

Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110.0% of fair market value of the common stock for any 10.0% owner of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services.

Our board of directors, or a committee of directors appointed by our board of directors, will have the authority to administer the plan. The administrator of the plan will have broad authority to:

•	designate recipients of awards;

•	determine or modify, subject to any required consent, the terms and provisions of awards, including the price, vesting provisions, terms of exercise and expiration dates;

•	approve the form of award agreements;

•	determine specific objectives and performance criteria with respect to performance awards;

•	construe and interpret the 2002 stock incentive plan; and

•	re-price, accelerate and extend the exercisability or term, and establish the events of termination or reversion of outstanding awards.

Each award granted under the 2002 stock incentive plan may, in the discretion of the plan administrator, become fully vested, exercisable, and/or payable, as applicable, upon a change of control event if the award will not be assumed or substituted for or otherwise continued after the event. A change of control, as defined in the 2002 stock incentive plan, will generally include:

•	stockholder approval of our dissolution or liquidation;

•	certain changes in a majority of the membership of our board of directors over a period of two years or less;

•
the acquisition of more than 20.0% of our outstanding voting securities by any person other than a person who held more than 20.0% of our outstanding voting securities as of the date that the 2002 stock incentive plan was approved, a company benefit plan, or one of their affiliates, successors, heirs, relatives or certain donees or certain other affiliates;

•	certain transfers of all or substantially all of our assets; and

•
a merger, consolidation or reorganization (other than with an affiliate) whereby our stockholders do not own more than 50.0% of the outstanding voting securities of the resulting entity after such event.

In addition, if we terminate any participant’s employment for any reason other than for cause either in express anticipation of, or within one year after a change in control event, then all awards held by that participant will vest in full immediately before his or her termination date. The plan administrator may also provide for alternative settlements (including cash payments), the assumption or substitution of awards or other adjustments in the event of a change in control event or in the context of any other reorganization of the company.

Our board of directors may amend, suspend or discontinue the plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law. The 2002 stock incentive plan will not be exclusive—our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The plan will terminate on the tenth anniversary of its adoption; however, the committee will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, SARs and other rights to acquire common stock under the plan is ten years after the initial date of the award, subject to provisions for further deferred payment in certain circumstances.

The exercise price of options or other awards will generally be payable in cash or, subject to certain restrictions, shares of our common stock or, if authorized by the plan administrator, by delivery of a promissory note. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

Employee Stock Purchase Plan

We intend to adopt an employee stock purchase plan prior to consummation of this offering to provide certain of our employees with an incentive to advance the best interests of our company by providing a method whereby they may voluntarily purchase our common stock at a favorable price and upon favorable terms. We expect our board of directors and our stockholders to approve this plan prior to the consummation of this offering. Generally, all of our officers and employees who have been employed by us for at least 90 days, who are regularly scheduled to work more than a designated minimum number of hours per week, and who are customarily employed more than five months per year will be eligible to participate in the plan.

The plan will generally operate in successive six-month periods, or offering periods, commencing on each January 1 and July 1. On the first day of each offering period, or grant date, each employee eligible to participate in the plan who has timely filed a valid election to participate for that offering period will be granted an option to purchase shares of our common stock. A participant must designate in his or her election the percentage of his or her compensation (subject to certain limits in the plan and limits under the Internal Revenue Code) to be withheld from his or her pay during that offering period on an after-tax basis and credited to a bookkeeping account maintained under the plan in his or her name.

Each option granted with respect to an offering period will automatically be exercised on the last day of that offering period, or the exercise date. The number of shares of our common stock acquired by the holder of the option will be determined by dividing the participant’s plan account balance as of the exercise date by the option price. The option price for an offering period will equal 85.0% of the fair market value of a share of our common stock on the first day of that offering period or 85.0% of the fair market value of a share of our common stock on the last day of that offering period, whichever amount is less.

Generally, a participant’s plan participation will terminate during an offering period, and his or her plan account balance will be paid to him or her in cash, if the participant elects a withdrawal of his of her contributions or if the participant’s employment by us or one of our participating subsidiaries terminates.

The maximum aggregate number of shares of our common stock available under our employee stock purchase plan will be determined by our board of directors and approved by our stockholders prior to consummation of this offering. As required by the Internal Revenue Code, a participant cannot purchase more than $25,000 of stock (valued at the start of the applicable offering period) under the plan in any one calendar year. In the event of a merger, consolidation, recapitalization, stock split, stock dividend, combination of shares, or other change affecting our common stock, a proportionate and equitable adjustment will be made to the number of shares subject to the plan and outstanding plan options.

The plan will be administered by our board of directors or a committee appointed by our board of directors. The plan will not limit the authority of our board of directors or the compensation committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Our board of directors may amend, modify or terminate the plan at any time and in any manner, provided that the existing rights of participants are not materially adversely affected thereby. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law. Unless previously terminated by our board of directors, no new offering periods will commence on or after the tenth anniversary of the plan’s adoption or, if earlier, when no shares remain available for options under the plan.

Employment agreements

Mike Snyder

We have an employment agreement with Mike Snyder. Pursuant to this agreement, Mr. Snyder serves as the chairman of our board, our chief executive officer and our president and receives an annual base salary of $330,750. Mr. Snyder is also entitled to participate in our annual incentive compensation plan and all other incentive, savings and retirement plans, practices, policies and programs to the same extent as other senior executive employees. The employment agreement has an initial term ending in May 2005, which will be automatically extended for additional one-year periods unless either we or Mr. Snyder give written notice not to extend the agreement.

In the event Mr. Snyder is terminated other than for cause as defined in the agreement to include, among other things, neglect in the performance of his duties, engaging willfully in misconduct in the performance of his duties and failure to follow lawful directives from the board of directors, or Mr. Snyder terminates his employment with us for a substantial breach as defined in the agreement to include a reduction in his base salary, the removal of Mr. Snyder from his current officer positions other than for cause and a change in control, Mr. Snyder will receive severance pay which includes: payment of his base salary for one year, the bonus he would have received on the next bonus payment date, and participation in our health and welfare benefit plans for himself and his family for one year. In the event Mr. Snyder’s employment is terminated by reason of his death or disability, Mr. Snyder’s estate will receive all accrued but unpaid and deferred compensation and shall have the right to require us to purchase common stock held by the estate having a fair market value of up to $5.0 million and Mr. Snyder’s family shall have the right to participate in our health and other welfare benefit plans for one year.

Mr. Snyder has agreed not to engage in any activity relating to the casual dining business anywhere in the United States until the later of May 11, 2005 and two years following the termination of his employment.

Mike Woods

We also have an employment agreement with Mike Woods, our senior vice president of franchise development. Pursuant to the agreement, if Mr. Woods is terminated without cause he is entitled to severance pay equal to his then current base salary paid monthly for one year.

Indemnification of directors and executive officers and limitation on liability

Our bylaws currently provide and, upon the closing of this offering our amended and restated bylaws will provide, that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, provided that, with respect to proceedings initiated by our officers and directors, we are only required to indemnify these persons if the proceeding was authorized by our board of directors. Our bylaws permit us, by action of our board of directors, to indemnify our other employees and agents to the same extent as we are required to indemnify our officers and directors. We are also empowered under our bylaws to enter into indemnification agreements with our directors, officers, employees or agents and to purchase insurance on behalf of any of our director, officer, employee or agent whether or not we are required or permitted to indemnify such persons under Delaware law.

We have entered into indemnification agreements with certain of our directors and executive officers and intend to enter into indemnification agreements with all of our other directors and executive officers prior to the consummation of this offering. Under these agreements, we will indemnify our directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. For any criminal proceedings, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, upon the closing of this offering, our amended and restated bylaws will provide that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

There is no pending litigation or proceeding involving any of our directors or officers for which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RELATED PARTY TRANSACTIONS

Acquisition of The Snyder Group Company

In February 2000, our operating subsidiary, Red Robin International, Inc., entered into an agreement and plan of merger with The Snyder Group Company and the stockholders of The Snyder Group Company, whereby we agreed to acquire all of the outstanding capital stock of The Snyder Group Company in exchange for approximately 5.5 million shares of our common stock, $9.2 million in debentures and $1.8 million in cash and promissory notes payable to the stockholders of The Snyder Group Company. We completed this acquisition in May 2000.

In connection with this transaction, certain stockholders of The Snyder Group Company who are also one of our directors, officers or principal stockholders received the following:

•
Mike Snyder, our chief executive officer, received $4,100 in cash, $5.5 million in debentures repaid by us in August 2001, $18,870 in debentures repaid by us in May 2001 and 2,301,576 shares of our common stock.

•	Mike Woods, our senior vice president of franchise development, received $2,241 in cash, $399,934 pursuant to a promissory note repaid by us in August 2001 and 201,087 shares of our common stock.

•	Bob Merullo, our senior vice president of operations, received $2,241 in cash, $399,934 pursuant to a promissory note repaid by us in August 2001 and 201,087 shares of our common stock.

•
Steve Snyder, Mike Snyder’s brother and one of our principal stockholders, and his wife each received $2,050 in cash, $1.8 million in debentures repaid by us in August 2001, $9,435 in debentures repaid by us in May 2001 and 1,150,789 shares of our common stock.

Transactions with Quad-C

In May 2000, we sold an aggregate of 12.5 million shares of our common stock to RR Investors, LLC and RR Investors II, LLC, two entities affiliated with Quad-C and its principals, for a purchase price of $25.0 million. Edward T. Harvey, one of our directors, is the president and a director of RR Investors. In addition, Mr. Harvey holds a membership interest in Quad-C Advisors V, the general partner of RR Investor’s sole member, Quad-C Partners V, L.P. Terrence D. Daniels, one of our other directors, is the vice president and secretary of RR Investors. In addition, Mr. Daniels holds a membership interest in Quad-C Advisors V. Mr. Harvey is also the president and a director and Mr. Daniels is the vice president and secretary of RR Investors II, LLC. Mr. Harvey, Mr. Daniels and certain members of their immediate families own, directly or indirectly, membership interests of RR Investors II.

Concurrently with this sale of our common stock to RR Investors and RR Investors II, we entered into a consulting services agreement with Quad-C Management, Inc. In accordance with this agreement, we are required to pay Quad-C Management an aggregate of $200,000 per year, payable quarterly, for consulting services. This agreement will terminate upon the consummation of this offering. Mr. Harvey and Mr. Daniels are principals of and maintain ownership interests in Quad-C Management.

Option exercises

In April 2002, our board of directors approved the early exercise of options to purchase up to 2,250,000 shares of our common stock held by certain of our executive officers under our 2000 management performance common stock option plan and the exercise of options to purchase an additional 425,000 shares of our common stock subject to currently exercisable options held by certain of our executive officers under our 1990 and 1996 stock option plans.

•
Mike Snyder elected to exercise options to purchase an aggregate of 1,500,000 shares of common stock. Mr. Snyder paid the exercise price by delivering a full recourse promissory note in the principal amount of $3,000,000. This promissory note bears interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable on December 31, 2009.

•
Jim McCloskey elected to exercise options to purchase an aggregate of 500,000 shares of common stock. Mr. McCloskey paid the exercise price by delivering three full recourse promissory notes in the aggregate principal amount of $1,050,000. These promissory notes bear interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable as follows: June 26, 2006 with respect to $600,000 principal amount, December 31, 2009 with respect to $200,000 principal amount and January 29, 2012 with respect to $250,000 principal amount.

•
Bob Merullo elected to exercise options to purchase 250,000 shares of common stock. Mr. Merullo paid the exercise price by delivering a full recourse promissory note in the principal amount of $500,000. This promissory note bears interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable on December 31, 2009.

•
Mike Woods elected to exercise options to purchase an aggregate of 425,000 shares of common stock. Mr. Woods paid the exercise price by delivering two full recourse promissory notes in the aggregate principal amount of $850,000. These promissory notes bear interest at 4.65% per annum, with principal and accrued and unpaid interest due and payable as follows: January 6, 2007 with respect to $250,000 principal amount and December 31, 2009 with respect to $600,000 principal amount.

The indebtedness represented by each executive officer’s promissory note or notes becomes immediately due and payable in the event that the executive officer’s employment is terminated for any reason. Each executive officer has pledged the shares acquired by him as collateral for repayment of his respective full recourse promissory note or notes. The shares acquired by each executive officer upon the early exercise of stock options are subject to a right of repurchase in our favor, which right lapses as the shares vest.

Board representation and registration rights

Pursuant to an amended and restated shareholders agreement between us, entities affiliated with Quad-C, entities affiliated with Skylark Co., Ltd., and certain other of our stockholders, including Mike Snyder, the parties to the agreement agreed to vote their shares in favor of certain board nominees. See “Management—Board Composition.” The stockholders party to the agreement are also subject to certain restrictions on transfer of their securities. The amended and restated shareholders agreement will terminate upon consummation of this offering if this offering generates at least $30.0 million in gross proceeds and results in at least 20.0% of our outstanding common stock, options or other convertible securities being held by persons other than the parties to this agreement. If the shareholders agreement does not terminate automatically pursuant its terms, we will seek the approval of the parties to the agreement to terminate it.

Pursuant to a registration rights agreement, certain Quad-C affiliated entities and Skylark affiliated entities each has the right to demand that we register their shares of common stock two times; provided that the board of directors has the right to postpone a demand registration in certain circumstances. We have agreed to pay for all expenses in connection with the registration.

In addition, if we propose to register any of our securities under the Securities Act, including in this offering, certain Quad-C affiliated entities, certain Skylark affiliated entities and certain of our other stockholders are entitled to notice of the registration and to include their registrable shares in the offering. The underwriters have the right to limit the number of shares included in the registration in their discretion. We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions.

After this offering, the following stockholders will have registration rights with respect to the number of shares identified below:

Name	Number of Registrable Securities(1)
Michael J. Snyder	4,301,576
RR Investors, LLC (2)	12,019,231
RR Investors II, LLC (3)	480,769
Skylark Co., Ltd.	4,650,000
Hibari Guam Corporation	2,250,000
Gaishoku System Kenkyujo Company, Ltd. (Gaiken)	2,250,000
Kiwamu Yokokawa (4)	200,000
Gerald R. Kingen	1,021,500
Stephen S. Snyder, as trustee of the Stephen S. Snyder Intervivos Trust	2,301,578
Michael E. Woods	626,087
Robert J. Merullo	451,087
Shamrock Investment Company	398,890
George D. Hansen	25,374
Deborah Hansen	24,837
Beverly C. Brown	26,868
L.V. Brown, Jr.	30,268

(1)	This table reflects the early exercise of stock options by certain of our executive officers in April 2002. See “Related Party Transactions—Option Exercises.”
(2)	Quad-C Partners V, L.P. is the sole member of RR Investors, LLC, and as such, controls the disposition of the shares held by RR Investors, LLC and the exercise of the registration rights.
(3)
Edward T. Harvey, Terrence D. Daniels and certain other principals and employees of Quad-C collectively control the disposition of the shares held by RR Investors II, LLC and the exercise of the registration rights.

(4)	Consists of 200,000 shares of common stock issuable pursuant to stock options, all of which are exercisable within 60 days of March 24, 2002.

Indemnification agreements

For a description of our indemnification arrangements with our directors and executive officers, see “Management—Indemnification of Directors and Executive Officers and Limitation on Liability.”

Other related party transactions

Mike Snyder and Bob Merullo have an ownership interest in one of our franchisees, Mach Robin, LLC. Mike Snyder owns 31.0% and Bob Merullo owns 7.0%. We recognized franchise and royalty fees from Mach Robin in the amounts of $204,969 in 1999, $415,649 in 2000 and $803,198 in 2001. Mach Robin has a 40.0% ownership interest and a right to share in up to 60.0% of the profits of one of our other franchisees, Red Robin Restaurants of Canada, Ltd. We recognized franchise and royalty fees from Red Robin Restaurants of Canada in the amounts of $913,718 in 1999, $940,670 in 2000 and $849,801 in 2001.

We lease our restaurant building located at 9130 South Crown Crest Boulevard, Parker, Colorado 80138, from 2J Crown Point, LLC. Stol Operating, Ltd. is the manager of 2J Crown Point, and Steve Snyder, Mike Snyder’s brother and one of our principal stockholders, is the president and the sole owner of Stol Operating. The lease is for a term of 20 years, ending in January 2022, and rent due under the lease is currently $18,718 per month.

We lease our restaurant building located at 3272 Fuhrman Avenue East, Seattle, Washington 98102, from Gerald R. Kingen, who previously served on our board of directors until May 2000. The lease is for a term of nine years, ending in April 2009, and rent due under the lease is currently $11,068 per month.

On May 11, 2000, we sold an aggregate of 2,250,000 shares of our common stock to Hibari Guam Corporation, an affiliate of Skylark Co., Ltd., in exchange for the satisfaction, forgiveness and cancellation of a promissory note executed in favor of Hibari Guam in the principal amount of $4.5 million pursuant to a common stock subscription agreement.

For a further description of transactions between us and some of our directors, see “Management—Compensation Committee Interlocks and Insider Participation.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock before and after the consummation of this offering for:

•	each person who beneficially owns more than 5.0% of our capital stock;

•	each of our directors;

•	each named executive officer;

•	all directors and executive officers as a group; and

•	each selling stockholder.

Unless otherwise indicated, the address for each person or entity named below is c/o Red Robin Gourmet Burgers, Inc., 5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership before the offering is based on 29,262,406 shares of common stock outstanding as of March 24, 2002.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering(1)
Name	Number	Percent(2)	Shares Being Offered	Number	Percent(2)
Quad-C Partners V, L.P.(3)	12,019,231	41.1%
Skylark Co., Ltd.(4)	6,900,000	23.6
Stephen S. Snyder Intervivos Trust(5)	2,301,578	7.9
Gaishoku System Kenkyujo Company, Ltd. (Gaiken)(6)	2,250,000	7.7
Hibari Guam Corporation(7)	2,250,000	7.7
Michael J. Snyder	2,801,576	9.6
James P. McCloskey(8)	300,000	1.0
Michael E. Woods(9)	326,087	1.1
Robert J. Merullo	201,087	*
Todd A. Brighton	—	—
Eric C. Houseman(10)	10,000	*
Tasuko Chino(11)	—	—
Terrence D. Daniels(12)	—	—
Edward T. Harvey(13)	—	—
Gary J. Singer(14)	16,000	*
Directors and Executive Officers as a group (10 persons)(15)	3,654,750	12.3

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.
(1)	This table does not give effect to the early exercise of stock options by certain of our executive officers. See “Related Party Transactions—Option Exercises.”
(2)
If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 24, 2002, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)
12,019,231 shares of our common stock are owned of record by RR Investors, LLC. As the sole member of RR Investors, Quad-C Partners V, L.P. has the sole power to vote and dispose of the shares held by RR Investors. Quad-C Advisors V, L.L.C. is the general partner of Quad-C Partners V. Edward T. Harvey, one of our directors, is the president and a director of RR Investors. In addition, Mr. Harvey has an indirect management interest in RR Investors as a holder of a 15.0% membership interest in Quad-C Advisors V. Terrence D. Daniels, one of our other directors, is the vice president and secretary of RR Investors. In addition, Mr. Daniels has an indirect membership interest in RR Investors as a holder of a 40.0% membership interest in Quad-C Advisors V. The address of this stockholder is c/o Quad-C Management, Inc., 230 East High Street, Charlottesville, Virginia 22902.

(4)
Includes 2,250,000 shares of common stock held by Hibari Guam Corporation, an indirect wholly owned subsidiary of Skylark Co., Ltd. Skylark Co., Ltd.’s address is Shacho-Shitsu Branch, 16th Floor, Shinjuku Green Tower, 6-14-1 Nishi Shinjuku, Shinjuku, Tokyo 160-0023 Japan.

(5)	These shares are beneficially owned by Stephen S. Snyder, as trustee of the Stephen S. Snyder Intervivos Trust. Mr. Snyder’s address is 2300 River Road, #17, Yakima, Washington 98902.
(6)	Gaishoku System Kenkyujo’s address is 1-25-8 Nishikubo, Musashino-shi, Tokyo, 180 Japan.
(7)	Hibari Guam Corporation’s address is 9999 South Marine Drive, Temuning, Guam 96911.
(8)	Consists of 300,000 shares of common stock subject to options exercisable within 60 days of March 24, 2002.
(9)	Includes 125,000 shares of common stock subject to options exercisable within 60 days of March 24, 2002.
(10)	Consists of 10,000 shares of common stock subject to options exercisable within 60 days of March 24, 2002.
(11)
Excludes 2,250,000 shares of common stock held by Gaishoku System Kenkyujo Company, Ltd. Mr. Chino owns approximately 25.0% of the outstanding capital stock of Gaishoku System Kenkyujo and his three brothers own the remaining 75.0% of the outstanding capital stock of Gaishoku System Kenkyujo. Mr. Chino and his three brothers are each members on the board of directors of Gaishoku System Kenkyujo. One of Mr. Chino’s brothers is also the president of Gaishoku System Kenkyujo. Mr. Chino disclaims beneficial ownership of these shares.

Also excludes 6,900,000 shares of common stock held by Skylark Co., Ltd. Mr. Chino owns approximately 4.9% of the outstanding capital stock of Skylark. Mr. Chino’s three brothers own an additional 14.7% of Skylark’s outstanding capital stock. Mr. Chino and his three brothers are each members on the board of directors of Skylark. Mr. Chino disclaims beneficial ownership of these shares.
(12)
Excludes 12,019,231 shares of common stock held by RR Investors, LLC and 480,769 shares of common stock held by RR Investors II, LLC. Mr. Daniels is the vice president and secretary of each of RR Investors and RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors and RR Investors II. In addition, Mr. Daniels has an indirect membership interest in RR Investors as a holder of a 40.0% membership interest in Quad-C Advisors V, L.L.C., the general partner of the sole member of RR Investors, Quad-C Partners V, L.P. Mr. Daniels also has a membership interest in RR Investors II equal to 22.5% and his four children collectively own an additional 20.8% of the outstanding membership interests of RR Investors II. Mr. Daniels disclaims beneficial ownership of these shares except to the extent of Mr. Daniels’ pecuniary interest therein.

(13)
Excludes 12,019,231 shares of common stock held by RR Investors, LLC and 480,769 shares of common stock held by RR Investors II, LLC. Mr. Harvey is the president and a director of each of RR Investors and RR Investors II and, as such, shares voting and dispositive power as to the shares held by RR Investors and RR Investors II. In addition, Mr. Harvey has an indirect membership interest in RR Investors as a holder of a 15.0% membership interest in Quad-C Advisors V, L.L.C., the general partner of the sole member of RR Investors, Quad-C Partners V, L.P. Mr. Harvey also has an indirect membership interest in RR Investors II through High Street Holdings, L.C., in which he is the manager and has an 80.0% ownership interest. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of Mr. Harvey’s pecuniary interest therein.

(14)	Includes 8,000 shares of common stock subject to options exercisable within 60 days of March 24, 2002.
(15)	Includes 443,000 shares of common stock subject to options exercisable within 60 days of March 24, 2002.

DESCRIPTION OF CAPITAL STOCK

Prior to the consummation of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. Immediately following the consummation of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of     shares of common stock, $0.001 par value per share, and     shares of preferred stock, $0.001 par value per share. As of March 24, 2002, there were 29,262,406 shares of common stock outstanding, held of record by 63 stockholders, and options to purchase 4,240,950 shares of common stock.

Common stock

Under our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. After payment of any dividends due and owing to the holders of preferred stock, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share in all assets remaining after payment of liabilities and liquidation preferences of outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred stock

In accordance with our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock. Our board of directors may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company. We have no present plans to issue any shares of preferred stock.

Registration rights

Pursuant to a registration rights agreement between us and certain of our stockholders, if at any time we propose to register our common stock under the Securities Act for our own account or the account of any of our stockholders or both, the stockholders party to the registration rights agreement are entitled to notice of the registration and to include registrable shares in the offering, provided that the underwriters of that offering do not limit the number of shares included in the registration. As of March 24, 2002, the stockholders with these registration rights held an aggregate of 28,683,065 shares of our common stock and options to purchase an aggregate of 2,375,000 shares of our common stock. We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

Anti-takeover provisions

Delaware law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15.0% or more of the company’s voting stock. The statute could delay, defer or prevent a change in control of our company.

Certificate of incorporation and bylaw provisions

Various provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•
divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•
prohibit cumulative voting in the election of directors unless required by applicable law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•
require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•
state that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, by the board of directors after a resolution is adopted by a majority of the total number of authorized directors, or by the holders of not less than 10.0% of our outstanding voting stock;

•	provide that the chairman or other person presiding over any stockholder meeting may adjourn the meeting whether or not a quorum is present at the meeting;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•
provide that certain provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our bylaws can be amended only by supermajority vote of the outstanding shares or our board of directors;

•	allow our directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Listing

We will apply to list our common stock on The Nasdaq Stock Market’s National Market under the trading symbol “RRGB.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Upon completion of this offering, we will have outstanding an aggregate of     shares of common stock. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates”, as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of restricted shares

The 29,262,406 shares of common stock held by existing stockholders as of March 24, 2002 are “restricted securities” under Rule 144. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act. We and our directors, officers and all of our existing stockholders and option holders have entered into lock-up agreements with the underwriters pursuant to which we and those holders of stock and options have agreed not to, directly or indirectly, sell, dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock without the prior consent of Banc of America Securities LLC for a period of 180 days after the date of this prospectus. This consent may be given at any time without public notice.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner, except if the prior owner was an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (a) one percent of the number of shares of common stock then outstanding (which will equal approximately     shares immediately after the offering); or (b) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owners except a prior owner who was an affiliate), is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, “144(k) shares” could be sold immediately upon the completion of this offering. As of March 24, 2002, an aggregate of approximately 1,934,078 shares qualified as 144(k) shares which are not otherwise restricted.

Registration rights

Upon completion of this offering, holders of 30,858,065 shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See “Description of Capital Stock—Registration Rights.” Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. These stockholders are not permitted to exercise their registration rights for at least six months following this offering.

Stock options

Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market beginning 90 days after the effective date of the registration statement, except with respect to Rule 144 volume limitations that apply to our affiliates.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a beneficial owner that, for U.S. federal income tax purposes, is a non-U.S. holder. As used in this prospectus, the term “non-U.S. holder” is a person that is not, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, in general, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion assumes that you will hold our common stock issued pursuant to this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of U.S. tax consequences does not address:

•	U.S. state and local or non-U.S. tax consequences;

•
specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is an entity that is treated as a partnership for U.S. tax purposes, the U.S. tax consequences of holding and disposing our common stock may be affected by determinations made at the partner level;

•	the tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

•
special tax rules that may apply to some non-U.S. holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, tax-exempt entities, or U.S. expatriates; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction.

This discussion is based on current provisions of the Code, U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Furthermore, this discussion does not give a detailed discussion of any state, local or foreign tax considerations.

We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding or disposing our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

Dividends

We do not anticipate paying cash dividends on our common stock in the foreseeable future. If dividends are paid to non-U.S. holders on shares of our common stock, however, such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, directly or through an entity treated as a partnership for U.S. tax purposes, or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income or income attributable to a permanent establishment to be exempt from withholding. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. tax purposes may be subject to an additional “branch profits tax” at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

•
in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•
in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other disposition of our common stock unless any one of the following is true:

1.
The non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other requirements are met;

2.
The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, directly or through an entity treated as a partnership for U.S. tax purposes and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment of such non-U.S. holder; or

3.
Our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. holder holds our common stock or (ii) the 5-year period ending on the date the non-U.S. holder disposes of our common stock. As long as our common stock is regularly traded on an established securities market for tax purposes, our common stock will not be treated as a U.S. real property interest with respect to a non-U.S. holder that has not beneficially owned more than 5.0% of such regularly traded common stock at any time within the five-year period preceding such disposition. We believe that we are a U.S. real property holding corporation and will remain a U.S. real property holding corporation for the foreseeable future. See discussion below.

Non-U.S. holders described in clause (1) above are taxed on their gains (including gains from sales of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets incurred during the year) at a flat rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders described in clause (2) or (3) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder described in clause (2) is a corporation, it may be subject to the branch profits tax at a rate equal to 30.0% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

In general, we will be treated as a “U.S. real property holding corporation” if the fair market value of our “U.S. real property interests” equals or exceeds 50.0% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time, will depend on the particular facts and circumstances applicable at the time.

However, even if we are or have been a U.S. real property holding corporation, a non-U.S. holder which did not beneficially own, directly or indirectly, more than 5.0% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that our common stock was held by the non-U.S. holder (a “non-5.0% holder”) and which is not otherwise taxed under any other circumstances described above, generally will not be taxed on any gain realized on the disposition of our common stock if, at any time during the calendar year of the disposition, our common stock was regularly traded on an established securities market within the meaning of the applicable U.S. Treasury regulations.

We have applied to have our common stock listed on the NASDAQ. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on NASDAQ by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price. If our common stock were not considered to be regularly traded on NASDAQ at any time during the applicable calendar year, then a non-5.0% holder would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our common stock on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by the non-5.0% holder during the taxable year and, in such case, the person acquiring our common stock from a non-5.0% holder generally would have to withhold 10.0% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the IRS in accordance with applicable U.S. Treasury regulations. We urge all non-U.S. holders to consult their own tax advisors regarding the application of these rules to them.

U.S. federal estate taxes

Our common stock beneficially owned or treated as beneficially owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 30.0%, subject to a schedule that reduces the rate over time to 28.0% in 2006).

A non-U.S. holder is required to certify its non-U.S. status in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; (ii) a foreign person that derives 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (iii) a controlled foreign corporation as defined in the Code; or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws and any applicable income or estate tax treaty.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc. and First Union Securities, Inc. are acting as representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
U.S. Bancorp Piper Jaffray Inc.
First Union Securities, Inc.

Total

The underwriters initially propose to offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow some dealers a concession of no more than $            per share. The underwriters also may allow, and any dealer may reallow, a concession of no more than $            per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters, and

•	the right to reject orders in whole or in part.

The underwriters have an option to buy up to                additional shares of common stock from us and the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional shares approximately in proportion to the amounts specified in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

The underwriting fee is equal to the public offering price per share of the common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is     % of the initial public offering price. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Red Robin
	No Exercise	Full Exercise
Per Share
Total

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share
Total

In addition, we estimate that our share of total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $         .

We and our directors, officers and all of our existing stockholders and option holders have entered into lock-up agreements with the underwriters pursuant to which we and those holders of stock and options have agreed not to, directly or indirectly, sell, dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock without the prior consent of Banc of America Securities LLC for a period of 180 days after the date of this prospectus. This consent may be given at any time without public notice.

We will apply to list our common stock on The Nasdaq National Market under the symbol “RRGB.”

We will indemnify the underwriters against some specified types of liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect to those liabilities.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. Among the factors considered in those negotiations are:

•	the history of, and prospects for, our company and the industry in which we compete,

•	the past and present financial performance of our company,

•	an assessment of our management,

•	the present state of our development,

•	the prospects for our future earnings,

•	the prevailing market conditions of the applicable United States securities market at the time of this offering,

•	market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to our company, and

•	other factors deemed relevant.

The estimated initial public offering price set forth on the cover of this prospectus is subject to change as a result of market conditions and other factors.

The underwriters, at our request, have reserved for sale to our employees, business associates and possible other third parties at the initial public offering price up to five percent of the shares being offered by this prospectus. The sale of shares to our employees, business associates and possible other third parties will be made by Banc of America Securities LLC. We do not know if our employees, business associates and possible other third parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries, including First Union Securities, Inc., under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking and other financial and banking services to us for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California. One of our directors, Gary J. Singer, is a partner of O’Melveny & Myers LLP and owns 8,000 shares of our common stock and options to purchase 8,000 shares of our common stock. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

Our financial statements as of December 31, 2000 and December 30, 2001, and for the years ended December 26, 1999, December 31, 2000 and December 30, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of The Snyder Group Company for the year ended December 26, 1999, and for the period December 27, 1999 through May 10, 2000, included in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

A copy of the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference facilities. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC’s website at www.sec.gov.

After this offering, we will have to provide the information and reports required by the Securities Exchange Act of 1934, as amended, and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available at the office of The Nasdaq National Market. For further information on obtaining copies of our public filings at The Nasdaq National Market you should call (212) 656-5060.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders  Red Robin Gourmet Burgers, Inc.  Greenwood Village, Colorado

We have audited the accompanying consolidated balance sheets of Red Robin Gourmet Burgers, Inc. (the Company) and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the years ended December 30, 2001, December 31, 2000 and December 26, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Red Robin Gourmet Burgers, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years ended December 30, 2001, December 31, 2000 and December 26, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP
Denver, Colorado
February 19, 2002, except for the third and fourth paragraphs of note 15,  as to which the date is April 26, 2002

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2000	December 30, 2001
Assets
Current Assets:
Cash and cash equivalents	$8,316,826	$18,992,153
Accounts receivable, net	3,398,531	2,697,197
Inventories	2,607,272	2,745,898
Prepaid expenses and other current assets	1,866,486	2,072,715
Income tax refund receivable	1,045,494	25,379
Deferred tax asset	3,371,444	1,667,165
Restricted current assets—marketing funds	834,121	680,607

Total current assets	21,440,174	28,881,114
Real estate held for sale	3,696,574	842,496
Property and equipment, net	72,159,703	82,451,120
Deferred tax asset	8,172,572	8,652,382
Goodwill, net	23,114,528	22,554,777
Notes receivable—stockholder/officer	300,000	600,000
Other assets, net	12,300,847	11,059,097

Total assets	$141,184,398	$155,040,986

See Notes to Consolidated Financial Statements.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2000	December 30, 2001
Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$5,004,767	$5,669,512
Accrued payroll and payroll-related liabilities	4,951,330	7,254,058
Unredeemed gift certificates	2,237,199	2,341,504
Accrued liabilities	6,209,630	7,200,640
Accrued liabilities—marketing funds	834,121	680,607
Current portion of long-term debt	4,387,221	5,077,515

Total current liabilities	23,624,268	28,223,836
Deferred rent payable	3,761,506	4,229,199
Long-term debt	74,025,280	75,009,577
Commitments and contingencies (note 10)	—	—
Stockholders’ Equity:
Common stock, $.001 par value: 50,000,000 shares authorized; 29,221,394 and 29,261,906 shares issued and outstanding at 2000 and 2001, respectively	29,221	29,262
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	53,354,713	53,435,696
Retained earnings (accumulated deficit)	(13,610,590)	(5,886,584)

Total stockholders’ equity	39,773,344	47,578,374

Total liabilities and stockholders’ equity	$141,184,398	$155,040,986

See Notes to Consolidated Financial Statements.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001
Revenues:
Restaurant	$121,430,239	$180,413,546	$214,963,264
Franchise royalties and fees	8,248,810	8,247,439	9,002,090
Rent revenue	333,101	509,514	519,408

Total revenues	130,012,150	189,170,499	224,484,762

Costs and Expenses:
Restaurant operating costs:
Cost of sales	30,158,666	43,945,312	50,913,947
Labor	43,503,825	64,565,631	74,853,721
Operating	19,429,491	27,959,620	33,194,842
Occupancy	7,997,915	11,519,135	14,785,060
Restaurant closures and impairment	(330,000)	1,302,186	36,359
Depreciation and amortization	5,394,203	8,065,141	10,491,058
General and administrative	13,434,319	17,116,344	16,844,988
Franchise development	2,508,426	3,386,169	3,703,485
Pre-opening costs	770,597	2,506,387	920,845

Total costs and expenses	122,867,442	180,365,925	205,744,305

Income from operations	7,144,708	8,804,574	18,740,457
Other (Income) Expense:
Interest expense	4,155,967	6,482,028	7,850,101
Interest income	(185,912)	(741,521)	(746,344)
Other	390,971	190,715	190,437

Total other expense	4,361,026	5,931,222	7,294,194

Income before income taxes	2,783,682	2,873,352	11,446,263
(Provision) benefit for income taxes	1,595,989	12,557,195	(3,722,257)

Net income	$4,379,671	$15,430,547	$7,724,006

Net Income Per Share:
Basic	$0.51	$0.71	$0.26

Diluted	$0.51	$0.71	$0.26

Weighted Average Shares Outstanding:
Basic	8,617,079	21,587,290	29,247,856

Diluted	8,617,079	21,587,290	29,684,159

See Notes to Consolidated Financial Statements.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance, December 27, 1998	8,614,675	$8,615	$14,121,680	$(33,420,808)	$(19,290,513)
Options exercised for common stock	25,000	25	49,975	—	50,000
Net income	—	—	—	4,379,671	4,379,671

Balance, December 26, 1999	8,639,675	8,640	14,171,655	(29,041,137)	(14,860,842)
Common stock issued, including The Snyder Group Company acquisition and debt retirement, net of offering costs of $1,959,799	20,562,219	20,561	39,144,078	—	39,164,639
Options exercised for common stock	19,500	20	38,980	—	39,000
Net income	—	—	—	15,430,547	15,430,547

Balance, December 31, 2000	29,221,394	29,221	53,354,713	(13,610,590)	39,773,344
Common stock issued	28,012	28	55,996	—	56,024
Options exercised for common stock	12,500	13	24,987	—	25,000
Net income	—	—	—	7,724,006	7,724,006

Balance, December 30, 2001	29,261,906	$29,262	$53,435,696	$(5,886,584)	$47,578,374

See Notes to Consolidated Financial Statements

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001
Cash Flows From Operating Activities:
Net income	$4,379,671	$15,430,547	$7,724,006
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	5,394,203	8,065,141	10,491,058
Loss (gain) on sale of property and equipment	52,252	(61,832)	191,552
Noncash restaurant closure and impairment costs	(330,000)	1,302,186	36,359
Provision for doubtful accounts, net of charge-offs	104,732	1,272,256	698,316
Provision (benefit) for deferred income taxes	(2,186,121)	(13,235,077)	1,224,469
Changes in operating assets and liabilities:
Accounts receivable	(1,405,280)	(1,981,133)	531,837
Inventories	(347,042)	(1,051,706)	(138,626)
Prepaid expenses and other current assets	(187,668)	(906,078)	(206,229)
Income tax refund receivable	(133,879)	(254,491)	1,020,116
Other assets	(815,424)	345,880	72,192
Trade accounts payable and accrued liabilities	2,509,359	(1,486,592)	3,426,428
Deferred rent payable	272,365	660,741	467,693

Net cash provided by operating activities	7,307,168	8,099,842	25,539,171

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	44,144	1,209,449	2,648,232
Purchases of property and equipment	(16,301,773)	(20,196,996)	(18,675,387)
Purchase of The Snyder Group Company	—	(1,572,900)	(56,024)
Issuance of notes receivable—stockholder/officer	—	(300,000)	(300,000)

Net cash used in investing activities	(16,257,629)	(20,860,447)	(16,383,179)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	9,500,000	53,133,034	6,376,775
Debt issuance costs	—	(2,052,642)	(459,419)
Amortization of debt issuance costs	32,084	83,882	223,139
Payments of long-term debt and capital leases	(1,100,697)	(48,007,002)	(4,702,184)
Repayment of debentures	—	(9,160,363)	—
Repayment of promissory note	—	(1,799,938)	—
Sale of common stock	50,000	23,704,333	81,024

Net cash provided by financing activities	8,481,387	15,901,304	1,519,335

(Continued)

See Notes to Consolidated Financial Statements.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001
Net increase (decrease) in cash and cash equivalents	$(469,074)	$3,140,699	$10,675,327
Cash and cash equivalents, beginning of year	5,645,201	5,176,127	8,316,826

Cash and cash equivalents, end of year	$5,176,127	$8,316,826	$18,992,153
Supplemental Disclosures, Including Non-Cash Transactions:
Interest paid	$4,320,276	$6,536,349	$7,805,576
Income taxes paid, net	$590,132	$817,102	$1,600,000
Note receivable from sale of property	$—	$1,195,121	$—
Common stock issued for The Snyder Group Company acquisition	$—	$10,960,306	$56,024
Common stock issued for debt retirement	$—	$4,500,000	$—
Debentures and promissory note issued for The Snyder Group Company acquisition	$—	$10,960,301	$—
Capital lease obligations incurred for equipment purchase	$211,513	$—	$—

See Notes to Consolidated Financial Statements.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 26, 1999, December 31, 2000 and December 30, 2001

1.    Significant Accounting Policies

Nature of the Business—Red Robin Gourmet Burgers, Inc. (RRGB), which was formed as a Delaware corporation in 2001, became the parent of Red Robin International Inc. (RRI), a Nevada corporation, through a series of corporate transactions in 2001. RRGB had no operations prior to merging with RRI. RRGB and its subsidiaries operate Red Robin restaurants from facilities that are owned or leased. Subsidiaries of RRGB also sell franchises and receive royalties from the operation of franchised Red Robin restaurants. At December 30, 2001, there were 77 company-owned restaurants in the United States and 105 franchise-operated restaurants located throughout the United States and Canada. RRGB and subsidiaries also own and lease to third parties certain land, buildings and equipment.

Consolidation—The consolidated financial statements include the accounts of RRGB and its wholly-owned subsidiaries (collectively, the Company). Material intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year—The Company’s fiscal year ends on the last Sunday in December. The Company’s fiscal years ended December 26, 1999, December 31, 2000 and December 30, 2001 covered 52, 53 and 52 weeks, respectively. For the purposes of the accompanying consolidated financial statements, the periods ended December 26, 1999, December 31, 2000 and December 30, 2001 are referred to as the fiscal years 1999, 2000 and 2001, respectively.

Cash Equivalents—For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted Current Assets-Marketing Funds—Current assets restricted solely for use by the Company’s two marketing fund programs have been segregated from the Company’s assets. Certain franchisees and Company restaurants contribute between 0.3% and 0.5% of adjusted sales to each marketing fund to be used for future advertising in accordance with the terms of each program. A liability related to the restricted current assets is recorded when the funds are received.

Inventories—Inventories consist of food, beverages and supplies and are valued at the lower of cost (first-in, first-out method) or market.

Real Estate Held for Sale—Real estate held for sale is recorded at cost, not to exceed net realizable value. Determination of the lower of cost or net realizable value involves subjective judgment, because the actual market value of property can only be determined by negotiation between the parties in a sale transaction. The ultimate recoverability and valuation of these assets is dependent on future events, and the ability to successfully sell these properties is heavily influenced by economic conditions affected by the real estate industry. During 2001, real estate with a carrying value of $2,854,079 was sold resulting in a loss of $4,079.

Property and Equipment—Depreciation on property and equipment is computed on the straight-line method for financial reporting purposes and on the straight-line and accelerated methods for tax purposes, based on the shorter of the estimated useful lives or the terms of the underlying leases of the related assets.

The Company capitalizes interest incurred on funds used to construct property and equipment. Interest capitalized totaled $217,057 in 1999, $327,494 in 2000 and $173,759 in 2001.

Debt Issuance Costs—Direct costs incurred for the issuance of debt are capitalized by the Company and amortized using the interest method over the term of the debt.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets—Intangible assets include franchise rights, workforce, and goodwill which arose in connection with the purchase business combination described in Note 2. Workforce assets are amortized over three years, franchise rights are amortized over 20 years, and goodwill is amortized over 30 years. Accumulated amortization for goodwill totaled $485,479 and $1,279,176 at December 31, 2000 and December 30, 2001, respectively.

Valuation of Long-Lived Assets—In accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” management assesses for impairment both those assets for which management has committed to a plan of disposal and long-lived assets to be held and used in continuing operations whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company will recognize an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset as determined by discounted cash flows or appraisals, if available.

Deferred Rent Payable—Deferred rent payable represents rental expense, recorded on a straight-line basis, in excess of actual rental payments.

Revenue Recognition—The Company typically grants franchise rights to private operators for a term of 20 years, with the right to extend the term for an additional ten years if certain conditions are satisfied. The Company provides management expertise, training, pre–opening assistance and restaurant operating assistance in exchange for area development fees, franchise fees, license fees and royalties of 3.0% to 4.0% of the franchised restaurant’s adjusted sales. Franchise fee revenue from individual franchise sales is recognized when all material obligations of and initial services to be provided by the Company have been performed, generally upon the opening of the restaurant. Until earned, these fees are accounted for as deferred revenue. Area franchise fees are dependent upon the number of restaurants in the territory as are the Company’s obligations under the area franchise agreement. Consequently, as the Company’s obligations are met, area franchise fees are recognized proportionately with the opening of each new restaurant. Royalties are accrued as earned, and are calculated each period based on the reporting franchisee’s adjusted sales.

Pre-opening Costs—The Company expenses pre-opening costs as incurred.

Income Taxes—The Company recognizes deferred tax liabilities and assets for the future consequences of events that have been recognized in the consolidated financial statements or tax returns of the Company. In the event the future consequences of differences between financial reporting bases and tax bases of the assets and liabilities of the Company result in a deferred tax asset, an evaluation is made of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Measurement of the deferred items is based on enacted tax laws.

Employee Stock Compensation Plans—The Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in its accounting for stock based compensation to employees whereby any intrinsic value as determined on the measurement date results in compensation.

Earnings Per Share—Basic earnings per share is computed by dividing net earnings by the weighted average shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if holders of options exercised their options to purchase common stock. The dilutive effect of stock options is calculated using the treasury stock method.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The computations for basic and diluted earnings per share are as follows:

	Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001
Net earnings	$4,379,671	$15,430,547	$7,724,006
Basic	8,617,079	21,587,290	29,247,856
Dilutive effect of stock options	—	—	436,303

Diluted weighted average shares outstanding	8,617,079	21,587,290	29,684,159
Earnings Per Share:
Basic	$0.51	$0.71	$0.26
Diluted	$0.51	$0.71	$0.26

New Accounting Pronouncements—On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended, requires derivative instruments to be recorded in the balance sheet at their fair value with changes in fair value being recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 in fiscal 2001 did not have a material impact on the Company’s financial statements.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 141, “Business Combinations.” SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001, eliminates the pooling-of-interests method and modifies the criteria for recognition of intangible assets. The Company adopted SFAS 141 effective with the beginning of fiscal 2002 and such adoption resulted in the reclassification of the carrying amount of workforce assets totaling approximately $1.2 million to goodwill.

Beginning in fiscal 2002, the Company is subject to SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of SFAS No. 142, goodwill and certain intangibles are no longer subject to amortization over their estimated useful life. Instead, impairment is assessed on an annual basis (or more frequently if circumstances indicate a possible impairment) by means of a fair-value-based test. In 2001, the Company had approximately $1,700,000 in amortization related to goodwill and certain intangibles. Beginning with fiscal year 2002 these assets will no longer be amortized. The Company has not assessed the impact of the initial impairment analysis on the financial statements.

In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 is effective with the Company’s fiscal year beginning in 2002 and is not expected to have a material impact on the Company’s financial statements.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Some of the more significant estimates included in the preparation of the financial statements pertain to allowances for doubtful accounts, asset impairments, closed restaurant reserves and workers compensation claims. Actual results could differ from those estimates.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments—The following disclosure of the estimated fair value of financial instruments has been determined using available market information and appropriate valuation methodologies. The carrying amounts of cash and cash equivalents, accounts receivables and accounts payable approximate fair values due to the short-term maturities of these instruments. The fair values of the Company’s debt has been estimated using discounted cash flow analyses based on market rates obtained from independent third parties for similar type debt. The carrying amounts and related estimated fair values for the Company’s debt is as follows:

	2000		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan	$49,633,418	$51,267,393	$47,303,212	$48,096,594
Collateralized notes and capital leases	28,779,083	29,250,346	32,783,880	37,072,602

Concentration of Risk—Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents by placing the Company’s financial instruments with major financial institutions. The Company’s trade accounts receivable are comprised principally of amounts due from its franchisees. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral. Management does not believe significant risk exists in connection with the Company’s concentrations of credit at December 30, 2001.

2.    Franchise Acquisition

On May 11, 2000, the Company acquired all of the outstanding stock of The Snyder Group Company (SGC), an entity controlled by Mike Snyder, an officer and stockholder of the Company, and partially owned by Mike Woods and Bob Merullo, officers of the Company, in exchange for approximately $9.2 million in debentures, approximately $1.8 million in promissory notes, and 5,480,153 shares of the Company’s common stock, valued at $2.00 per share. The purchase price, which included deal costs of approximately $1.6 million, was subject to adjustment based upon SGC’s net worth as of the date of closing, as defined. On May 10, 2001, the purchase price was adjusted by $112,048 through the issuance of 28,012 additional shares of the Company’s common stock and payment of $56,024. SGC operated 14 restaurants in the states of Colorado and Washington under franchise agreements with the Company. The Company accounted for the transaction as a purchase business combination. The purchase price has been allocated to assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows:

Current assets	$735,428
Property and equipment	10,564,947
Intangible assets and goodwill	32,221,211
Other assets	216,071
Liabilities assumed, including long term debt	(20,035,844)

Total	$23,701,813

The debentures accrued interest at 10.0% until being repaid in September 2000 in connection with the receipt of proceeds from the $50.0 million loan discussed at Note 8. The promissory notes also accrued interest at 10.0% and were repaid when the Company received proceeds from the $50.0 million loan. In connection with the acquisition, 2.5 million shares of the Company’s common stock issued to SGC’s stockholders have been placed in escrow to satisfy any adjustments to the purchase price and any claims of indemnity. Forty percent of the escrowed shares were released as of December 30, 2001. Fifty percent of the balance may be released two years

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

after closing. The remaining balance may be released on the earlier of three years after closing or the closing of the Company’s initial public offering (IPO) of common stock. The release of shares by the escrow agent will occur in the absence of any claims of indemnity.

The financial statements for the period after the Company’s acquisition of SGC represent the combined operations of the Company and SGC.

The following unaudited pro forma data summarizes the results of operations as if the 2000 acquisition had been completed at the beginning of fiscal year 2000. The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the estimated pro forma effect of royalties, interest expense, amortization of intangibles and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred as of the beginning of the year presented or that may be obtained in the future.

Year Ended December 31, 2000
Total revenues	$204,837,502
Net income	14,184,054
Earnings Per Share:
Basic	$0.49
Diluted	$0.49

3.    Accounts Receivable

Accounts receivable consists of the following at December 31, 2000 and December 30, 2001:

	2000	2001
Trade receivable due from franchisees	$1,794,023	$2,498,572
Receivable from landlords	3,024,675	1,530,817
Other	187,416	232,856

	5,006,114	4,262,245
Allowance for doubtful accounts	(1,607,583)	(1,565,048)

Accounts receivable, net	$3,398,531	$2,697,197

Activity in the allowance for doubtful accounts is as follows:

	1999	2000	2001
Allowance for doubtful accounts, beginning of year	$230,595	$335,327	$1,607,583
Additions	219,404	1,335,776	724,782
Decreases	(114,672)	(63,520)	(767,317)

Allowance for doubtful accounts, end of year	$335,327	$1,607,583	$1,565,048

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Restricted Current Assets – Marketing Funds

Marketing funds consist of the following at December 31, 2000 and December 30, 2001:

	2000	2001
Cash	$300,935	$161,516
Prepaids	345,971	281,593
Inventory	—	6,036
Accounts receivable from franchisees	187,215	231,462

Restricted current assets-marketing funds	$834,121	$680,607

5.    Property and Equipment

Property and equipment consists of the following at December 31, 2000 and December 30, 2001:

	Estimated Lives	2000	2001
Land		$6,880,518	$6,880,518
Buildings	15 to 30 years	6,280,339	6,373,239
Furniture, fixtures and equipment	3 to 7 years	39,440,719	46,104,220
Leasehold improvements	Shorter of lease term or life	52,961,926	64,844,180
Restaurant property leased to others	3 to 30 years	8,784,584	8,784,584
Construction in progress		4,938,974	4,450,897

		119,287,060	137,437,638
Accumulated depreciation and amortization		(47,127,357)	(54,986,518)

Property and equipment, net		$72,159,703	$82,451,120

Based upon management’s assessment of long-lived assets, the Company determined that the carrying amounts of certain of its long-lived assets were not recoverable and impairment losses were recognized in 2001 and 2000. The restaurants identified in management’s assessment had experienced losses from operations and cash flow losses.

The fair value of the assets to be held and used in continuing operations for which an impairment was recorded was estimated using the present value of estimated expected future cash flows in order to determine the amount of impairment loss.

Restaurant closure costs are mainly comprised of asset writedowns to net realizable value and reserves for closed restaurants (see Note 7). The restaurant closures and impairment costs recognized during the years ended December 26, 1999, December 31, 2000 and December 30, 2001 were $50,000, $1,302,186 and $36,359, respectively. In fiscal year 1999 there was a change in estimate of the fair value less disposal costs of certain assets to be disposed of resulting in a credit of $380,000.

The carrying value of restaurants to be disposed of are $128,076 and $0 at December 31, 2000 and December 30, 2001, respectively.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Other Assets

Other assets consist of the following at December 31, 2000 and December 30, 2001:

	2000	2001
Franchise rights	$5,800,000	$5,800,000
Workforce	2,530,000	2,530,000
Loan fees	2,454,855	2,630,956
Note receivable	1,195,121	1,050,000
Deposits	322,129	252,009
Liquor licenses	771,723	919,925
Other	59,540	91,732

	13,133,368	13,274,622
Accumulated amortization	(832,521)	(2,215,525)

Other assets, net	$12,300,847	$11,059,097

The note receivable resulted from the sale of certain property, and was to be paid over five years with monthly payments of $11,545 and a balloon payment due August 2005. Interest is fixed at 10.8%. The note receivable is collateralized by the property sold. In July 2001, the debtor ceased making payments due to financial difficulties and, in February 2002, the property was reacquired in settlement of the note. A loss of $140,851 was recorded in 2001 for the writedown of the note to the fair value of the property.

7.    Closed Restaurant Reserve

The Company records a reserve when a decision is made to close a restaurant. The reserve principally consists of real estate brokerage costs for sales of owned property, lease termination fees and lease commitments post closing up to the date of sublease for leased properties. Activity in the closed store reserves account is as follows:

	1999	2000	2001
Closed stores reserves, beginning of year	$1,290,983	$671,881	$354,471
Additions	50,409	169,949	36,359
Decreases	(669,511)	(487,359)	(175,656)

Closed store reserves, end of year	$671,881	$354,471	$215,174

8.    Long-Term Debt

Long-term debt consists of the following at December 31, 2000 and December 30, 2001:

	2000	2001
Term loan	$49,633,418	$47,303,212
Collateralized notes payable and capital leases	28,779,083	32,783,880

	78,412,501	80,087,092
Current portion	(4,387,221)	(5,077,515)

Long-term debt	$74,025,280	$75,009,577

On September 6, 2000, the Company entered into a term loan agreement to borrow $50.0 million from a lender (term loan). This loan is payable in equal monthly installments of $593,790 with the final payment due September 1, 2012 and bears interest at 9.9%. The term loan is collaterized by certain property and equipment

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the pledge of the stock of RRI. The term loan contains financial and other covenants, including covenants that require the Company to maintain various financial ratios, and restricts the Company’s ability to incur indebtedness or to create various liens. The term loan also requires the consent of the lender to engage in mergers or acquisitions, construction of new restaurants, sell assets, enter into certain capital leases or make junior payments, including cash dividends. Additionally, the loan agreement requires that upon the consummation of a qualifying IPO of its common stock, the Company must pay $10.0 million of the principal balance outstanding, all interest accrued on that principal plus a prepayment premium between 1.0% and 4.0% of the payment. As of December 30, 2001, the Company is in compliance with all covenants.

The collateralized notes payable are secured by certain property and equipment of the Company. Under some of these agreements, the Company is required to maintain certain financial ratios. As of December 30, 2001, the Company is in compliance with all covenants. The collateralized notes payable require monthly principal and interest payments through 2016, with a weighted average interest rate of 9.1% at December 30, 2001.

Maturities of long-term debt are as follows:

2002	$5,077,515
2003	5,060,889
2004	5,233,094
2005	7,331,474
2006	6,131,984
Thereafter	51,252,136

$80,087,092

9.    Income Taxes

The (provision) benefit for income taxes consists of the following for the years ended December 26, 1999, December 31, 2000 and December 30, 2001 is as follows:

	1999	2000	2001
Current:
Federal	$(586,121)	$(670,484)	$(1,964,493)
State	(4,011)	(7,398)	(533,295)
Deferred:
Federal	170,758	284,494	(1,104,231)
State	(260,478)	(183,937)	(120,238)

	(679,852)	(577,325)	(3,722,257)
Change in valuation allowance	2,275,841	13,134,520	—

	$1,595,989	$12,557,195	$(3,722,257)

During the year ended December 26, 1999, the Company realized benefits from the use of approximately $624,140 of alternative minimum tax operating losses. During the year ended December 31, 2000, the Company realized benefits from the use of approximately $2,615,631 of regular federal tax operating losses.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of income tax (provision) benefit that would result from applying the federal statutory rate to income tax (provision) benefit as shown in the consolidated statements of operations is as follows for the years ended December 26, 1999, December 31, 2000 and December 30, 2001:

	1999	2000	2001
Tax provision at federal statutory rate	$(946,452)	$(976,940)	$(3,891,729)
State income taxes	(244,675)	(271,796)	(806,826)
General business and other tax credits	546,925	804,036	990,556
Other	(35,650)	(132,625)	(14,258)
Change in valuation allowance	2,275,841	13,134,520	—

	$1,595,989	$12,557,195	$(3,722,257)

The Company’s federal and state deferred taxes consist of the following at December 31, 2000 and December 30, 2001:

	2000	2001
Alternative minimum tax credits	$1,113,583	$1,445,636
General business and other tax credits	5,306,064	4,708,664
Net operating losses-state	140,142	175,329
Property and equipment basis differences	4,945,324	3,281,582
Deferred rent	1,524,538	1,714,094
Reserves for doubtful accounts, salaries, vacations,
insurance and other liabilities	1,147,179	1,411,222
Other, net	403,332	207,419
Workforce basis difference	(815,068)	(473,264)
Franchise rights basis difference	(2,221,078)	(2,151,135)

Net deferred tax asset	$11,544,016	$10,319,547

During the years ended December 30, 2000 and December 31, 1999, the deferred tax asset valuation allowance decreased by $13,134,520 and $2,275,841, respectively. These decreases are primarily the result of the Company’s analysis of the improvement in the likelihood of realizing the future tax benefit of the then existing tax attributes. Realization of the net deferred tax asset is dependent upon profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that the net recorded benefits will be realized through the reduction of future taxable income. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if actual future taxable income is lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

As of December 31, 2001, the Company has state net operating losses totaling approximately $2,685,000 available to reduce future taxes which expire through 2012. Additionally, the Company has federal alternative minimum tax credits of $1,445,636 available with no expiration date. The Company also has general business and other tax credits totaling $4,708,664 available to offset future taxes which expire through 2006.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Commitments and Contingencies

Leasing Activities—The Company leases land, buildings and equipment used in its operations under operating leases. The Company leases two restaurants from stockholders. Rent paid under the restaurant leases with the stockholders was $126,163, $154,952 and $207,415 during fiscal years 1999, 2000, and 2001, respectively. The Company leases two other restaurants from an entity in which a franchisee has an ownership interest. One of these restaurants was acquired as part of the acquisition of SGC. Rent paid under these leases was $417,227 after the date of the SGC acquisition during fiscal 2000 and $621,677 during fiscal 2001.

The operating leases have terms ranging from one year to twenty years and generally contain renewal options which permit the Company to renew the leases at prevailing market rates. Certain equipment leases also include options to purchase equipment at the end of the lease term.

Land and building lease agreements require contingent rentals based on a percentage of stated sales volumes. Certain lease agreements also require the Company to pay maintenance, insurance and property tax costs. Rental expense related to land, building and equipment leases including related parties is as follows:

	1999	2000	2001
Minimum rent	$4,757,404	$7,220,168	$9,593,137
Percentage rent	661,298	1,090,149	944,977

	$5,418,702	$8,310,317	$10,538,114

The Company leases certain of its owned land, buildings and equipment to outside parties under noncancelable operating leases. Cost of the leased land, buildings and equipment at December 31, 2000 and December 30, 2001 was $8,784,584 and related accumulated depreciation was $3,383,743 and $3,634,322, respectively.

Future minimum lease commitments and minimum rental income under all leases as of December 30, 2001 are as follows:

	Capital Leases	Operating Leases	Rental Income
2002	$1,905,104	$9,675,955	$172,500
2003	1,829,233	9,596,992	172,500
2004	1,869,287	9,056,611	172,500
2005	1,914,634	8,540,976	172,500
2006	1,961,257	7,758,591	172,500
Thereafter	18,482,773	62,686,251	980,200

Total	$27,962,288	$107,315,376	$1,842,700
Less amount representing interest at 6.0%–13.4%	(14,710,680)

Present value of future minimum payments	13,251,608
Less current portion	442,578

Long-term capital lease obligation	$12,809,030

As of December 31, 2000 and December 30, 2001, property and equipment included $10,894,769 of assets under capital lease and $1,292,597 and $1,944,502 of related accumulated depreciation, respectively.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies—In the normal course of business, the Company has various claims in process, matters in litigation and other contingencies. While it is not possible to predict the outcome of these suits, other legal proceedings and claims with certainty, management is of the opinion that adequate provision for potential losses has been made in the consolidated financial statements and that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operation or cash flows.

11.    Franchise Operations

	1999	2000	2001
Franchise Royalties and Fees:
Royalty income	$7,902,810	$7,934,226	$8,520,990
Franchise fees	346,000	313,213	481,100

Total franchise royalties and fees	8,248,810	8,247,439	9,002,090

Franchise Development Costs:
Payroll and employee benefit costs	727,653	1,313,785	1,344,745
General and administrative	1,780,773	2,072,384	2,358,740

Total franchise development costs	2,508,426	3,386,169	3,703,485

Operating income from franchise operations	$5,740,384	$4,861,270	$5,298,605

12.    Related Parties

The Snyder Group Company, controlled by an officer and stockholder of the Company, which operated 14 of the Company’s franchised restaurants was acquired by the Company in May 2000. Royalty income from these restaurants for the period in fiscal 2000, prior to the date of the SGC acquisition, and for fiscal 1999 totaled $620,450 and $1,561,475, respectively.

Mike Snyder and Bob Merullo, each an officer and a stockholder, have an ownership interest in one of the Company’s franchisees, Mach Robin, LLC. Mike Snyder owns 31.0% and Bob Merullo owns 7.0%. The Company recognized franchise and royalty fees from Mach Robin in the amounts of $204,969 in 1999, $415,649 in 2000 and $803,198 in 2001. Mach Robin has a 40.0% ownership interest and a right to share in up to 60.0% of the profits of one of the Company’s other franchisees, Red Robin Restaurants of Canada, Ltd. The Company recognized franchise and royalty fees from Red Robin Restaurants of Canada in the amounts of $913,718 in 1999, $940,670 in 2000 and $849,801 in 2001.

In addition, there are also notes receivable from Mike Snyder. As of December 30, 2000 and December 31, 2001, the note balance was $300,000 and $600,000 respectively. The notes receivable—officer/stockholder are unsecured and mature in May 2005. Interest accrues at the greater of 6.6% or prime rate plus 2.0%. Interest is waived if certain financial benchmarks are met.

The Company’s indoor plant maintenance supplier, Tropical Interiors, is operated by one of Mike Snyder’s brothers, Brad Snyder. The Company paid Tropical Interiors $44,596 in 1999, $152,279 in 2000 and $132,711 in 2001.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Stockholders’ Equity

On May 11, 2000, the Company sold 12,500,000 newly issued shares of common stock to Quad-C for $2.00 per share. Concurrently with this transaction, the Company entered into a consulting services agreement with Quad-C pursuant to which the Company retained Quad-C to render consulting and advertising services. Fees paid to Quad-C under this agreement were $140,887 in 2000 and $184,615 in 2001. Additionally, as a condition of the stock sale agreement, the Company converted $4.5 million in debt owed to an affiliated company into 2,250,000 shares of the Company’s common stock.

In connection with the above transactions, the Company’s stockholders entered into a Shareholders’ Agreement dated May 11, 2000 whereby, among other matters, each stockholder has agreed to grant a right of first refusal to the Company and to the other stockholders in the event of receipt of an offer to acquire his shares. Additionally, in the event that as of April 30, 2005 the Company has not yet completed an IPO of its stock with gross proceeds of at least $30.0 million and dilution of at least 20.0% to the then outstanding stockholders, each stockholder has the right to compel the Company and the other stockholders to sell shares of the Company’s stock held by them or to consummate an IPO.

Stock Compensation Plans—The Company has three stock based compensation plans: the 1990 Incentive Stock Option and Nonqualified Stock Option Plan (the 1990 Stock Plan), the 1996 Stock Option Plan (the 1996 Stock Plan), and the 2000 Management Performance Common Stock Option Plan (the 2000 Plan). The 1990 Stock Plan was amended in 1996 to limit the number of shares to be granted to 700,000 shares of common stock. Stock option awards under the 1990 Stock Plan are granted at fair market value as estimated by the Board of Directors. In September 1996, the Company authorized 950,000 shares of common stock for issuance under its 1996 Stock Plan to key personnel. Pursuant to the original terms of the 1990 and 1996 Stock Plans, all options outstanding became 100.0% vested upon the change in control.

The Company established the 2000 Plan on May 11, 2000. Under the 2000 Plan, options are granted to purchase common stock at the estimated fair market value at the date of grant. Vesting under the plan varies based on the attainment of certain financial results. If not sooner terminated by the Board of Directors, the 2000 Plan shall terminate at the close of business on April 15, 2010. Effective with the approval of the 2000 Stock Plan, the Board of Directors limited the total cumulative available options under all plans at 4,450,000 shares of common stock.

The 2000 Plan reserves 3,282,000 shares of the Company’s common stock for option awards to employees. Options to acquire a total of 2,987,600 shares of the Company’s common stock have been granted through December 30, 2001 under the 2000 Plan. Of the total, 18,000 were vested at December 30, 2001, 299,250 will vest in 2002, 476,550 will vest in 2003, and 2,193,800 will vest in 2004. Certain financial performance targets, as defined, may accelerate vesting.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Company’s three stock based compensation plans as of December 26, 1999, December 31, 2000 and December 30, 2001 and changes during the years then ended is presented below:

	1999		2000		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,548,100	$2.00	1,565,100	$2.00	4,098,100	$2.00
Granted	343,500	2.00	2,783,750	2.00	395,500	2.25
Canceled	(301,500)	2.00	(231,250)	2.00	(383,500)	2.00
Exercised	(25,000)	2.00	(19,500)	2.00	(12,500)	2.00

Outstanding at end of year	1,565,100	$2.00	4,098,100	$2.00	4,097,600	$2.02

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. As allowed by SFAS No. 123, the Company did not change to the fair value method of accounting and has continued to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

Had compensation cost for the Company’s three stock-based compensation plans been determined based on the fair value on the dates of awards under those plans consistent with the method of calculation prescribed by SFAS No. 123, the Company’s net income would have decreased to the pro forma amounts indicated below:

		1999	2000	2001
Net Income:	As reported	$4,379,671	$15,430,547	$7,724,006
	Proforma	4,192,923	12,963,474	7,379,407
Basic and Diluted Earnings Per Share:	As reported	$0.51	$0.71	$0.26
	Proforma	$0.49	$0.60	$0.25

The fair value of options granted under the Company’s stock-based compensation plans was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: minimum value, no dividend yield, and expected lives of 10 years. The risk free interest rates used were 5.6%, 6.0%, and 5.0% for the fiscal year ended 1999, 2000 and 2001.

At December 30, 2001, there were 18,000 exercisable options to purchase shares of common stock under the 2000 Plan: 1,500 at a price of $2.00 per share and 16,500 at a price of $2.25 per share. Options to purchase 762,000 shares of common stock at a price of $2.00 per share were exercisable under the 1996 Stock Plan, and options to purchase 506,000 shares of common stock at a price of $2.00 per share were exercisable under the 1990 Stock Plan. There were 880,215 and 1,366,100 options to purchase shares of common stock at a price of $2.00 per share exercisable at the end of fiscal years ended 1999 and 2000. The weighted average remaining life for those stock options outstanding at December 30, 2001 was 7.5 years. The average fair value of stock options granted was $0.55, $0.89, and $0.87 per share for the fiscal year ended 1999, 2000, and 2001.

14.    Employee Benefit Plan

In 1990, the Company adopted the Red Robin International 401(k) Savings Plan (the Plan) which covers substantially all of its eligible employees. The Plan, which qualifies under Section 401(k) of the Internal Revenue Code, allows employees to defer specified percentages of their compensation (as defined) in a tax-exempt trust.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company may make matching contributions in an amount determined by the Board of Directors. In addition, the Company may contribute each year, at its discretion, an additional amount from profits. There were no Company contributions for the years ended 1999, 2000, and 2001.

15.    Subsequent Events

On January 14, 2002, RRI acquired all of the outstanding stock of Western Franchise Development, Inc. (WFD) for $6.5 million in cash. The purchase price is subject to adjustment based upon WFD’s net worth at the date of closing, as defined. WFD operates six restaurants in Northern California under franchise agreements with the Company. The Company will account for this transaction as a purchase business combination.

On January 28, 2002, RRI acquired the assets of two restaurants in Missouri and Ohio for $2.8 million in cash from a franchisee. On February 11, 2002 RRI assumed operation of a second restaurant in Ohio, which had been subleased by RRI to this franchisee. On February 19, 2002, RRI consummated the purchase of the assets of a third restaurant in Ohio from this same franchisee for approximately $1.0 million in cash.

In April 2002, officers of the Company early exercised options to acquire 2,250,000 shares and exercised fully vested options to acquire 425,000 shares of the Company’s common stock. These shares were issued in exchange for full recourse notes totaling $5.4 million, bearing interest at 4.65% with maturity dates ranging from June 26, 2006 to January 29, 2012 or earlier if employment terminates. Shares issued upon the early exercise of options are subject to a right of repurchase at the lower of fair value or issuance price until vested pursuant to the original terms.

In April 2002, RRI entered into a credit agreement with a bank for a revolving credit facility of up to $10.0 million. Amounts up to the maximum may be borrowed and repaid through March 31, 2003, when all outstanding principal will be due, and are collateralized by property at 14 of the Company’s restaurants and a fee interest in three properties to be developed in 2002. Loans outstanding under the agreement bear interest at the London Interbank Offered Rate, or LIBOR, plus 3.0%, payable monthly, in arrears. Within 30 days following the consummation of a qualifying IPO, the Company is required to reduce the outstanding balance on this loan to zero for a period of 60 days. Following the end of this 60-day period, the Company is able to reborrow and repay amounts up to the maximum through March 31, 2003. The agreement also requires maximum cash flow leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and minimum liquidity requirements be met. This agreement also restricts the Company’s ability to incur indebtedness or to create various liens, engage in mergers or acquisitions, sell assets, and enter into non-subordinated debt.

******

Arthur Andersen

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
    of The Snyder Group Company:

We have audited the accompanying statement of operations, stockholders’ deficit and cash flows of The Snyder Group Company for the year ended December 26, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of The Snyder Group Company for the year ended December 26, 1999 in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP

Denver, Colorado,
June 7, 2000.

THE SNYDER GROUP COMPANY

STATEMENT OF OPERATIONS

For the year ended December 26, 1999

Revenue	$41,675,004
Costs and expenses:
Store-
Salaries and benefits	12,876,697
Cost of products sold	10,482,092
Other controllable costs	5,748,659
Rent, occupancy and related costs	4,782,055
Advertising and promotion	827,580
Depreciation and amortization	1,316,618

Total store costs and expenses	36,033,701
Non-Store-
General And administrative	4,904,661
Reorganization costs	130,072
Depreciation and amortization	113,307

Total non-store costs and expenses	5,148,040

Total costs and expenses	41,181,741

Income from Operations	493,263
Other Income (Expense):
Other income (expense)	263,529
Loss on sale of assets	(444,510)
Interest income from related party	94,878
Interest expense	(1,879,110)

Total other expense, net	(1,965,213)

Loss Before Income Taxes and Change in Accounting Principle	(1,471,950)
Income Tax Expense	129,555

Net Loss Before Change in Accounting Principle	(1,601,505)

Change in Accounting Principle	(223,753)

Net Loss	$(1,825,258)

The accompanying notes to financial statements  are an integral part of this statement.

THE SNYDER GROUP COMPANY

STATEMENT OF STOCKHOLDERS’ DEFICIT

For the year ended December 26, 1999

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Total
	Shares	Amount
Balances, December 27, 1998	106,487	1,065	138,075	(637,629)	(498,489)
Repurchase of common stock	(4,782)	(48)	(151,952)	—	(152,000)
Capital contribution	—	—	42,400	—	42,400
Net loss	—	—	—	(1,825,258)	(1,825,258)

Balances, December 26, 1999	101,705	$1,017	$28,523	$(2,462,887)	$(2,433,347)

The accompanying notes to financial statements are
an integral part of this statement.

THE SNYDER GROUP COMPANY

STATEMENT OF CASH FLOWS

For the year ended December 26, 1999

Cash Flows from Operating Activities:
Net loss	$(1,825,258)
Adjustments to reconcile net loss to net cash provided by operating activities-
Depreciation and amortization	1,789,160
Loss on sale of assets	445,899
Changes in assets and liabilities-
Increase in current assets	(832,220)
Increase in accounts payable and accrued expenses	2,164,132
Increase in deposits and other non-current assets	(51,265)

Net cash provided by operating activities	1,690,448

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,904,017)
Proceeds from sale of assets	1,350,000

Net cash used in investing activities	(554,017)

Cash Flows from Financing Activities:
Repayment of notes payable	(2,185,755)
Draws on debt	1,833,036
Repayments of capital lease obligations	(463,207)
Capital contribution	42,400
Repurchase of common stock	(152,000)

Net cash used in financing activities	(925,527)

Increase in Cash	210,904
Cash, beginning of period	136,103

Cash, end of period	$347,007

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,850,848

The accompanying notes to financial statements
are an integral part of this statement.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS

As of December 26, 1999

1.    Organization and Basis of Presentation:

The Snyder Group Company (the “Company”) was incorporated in Delaware on March 23, 1990 to engage in the ownership, development and operation of “Red Robin Burger and Spirits Emporiums” (“Red Robin”) restaurants. As of December 27, 1998 and December 26, 1999, the Company had thirteen and fourteen operating restaurants, respectively (three in Washington and the remainder in Colorado).

On May 11, 2000, Red Robin International, Inc. acquired all of the outstanding stock of the Company in exchange for approximately $9.16 million in debentures, approximately $1.8 million in promissory notes, and 5,480,152 shares of Red Robin International’s common stock, valued at $2 per share. The purchase price is subject to adjustment based upon the Company’s net worth as of the date of closing, as defined. The debentures accrue interest at 10% through their maturity on May 11, 2030. A sinking fund contribution equal to the outstanding principal must be made in full the earlier of November 11, 2001 or when Red Robin International receives proceeds from a $50 million loan. The debentures may be redeemed in whole but not in part at the option of Red Robin International after December 31, 2005 at a redemption premium, as defined. The promissory notes accrue interest at 10% and are due at the earlier of November 11, 2001 or when Red Robin International receives proceeds from the $50 million loan. Two million five hundred thousand of Red Robin International’s shares issued to the Company’s shareholders have been placed in escrow to satisfy any adjustments to the purchase price and any claims of indemnity. Forty percent of the escrowed shares may be released on the earlier of eighteen months after the date of closing or 60 days after the issuance of Red Robin International’s fiscal 2000 audited financial statements. Fifty percent of the balance may be released two years after closing. The remaining balance may be released on the earlier of three years after closing or the closing of an initial public offering (“IPO”) by Red Robin International.

2.    Summary of Significant Accounting Policies:

Fiscal Year

For accounting and reporting purposes, the Company has adopted a fiscal year ending on the last Sunday in December (first Sunday in January), which results in a 52- or 53-week year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalent

For the purpose of cash flows the Company considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of food, beverages and paper supplies.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method. These assets are depreciated over the following useful lives:

Buildings and leasehold improvements	5-20 years
Furniture and equipment	5-10 years
Smallwares	2 years

Intangible Assets

Intangible assets are stated at cost less accumulated amortization and are included in other assets in the Company’s balance sheet. The provision for amortization has been calculated using the straight-line method. These assets are amortized using the following useful lives:

License agreements	15-20 years
Goodwill	18 years

Amortization expense was $22,566 for the year ended December 26, 1999.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, “Reporting on the Costs of Start-up Activities” (“SOP 98-5”). SOP 98-5 requires the Company to prospectively expense pre-opening and other start-up costs as incurred effective for fiscal years beginning after December 15, 1998. Restatement of prior periods is not required. Rather, SOP 98-5 must be applied as of the beginning of the fiscal year in which it is first adopted, which is fiscal year 1999 for the Company. Initial application is reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change is approximately $224,000, net of applicable income taxes.

Revenue Recognition

The Company recognizes revenue, gross, upon point of sale of its products to customers. Discounts, employee meals and other promotional allowances are recognized as other controllable costs, and were approximately $708,000 and $781,000 for the years ended December 27, 1998 and December 26, 1999, respectively.

Reorganization Costs

Reorganization costs include direct third-party costs incurred in connection with the evaluation and execution of certain activities performed in anticipation of the sale of the Company (see Note 1). Such costs are expensed as incurred.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    Supplemental Financial Statement Data:

During 1999, the Company entered into a sale/leaseback transaction with the construction lender for the Park Meadow’s Red Robin located in Littleton, Colorado. The Company sold the leasehold improvements for an amount equal to the construction loan and executed an operating lease for the improvements of approximately 18.5 years. The Company has recorded a loss of approximately $446,000 for capitalized costs in excess of the construction loan.

4.    License Costs:

The Company has entered into License Agreements with Red Robin International, Inc. (“Red Robin International”) for its fourteen currently operating stores, including the lease agreement with Snyder Investments, Inc. (“Snyder I”) discussed in Note 8. The License Agreements are for periods of fifteen to twenty years, and are renewable by the Company for additional periods of five to twenty years upon refurbishing each existing store, or a substitute location, in compliance with Red Robin International’s store specifications then in effect.

The License Agreements currently provide for a one time license fee of $35,000 per restaurant. Red Robin International is also entitled to a continuing royalty and service fee of 4.5% of gross sales, which includes an advertising fund contribution of .5% of gross sales. Gross sales are defined as gross sales less discounts, allowances, customer credits and sales tax collected. In addition, the Company is required to spend 2% of gross sales of each restaurant for advertising. Two officers of the Company personally guarantee payment and performance under currently existing License Agreements with Red Robin International.

5.    Capital Stock:

During 1998, the Company formally executed a stock repurchase agreement. Pursuant to the repurchase agreement, during the period January 1, 1997 through December 31, 2002, at its discretion, the Company will make graduated payments to a stockholder. At the end of the six-year period, the stockholder’s ownership will be equal to 10% of the outstanding common stock of the Company adjusted for any subsequent issuances. All redemption shares, not previously redeemed, were redeemed immediately prior to the Company being acquired for the consideration set forth in the repurchase agreements.

6.    Notes Payable:

The Company had notes payable to various financial intermediaries and individuals with effective interest rates ranging from 7.9% to 25%, due in monthly payments ranging from $793 to $19,520, including interest, maturing from January 2000 through June 2011. One such note payable also requires monthly terminating payments of $2,917, which began in December 1996 and will continue until November 2006. The discounted value of the terminating payments is included in notes payable. Certain of the notes payable are secured by restaurant property and equipment.

Certain of the notes payable discussed above include financial covenants and have been guaranteed by certain officers of the Company. The Company was not in compliance with such financial covenants with respect to one such note as of December 26, 1999. Under the default provisions of the note, the Company could be forced to repay all indebtedness immediately. As of December 26, 1999, approximately $741,000 was outstanding.

7.    Advances to Stockholder:

At December 26, 1999, the Company had advanced amounts totaling approximately $1,921,000 to a stockholder. These advances bear interest at the applicable federal rate. Interest only payments are required through December 31, 1999. Beginning January 1, 2000 the advance is to be repaid over 120 months.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

8.    Commitments and Contingencies:

Operating Lease Commitments

The Company leases equipment and restaurant space under various operating leases, which expire through the year 2020. With respect to the Company’s restaurant sites, the leases generally contain renewal options and provide that the Company will pay for insurance, taxes and maintenance. Certain restaurant leases also provide for the payment of additional amounts if sales exceed specified levels.

Capital Lease Obligations

As of December 26, 1999, the Company had capital lease obligations for property and equipment associated with five of its restaurants and the corporate office. The leases have remaining terms between 4 months and 16 years, require interest payments at rates varying from 7.4% to 13.9% and are secured by the related property and equipment.

The future minimum lease payments under noncancelable operating and capital leases as of December 26, 1999 are as follows:

	Operating Lease	Capital Lease
Fiscal Year-
2000	$2,085,907	$1,221,318
2001	2,041,278	1,055,482
2002	1,945,219	969,841
2003	1,925,677	895,910
2004	1,865,433	921,944
Thereafter	14,366,439	11,607,294

Total future minimum leases	$24,229,953	$16,671,789

Less—amount representing interest		$10,261,914
Present value of net future minimum lease payments		6,409,875
Less—amounts due within one year		322,262

		$6,087,613

Certain of the capital leases above include financial covenants and provide for periodic rent increases and renewal options and have been guaranteed by certain officers of the Company.

Rent expense under operating leases totaled approximately $2,217,000 for the year ended December 26, 1999.

Restaurant Lease Agreement with Snyder I

Effective March 25, 1990, the Company entered into an agreement with Snyder I, the owner and operator of a Red Robin restaurant in Yakima, Washington, and a related party of the Company. Pursuant to the terms of the agreement, the Company is leasing the operations of Snyder I over the remaining franchise term, including a 10-year extension as provided for in Snyder I’s franchise agreement with Red Robin International, through December 2004. The Company pays a monthly lease payment to Snyder I based on 3% of gross sales, as defined, which totaled $71,010 and $76,000 for the year-ended December 26, 1999 and December 27, 1998, respectively.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

This payment is offset against debt service payments made by the Company on behalf of Snyder I. The excess of such debt service payments over the cumulative lease payments due is reflected as a receivable from affiliate.

9.    Income Taxes:

The Company accounts for income taxes using the asset and liability approach in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The difference between the income tax benefit and that computed using the statutory federal income tax rate is due primarily to state income taxes, certain nondeductible operating expenses and an increase in the valuation allowance on deferred tax assets. The Company did not have any current tax benefit for the year ended December 26, 1999, due to uncertainty as to the realization of remaining available net operating losses and other tax credits. During 1999, the Company paid $129,555 in federal income taxes related to the settlement of prior year obligations. Such payments were expensed during 1999.

10.    Related Parties:

The Company’s liability and property insurance was purchased from a company that employs a director and shareholder as a broker and officer. Total liability and property insurance premiums paid for the year ended December 26, 1999 were $158,000.

The Company leases an aircraft from a company that is owned by an officer and shareholder. Lease payments for the year ended December 26, 1999 were $130,000.

A director and shareholder of the Company is employed as a consultant pursuant to the Consulting and Stock Redemption Agreement formally executed during 1998. Total payments for the year ended December 26, 1999 were $48,000.

A relative of an officer and shareholder owns a company that performs plant maintenance at the Company’s headquarters and several Colorado restaurants. Total payments for the year ended December 26, 1999 were $50,000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Red Robin International:

We have audited the accompanying balance sheet of THE SNYDER GROUP COMPANY as of May 10, 2000, and the related statement of operations, stockholders’ deficit and cash flow for the period December 27, 1999 through May 10, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Snyder Group Company as of May 10, 2000, and the results of its operations and its cash flows for the period December 27, 1999 through May 10, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
August 18, 2000.

THE SNYDER GROUP COMPANY

BALANCE SHEET

As of May 10, 2000

2000
Assets
Current Assets:
Cash	$112,066
Accounts receivable	246,646
Inventory	255,506
Prepaid expenses and other current assets	71,161
Income tax receivable	132,102

Total current assets	817,481

Property and Equipment, net	10,904,798
Receivable From Affiliate	5,074
Advances to Stockholders	1,920,605
Deposits	128,678
Other Assets, net	463,075

Total assets	$14,239,711
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$2,203,472
Accrued expenses	5,017,312
Current portion of notes payable	1,454,678
Current portion of capital lease obligations	248,622

Total current liabilities	8,924,084

Notes Payable, net of current portion	2,602,681
Capital Lease Obligations, net of current portion	6,048,517

Total liabilities	17,575,282

Commitments And Contingencies (Note 8)
Stockholders’ Deficit:
Preferred stock, no par value; 100,000 shares authorized, none issued and outstanding	—
Common stock, $.01 par value; 200,000 shares authorized, 84,214 shares issued and outstanding	842
Additional paid-in capital	(527,302)
Retained (deficit)	(2,809,111)

Total stockholders’ deficit	(3,335,571)

Total liabilities and stockholders’ deficit	$14,239,711

The accompanying notes to financial statements are  an integral part of this balance sheet.

THE SNYDER GROUP COMPANY

STATEMENT OF OPERATIONS

For the Period December 27, 1999 Through May 10, 2000

Revenue	$16,296,336
Costs and Expenses:
Store-
Salaries and benefits	4,898,376
Cost of products sold	4,131,860
Other controllable costs	2,185,047
Rent, occupancy and related costs	1,833,921
Advertising and promotion	336,693
Depreciation and amortization	496,809

Total store costs and expenses	13,882,706
Non-store-
General and administrative	1,531,807
Reorganization costs	420,485
Depreciation and amortization	51,204

Total non-store costs and expenses	2,003,496

Total costs and expenses	15,886,202

Income From Operations	410,134
Other Income (Expense):
Other expense, net	(149,076)
Interest income from related party	31,025
Interest expense	(748,907)

Total other expense, net	(866,958)

Loss Before Income Taxes	(456,824)
Income Tax Benefit	110,600

Net Loss	$(346,224)

The accompanying notes to financial statements are
an integral part of this statement.

THE SNYDER GROUP COMPANY

STATEMENT OF STOCKHOLDERS’ DEFICIT

For the period December 27, 1999 Through May 10, 2000

			Additional Paid-In Capital	Retained Earnings (Deficit)	Total
	Common Stock
	Shares	Amount
Balances, December 26, 1999	101,705	$1,017	$28,523	$(2,462,887)	$(2,433,347)
Repurchase of common stock	(17,491)	(175)	(555,825)	—	(556,000)
Net loss	—	—	—	(346,224)	(346,224)

Balances, May 10, 2000	84,214	$842	$(527,302)	$(2,809,111)	$(3,335,571)

The accompanying notes to financial statements are
an integral part of this statement.

THE SNYDER GROUP COMPANY

STATEMENT OF CASH FLOWS

For the period December 27, 1999 Through May 10, 2000

Cash Flows from Operating Activities:
Net loss	$(346,224)
Adjustments to reconcile net loss to net cash provided by operating activities-
Depreciation and amortization	548,014
Gain on disposition of assets	(1,249)
Changes in assets and liabilities-
Decrease in current assets	533,649
Increase in accounts payable and accrued expenses	131,478
Increase in deposits and other non-current assets	(198,045)

Net cash provided by operating activities	667,623

Cash Flows From Investing Activities:
Purchases of property and equipment	(66,762)

Net cash used in investing activities	(66,762)

Cash Flows from Financing Activities:
Repayment of notes payable	(167,066)
Repayments of capital lease obligations	(112,736)
Repurchase of common stock	(556,000)

Net cash used in financing activities	(835,802)

Decrease in Cash	(234,941)
Cash, beginning of period	347,007

Cash, end of period	$112,066

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$672,855

The accompanying notes to financial statements are
an integral part of this statement.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS

As of May 10, 2000

1.    Organization and Basis of Presentation:

The Snyder Group Company (the “Company”) was incorporated in Delaware on March 23, 1990 to engage in the ownership, development and operation of “Red Robin Burger and Spirits Emporiums” (“Red Robin”) restaurants. As of May 10, 2000, the Company had fourteen operating restaurants, respectively (three in Washington and the remainder in Colorado).

On May 11, 2000, Red Robin International, Inc. (“Red Robin International”) acquired all of the outstanding stock of the Company in exchange for approximately $9.16 million in debentures, approximately $1.8 million in promissory notes, and 5,480,152 shares of Red Robin International’s common stock, valued at $2 per share. The purchase price is subject to adjustment based upon the Company’s net worth as of the date of closing, as defined. The debentures accrue interest at 10% through their maturity on May 11, 2030. A sinking fund contribution equal to the outstanding principal must be made in full the earlier of November 11, 2001 or when Red Robin International receives proceeds from a $50 million loan. The debentures may be redeemed in whole but not in part at the option of Red Robin International after December 31, 2005 at a redemption premium, as defined. The promissory notes accrue interest at 10% and are due at the earlier of November 11, 200l or when Red Robin International receives proceeds from the $50 million loan. Two million five hundred thousand of Red Robin International’s shares issued to the Company’s shareholders have been placed in escrow to satisfy any adjustments to the purchase price and any claims of indemnity. Forty percent of the escrowed shares may be released on the earlier of eighteen months after the date of closing or 60 days after the issuance of Red Robin International’s fiscal 2000 audited financial statements. Fifty percent of the balance may be released two years after closing. The remaining balance may be released on the earlier of three years after closing or the closing of an initial public offering (“IPO”) by Red Robin International.

The accompanying financial statements do not contain adjustments to reflect any changes in the basis of assets and liabilities that may be made as a result of the acquisition by Red Robin International.

2.    Summary of Significant Accounting Policies:

Reporting Period

For the purpose of these statements, the reporting period is from December 27, 1999 through May 10, 2000.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of cash flows the Company considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of food, beverages and paper supplies.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method. These assets are depreciated over the following useful lives:

Buildings and leasehold improvements	5-20 years
Furniture and equipment	5-10 years
Smallwares	2 years

Intangible Assets

Intangible assets are stated at cost less accumulated amortization and are included in other assets in the Company’s balance sheet. The provision for amortization has been calculated using the straight-line method. The assets are amortized using the following useful lives:

License agreements	15-20 years
Goodwill	18 years

Amortization expense was $8,083 for the period from December 27, 1999 through May 10, 2000.

Revenue Recognition

The Company recognizes revenue, gross, upon point of sale of its products to customers. Discounts, employee meals and other promotional allowances are recognized as other controllable costs, and were approximately $330,000 for the period December 27, 1999 through May 10, 2000.

Reorganization Costs

Reorganization costs include direct third-party costs incurred in connection with evaluation and execution of certain activities performed in anticipation of the sale of the Company (see Note 1). Such costs are expensed as incurred.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    Supplemental Financial Statement Data:

Property and equipment at May 10, 2000 consisted of the following:

Land	$1,189,883
Buildings and leasehold improvements	9,051,336
Furniture and equipment	8,593,752
Smallwares	279,231
Less-Accumulated depreciation and amortization	(8,209,404)

Total property and equipment, net	$10,904,798

Other assets at May 10, 2000 consisted of the following:
License agreements	$345,000
Goodwill	134,777
Cash surrender of insurance policies	247,002
Less-Accumulated amortization	(263,704)

Total other assets, net	$463,075

4.    License Costs:

The Company has entered into License Agreements with Red Robin International for its fourteen currently operating stores, including the lease agreement with Snyder Investments, Inc. (“Snyder I”) discussed in Note 8. The License Agreements are for periods of fifteen to twenty years, and are renewable by the Company for additional periods of five to twenty years upon refurbishing each existing store, or a substitute location, in compliance with Red Robin International’s store specifications then in effect.

The License Agreements currently provide for a one time license fee of $35,000 per restaurant. Red Robin International is also entitled to a continuing royalty and service fee of 4.5% of gross sales, which includes an advertising fund contribution of .5% of gross sales. Gross sales are defined as gross sales less discounts, allowances, customer credits and sales tax collected. In addition, the Company is required to spend 2% of gross sales of each restaurant for advertising. Two officers of the Company personally guarantee payment and performance under currently existing License Agreements with Red Robin International.

5.    Capital Stock:

During 1998, the Company formally executed a stock repurchase agreement. Pursuant to the repurchase agreement, during the period January 1, 1997 through December 31, 2002, at its discretion, the Company will make graduated payments to a stockholder. At the end of the six-year period, the stockholder’s ownership will be equal to 10% of the outstanding common stock of the Company adjusted for any subsequent issuances. All redemption shares, not previously redeemed, were redeemed immediately prior to the Company being acquired for the consideration set forth in the repurchase agreements.

6.    Notes Payable:

The Company had notes payable to various financial intermediaries and individuals with effective interest rates ranging from 7.9% to 25%, due in monthly payments ranging from $793 to $19,520, including interest, maturing from January 2001 through June 2011. One such note payable also requires monthly terminating payments of $2,917 which began in December 1996 and will continue until November 2006. The discounted

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

value of the terminating payments is included in notes payable. Certain of the notes payable are secured by restaurant property and equipment.

Following is a schedule of annual aggregate maturities of notes payable for the fiscal years subsequent to May 10, 2000:

2001	$1,454,678
2002	432,271
2003	442,539
2004	327,471
2005	242,407
Thereafter	$1,157,993

Total	$4,057,359

Certain of the notes payable above include financial covenants and have been guaranteed by certain officers of the Company. The Company was not in compliance with such financial covenants with respect to one such note as of May 10, 2000. Under the default provisions of the note, the Company could be forced to repay all indebtedness immediately. As of May 10, 2000, approximately $741,000 was outstanding under the note, and is all included in the current portion of notes payable in the accompanying financial statements.

7.    Advances to Stockholder:

At May 10, 2000, the Company had advanced amounts totaling approximately $1,921,000 to a stockholder. Beginning January 1, 2000 the advance was to be repaid over 120 months. As of May 10, 2000 interest only payments had been made on the outstanding balance.

8.    Commitments and Contingencies:

Operating Lease Commitments

The Company leases equipment and restaurant space under various operating leases, which expire through the year 2020. With respect to the Company’s restaurant sites, the leases generally contain renewal options and provide that the Company will pay for insurance, taxes and maintenance. Certain restaurant leases also provide for the payment of additional amounts if sales exceed specified levels.

Capital Lease Obligations

As of May 10, 2000, the Company had capital lease obligations for property and equipment associated with five of its restaurants and the corporate office. The leases have remaining terms between 1 month and 16 years, require interest payments at rates varying from 7.4% to 13.9% and are secured by the related property and equipment.

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

The future minimum lease payments under noncancelable operating and capital leases as of May 10, 2000 are as follows:

	Operating Lease	Capital Lease
May 11, 2000—May 10, 2001	$2,159,606	$1,154,586
May 11, 2001—May 10, 2002	1,993,352	978,124
May 11, 2002—May 10, 2003	1,961,475	981,097
May 11, 2003—May 10, 2004	1,899,477	906,677
May 11, 2004—May 10, 2005	1,644,095	933,031
Thereafter	13,009,584	11,214,072

Total future minimum leases	$22,667,589	$16,167,587

Less—amount representing interest		$9,870,448
Present value of net future minimum lease payments		6,297,139
Less—amounts due within one year		248,622

		$6,048,517

Certain of the capital leases above include financial covenants and provide for periodic rent increases and renewal options and have been guaranteed by certain officers of the Company.

Rent expense under operating leases totaled approximately $846,000 for the period ended May 10, 2000.

Restaurant Lease Agreement with Snyder I

Effective March 25, 1990, the Company entered into an agreement with Snyder I, the owner and operator of a Red Robin restaurant in Yakima, Washington, and a related party of the Company. Pursuant to the terms of the agreement, the Company is leasing the operations of Snyder I over the remaining franchise term, including a 10-year extension as provided for in Snyder I’s franchise agreement with Red Robin International, through December 2004. The Company pays a monthly lease payment to Snyder I based on 3% of gross sales, as defined, which totaled $29,100 for the period-December 27, 1999 through May 10, 2000. This payment is offset against debt service payments made by the Company on behalf of Snyder I. The excess of such debt service payments over the cumulative lease payments due is reflected as a receivable from affiliate on the accompanying balance sheet.

9.    Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The difference between the income tax benefit and that computed using the statutory federal income tax rate is due primarily to state income taxes, certain nondeductible operating expenses and an increase in the valuation allowance on deferred tax assets.

The Company has net operating losses of approximately $350,000, which expire in 2014. These amounts may be carried forward to offset income taxes due in future periods. The utilization of any such carryforward is limited due to the change of control following the acquisition by Red Robin International. As of May 10, 2000 the Company’s deferred tax assets and liabilities represent income taxes at enacted statutory rates on temporary differences which primarily result from accelerated depreciation methods, certain expenses which are not yet

THE SNYDER GROUP COMPANY

NOTES TO FINANCIAL STATEMENTS—(Continued)

deductible for tax purposes and net operating loss carry forwards. Due to the losses incurred through 2000, the net deferred tax asset has been reserved. Following is a summary of the Company’s deferred tax assets and liabilities at May 10, 2000:

2000
Deferred tax assets:
Net operating loss carryforwards	130,550
Accrued liabilities	165,771

Total deferred tax assets	296,321

Valuation Allowance	(246,446)

Deferred tax liabilities:
Property and equipment	(49,875)
Total deferred tax liabilities	(49,875)

During the period from December 27, 1999 through May 10, 2000, the Company realized a current tax benefit of $110,600 related to the utilization of net operating losses to recover income taxes paid in prior years.

10.    RELATED PARTIES:

The Company’s liability and property insurance was purchased from a company that employs a director and shareholder as a broker and officer. Total liability and property insurance premiums paid for the period December 27, 1999 through May 10, 2000 were $53,000.

The Company leases an aircraft from a company that is owned by an officer and shareholder. Lease payments for the period December 27, 1999 through May 10, 2000 were $50,000.

A director and shareholder of the Company is employed as a consultant pursuant to the Consulting and Stock Redemption Agreement formally executed during 1998. Per the agreement, the Company is required to make monthly payments commencing January 1, 1997 through December 31, 2002. However, prior to sale of the Company assets all remaining compensation due under this agreement was required to be paid. Total payments for the period December 27, 1999 through May 10, 2000 were $144,000.

A relative of an officer and shareholder owns a company that performs plant maintenance at the Company’s headquarters and several Colorado restaurants. Total payments for the period December 27, 1999 through May 10, 2000 were $25,600.

Shares

Common Stock

Prospectus

                , 2002

Banc of America Securities LLC

U.S. Bancorp Piper Jaffray

Wachovia Securities

Until            , 2002, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus regardless of whether they are participating in the offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution

The following table sets forth all expenses payable by Red Robin Gourmet Burgers, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing application fee.

Amount to Be Paid
Registration fee		$5,520
NASD filing fee		6,500
Nasdaq National Market listing application fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of officers and directors

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Registrant has entered into indemnification agreements with certain directors and executive officers and intends to enter into indemnification agreements with all of its other directors and executive officers prior to the consummation of the offering. Under these agreements, the Registrant will indemnify its directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as a director or officer. The Registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant’s best interests. For any criminal proceedings, the Registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant intends to apply for an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Reference is made to the indemnification and contribution provisions of the Underwriting Agreement filed as an exhibit to this Registration Statement.

Item 15.    Recent sales of unregistered securities

Sales of Securities by Red Robin Gourmet Burgers, Inc.

1.    On January 17, 2001, the Registrant issued 1,000 shares of its common stock to Red Robin International, Inc., a Nevada corporation (“RRI”), in exchange for $1,000 in cash. The sale and issuance of the securities described in this paragraph were exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

2.    On August 9, 2001, the Registrant effected a corporate reorganization (the “Reorganization”) in the form of a merger pursuant to which RRI became a wholly owned subsidiary of the Registrant. Pursuant to the Reorganization, each previously issued and outstanding share of common stock of the Registrant was cancelled and retired, and each outstanding share of common stock of RRI was converted into an equal number of shares of the common stock of the Registrant. The issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

3.    On the effective date of the Reorganization, the Registrant assumed all obligations of RRI under outstanding options that had previously been issued by RRI pursuant to RRI’s 1990 Stock Option Plan (the “1990 Plan”), 1996 Stock Option Plan (the “1996 Plan”) and 2000 Management Performance Common Stock Option Plan (the “2000 Plan”). Options to purchase an aggregate of 4,081,000 shares of RRI common stock were automatically converted into options to purchase a like number of shares of the Registrant’s common stock. RRI had initially granted these options at exercise prices ranging from $2.00 to $2.25 per share to key employees, officers and directors of RRI. The vesting of all options granted pursuant to the 1990 Plan and the 1996 Plan were fully vested and exercisable prior to the Reorganization. The vesting of a majority of the options granted pursuant to the 2000 Plan occurred over a three-year period, with 50% vesting on the second anniversary of the grant date and the remainder on the third anniversary of the grant date. Vesting of the remainder of the options granted pursuant to the 2000 Plan either (a) is dependent upon the Registrant meeting certain performance targets, or (b) occurs over a period of time ranging from immediately to seven years following their respective dates of grant. The grant of these stock options was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the grant of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

4.    Following the Reorganization, the Registrant granted options to purchase an aggregate of 330,350 shares of common stock pursuant to the 2000 Plan. A majority of these options vest over a three-year period, with 50% vesting on the second anniversary of the grant date and the remainder on the third anniversary of the grant date. Vesting of the remainder of these options either (a) is dependent upon the Registrant meeting certain performance targets, or (b) occurs over a period of time ranging from immediately to four years following their respective dates of grant. The grant of these stock options was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the grant of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

5.    On February 12, 2002, the Registrant sold 500 shares of its common stock to Amy Hadje for $1,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

6.    On April 25, 2002, the Registrant sold 1,500,000 shares of its common stock to Mike Snyder, the chief executive officer of the Registrant, upon the exercise of stock options. Mr. Snyder paid the exercise price for the stock options to the Registrant in the form of a full recourse promissory note in the principal amount of $3.0 million. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

7.    On April 25, 2002, the Registrant sold 500,000 shares of its common stock to Jim McCloskey, the chief financial officer of the Registrant, upon the exercise of stock options. Mr. McCloskey paid the exercise price for the stock options to the Registrant in the form of full recourse promissory notes in the aggregate principal amount of $1,050,000. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

8.    On April 25, 2002, the Registrant sold 425,000 shares of its common stock to Mike Woods, the senior vice president of franchise development of the Registrant, upon the exercise of stock options. Mr. Woods paid the exercise price for the stock options to the Registrant in the form of full recourse promissory notes in the aggregate principal amount of $850,000. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

9.    On April 25, 2002, the Registrant sold 250,000 shares of its common stock to Bob Merullo, the senior vice president of restaurant operations of the Registrant, upon the exercise of stock options. Mr. Merullo paid the exercise price for the stock options to the Registrant in the form of a full recourse promissory note in the principal amount of $500,000. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

Sales of Securities by Red Robin International, Inc.

1.    On February 1, 2000, RRI sold 25,000 shares of its common stock to Beverly Udhus for $50,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

2.    On May 11, 2000, RRI acquired The Snyder Group Company by means of a merger in exchange for 5,480,153 shares of its common stock, approximately $9.2 million in debentures and approximately $1.8 million in notes issued to the stockholders of The Snyder Group Company pursuant to an Agreement and Plan of Merger, dated February 18, 2000, among RRI, Red Robin Holding Co., Inc., The Snyder Group Company and the stockholders of The Snyder Group Company (the “Merger Agreement”). In connection with this transaction, on May 10, 2001, RRI issued an additional 28,012 shares of its common stock and paid an additional $18,284 in cash and $37,740 in debentures to the stockholders of The Snyder Group Company as an adjustment to the merger consideration in accordance with the terms of the Merger Agreement. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

3.    On May 11, 2000, RRI sold an aggregate of 12,500,000 shares of its common stock to RR Investors, LLC and RR Investors II, LLC for $25.0 million pursuant to a Stock Subscription Agreement, dated February 18, 2000, among RRI, RR Investors and RR Investors II. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

4.    On May 11, 2000, RRI sold an aggregate of 2,250,000 shares of its common stock to Hibari Guam Corporation in exchange for the satisfaction, forgiveness and cancellation of a promissory note executed by RRI in favor of Hibari Guam in the principal amount of $4.5 million pursuant to a Common Stock Subscription Agreement, dated May 11, 2000, between RRI and Hibari Guam. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

5.    On May 31, 2000, RRI sold an aggregate of 67,905 shares of its common stock to Larry Kingen for $135,810, 11,474 shares of its common stock to Martha Kingen for $22,948, 32,782 shares of its common stock to Peter Beck for $65,564 and 67,905 shares of its common stock to Gregory Hubert for $135,810 pursuant to a Common Stock Subscription Agreement, dated December 29, 1986, among Skylark Co., Ltd., Mr. Kingen, Ms. Kingen, Mr. Beck, Mr. Hubert and Gerald Kingen. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

6.    On June 7, 2000, RRI sold 7,000 shares of its common stock to Gary J. Singer for $14,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation. Alternatively, the issuance of securities described in this paragraph was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act as a transaction not involving a public offering.

7.    On June 30, 2000, RRI sold 10,000 shares of its common stock to Michael Gage for $20,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

8.    On October 11, 2000, RRI sold 5,900 shares of its common stock to John Baxter for $11,800, 4,750 shares of its common stock to Merle Switzer for $9,500, 2,400 shares of its common stock to Lawrence Brown for $4,800, 10,250 shares of its common stock to Joe Marsh for $20,500, 7,100 shares of its common stock to Ben Hsu for $14,200, 7,100 shares of its common stock to Graham Fitch for $14,200, 2,400 shares of its common stock to Scott Switzer for $4,800, and 61,450 shares of its common stock to Marcus Zanner for $122,900 pursuant to common stock subscription agreements between RRI and each purchaser. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

9.    On November 22, 2000, RRI sold 2,500 shares of its common stock to Robert Derian for $5,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

10.    On December 21, 2000, RRI sold 11,900 shares of its common stock to April Downing-Eriksen for $23,800, 2,500 shares of its common stock to Gary Piercey for $5,000, 4,750 shares of its common stock to George Kohn for $9,500, 2,000 shares of its common stock to Joe Empens for $4,000, 2,400 shares of its common stock to John McKay for $4,800, 5,950 shares of its common stock to John Hilliard, Jr. for of $11,900, 2,000 shares of its common stock to John McCormack for $4,000, 2,500 shares of its common stock to Katelyn Marie Kingen for $5,000, 11,900 shares of its common stock to Lynn Brecht for $23,800, and 4,750 shares of its common stock to Slam Co., Inc. for $9,500 pursuant to common stock subscription agreements between RRI and each purchaser. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D thereunder.

11.    On February 5, 2001, RRI sold 100 shares of its common stock to Paul Rennemeyer for $200 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

12.    On March 22, 2001, RRI sold 500 shares of its common stock to Heidi McNatt for $1,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

13.    On April 23, 2001, RRI sold 5,000 shares of its common stock to Craig Russell for $10,000 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

14.    On May 11, 2001, RRI sold 6,900 shares of its common stock to Matthew Cohen for $13,800 pursuant to the exercise of stock options. The sale and issuance of securities described in this paragraph were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

Item 16.    Exhibits and financial statement schedule

(a)    Exhibits.

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated February 18, 2000, by and among Red Robin International, Inc., Red Robin Holding Co., Inc., The Snyder Group Company and the stockholders of The Snyder Group Company.

2.2*
Closing Agreement and Amendment to Merger Agreement, entered into as May 11, 2000, by and among Red Robin International Inc., Red Robin Holding Co., Inc., The Snyder Group Company and the stockholders of The Snyder Group Company.

2.3
Memorandum Agreement, dated May 10, 2001, by and among The Snyder Group Company, Red Robin International, Inc., Red Robin West, Inc., Rodney Bench, as trustee of that certain Trust Indenture Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Rodney Bench and Bunch Grass Leasing, LLC. Filed as Exhibit 10.16.

2.4	Agreement and Plan of Merger, dated January 23, 2001, by and among Red Robin International, Inc., Red Robin Gourmet Burgers, Inc. and Red Robin Merger Sub, Inc.
2.5
Stock Purchase Agreement, dated as of September 19, 2001, by and among Western Franchise Development, Inc., Dennis E. Garcelon and E. Marlena Garcelon, trustees of the Garcelon Trust dated January 6, 1992, Samuel Winston Garcelon and Red Robin International, Inc.

3.1*	Form of Amended and Restated Certificate of Incorporation.
3.2*	Form of Amended and Restated Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of O’Melveny & Myers LLP.
10.1	Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan – 1990.
10.2	Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan.
10.3	Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan.
10.4 *	Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan.
10.5 *	Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan.
10.6*
Stock Subscription Agreement, dated as of February 18, 2000, between Red Robin International, Inc., a Nevada corporation, RR Investors, LLC, a Virginia limited liability company, and RR Investors II, LLC, a Virginia limited liability company.

10.7
Amended and Restated Shareholders Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain other stockholders named therein.

10.8
Registration Rights Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain stockholders named therein.

Exhibit Number	Description of Document
10.9
First Amendment to Registration Rights Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain other stockholders named therein.

10.10	Employment Agreement, dated May 11, 2000, by and between Red Robin International, Inc. and Michael J. Snyder.
10.11	Employment Agreement, dated January 7, 1997, by and between Mike Woods and Red Robin International, Inc.
10.12	Non-Interference, Non-Disclosure and Non-Competition Agreement, dated May 11, 2000, by and among RR Investors, LLC, RR Investors II, LLC, Red Robin International, Inc. and Michael J. Snyder.
10.13	Consulting Services Agreement, dated May 11, 2000, by and between Red Robin International, Inc. and Quad-C Management, Inc.
10.14
Escrow Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Red Robin Holding Co., Inc., the former stockholders of The Snyder Group Company and The Bank of New York, as escrow agent.

10.15
First Amendment to Escrow Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Red Robin West, Inc., the former stockholders of The Snyder Group Company and The Bank of New York, as escrow agent.

10.16
Memorandum Agreement, dated May 10, 2001, by and among The Snyder Group Company, each stockholder of The Snyder Group Company, Red Robin International, Inc., Red Robin West, Inc., Rodney Bench, as trustee of that certain Trust Indenture Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Rodney Bench and Bunch Grass Leasing, LLC.

10.17
Loan Agreement, dated as of September 6, 2000, among Red Robin International, Inc., Red Robin Distributing Company, Inc., Red Robin Holding Co., Inc., Red Robin of Baltimore County, Inc., Red Robin of Anne Arundel County, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.18
First Amendment to Loan Instruments, dated as of August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Red Robin Distributing Company, Inc., Red Robin West, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Anne Arundel County, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.19
Second Amendment to Loan Instruments, dated as of January 31, 2002, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc. Red Robin Distributing Company, Inc., Red Robin West, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Anne Arundel County, Inc., Western Franchise Development, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.20 *	Form of Indemnification Agreement entered into by and between Red Robin Gourmet Burgers, Inc. and each of our directors and executive officers.
10.21	Master Loan Agreement, dated November 3, 2000, by and between Red Robin and General Electric Capital Business Asset Funding Corporation.
10.22	Promissory Note, dated June 30, 2000, by Michael J. Snyder in favor of Red Robin International, Inc.

Exhibit Number	Description of Document
10.23	Promissory Note, dated February 27, 2001, by Michael J. Snyder in favor of Red Robin International, Inc.
10.24	Pledge Agreement, dated June 30, 2000, by and between Michael J. Snyder and Red Robin International, Inc.
10.25	Pledge Agreement, dated February 27, 2001, by and between Michael J. Snyder and Red Robin International, Inc.
10.26	Agreement, dated July 15, 1998, by and between Red Robin International, Inc. and McClain Finlon Advertising, Inc., as amended.
10.27**	Fountain Beverage Agreement, dated April 1, 2000, by and between Pepsi-Cola Company, a division of PepsiCo, a North Carolina corporation, and Red Robin International, Inc.
10.28**	Master Distribution Agreement, dated May 16, 2001, by and between Sysco Corporation and Red Robin International, Inc.
10.29	Credit Agreement, dated as of April 12, 2002, between Red Robin International, Inc. and U.S. Bank National Association.
21.1	List of Subsidiaries.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Arthur Andersen LLP, Independent Auditors.
23.3*	Consent of O’Melveny & Myers LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-10.

*	To be filed by amendment.
**	Confidential treatment has been requested for a portion of this Exhibit.

(b)    Financial statement schedules.

All schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

Item 17.    Undertakings

The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, County of Arapahoe, State of Colorado, on April 25, 2002.

By:	/s/ MICHAEL J. SNYDER
Michael J. Snyder
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Snyder and James P. McCloskey, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL J. SNYDER Michael J. Snyder	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2002

/s/ JAMES P. MCCLOSKEY James P. McCloskey	Chief Financial Officer (Principal Financial Officer)	April 25, 2002

/s/ EDWARD T. HARVEY Edward T. Harvey	Director	April 22, 2002

/s/ TERRENCE D. DANIELS Terrence D. Daniels	Director	April 25, 2002

/s/ GARY J. SINGER Gary J. Singer	Director	April 23, 2002

/s/ TASUKO CHINO Tasuko Chino	Director	April 25, 2002

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated February 18, 2000, by and among Red Robin International, Inc., Red Robin Holding Co., Inc., The Snyder Group Company and the stockholders of The Snyder Group Company.

2.2*
Closing Agreement and Amendment to Merger Agreement, entered into as May 11, 2000, by and among Red Robin International Inc., Red Robin Holding Co., Inc., The Snyder Group Company and the stockholders of The Snyder Group Company.

2.3
Memorandum Agreement, dated May 10, 2001, by and among The Snyder Group Company, Red Robin International, Inc., Red Robin West, Inc., Rodney Bench, as trustee of that certain Trust Indenture Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Rodney Bench and Bunch Grass Leasing, LLC. Filed as Exhibit 10.16.

2.4	Agreement and Plan of Merger, dated January 23, 2001, by and among Red Robin International, Inc., Red Robin Gourmet Burgers, Inc. and Red Robin Merger Sub, Inc.
2.5
Stock Purchase Agreement, dated as of September 19, 2001, by and among Western Franchise Development, Inc., Dennis E. Garcelon and E. Marlena Garcelon, trustees of the Garcelon Trust dated January 6, 1992, Samuel Winston Garcelon and Red Robin International, Inc.

3.1*	Form of Amended and Restated Certificate of Incorporation.
3.2*	Form of Amended and Restated Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of O’Melveny & Myers LLP.
10.1	Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan – 1990.
10.2	Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan.
10.3	Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan.
10.4*	Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan.
10.5*	Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan.
10.6*
Stock Subscription Agreement, dated as of February 18, 2000, between Red Robin International, Inc., a Nevada corporation, RR Investors, LLC, a Virginia limited liability company, and RR Investors II, LLC, a Virginia limited liability company.

10.7
Amended and Restated Shareholders Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain other stockholders named therein.

10.8
Registration Rights Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain stockholders named therein.

10.9
First Amendment to Registration Rights Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Skylark Co., Ltd., RR Investors LLC, RR Investors II, LLC, Michael J. Snyder and certain other stockholders named therein.

10.10	Employment Agreement, dated May 11, 2000, by and between Red Robin International, Inc. and Michael J. Snyder.

Exhibit Number	Description of Document
10.11	Employment Agreement, dated January 7, 1997, by and between Mike Woods and Red Robin International, Inc.
10.12	Non-Interference, Non-Disclosure and Non-Competition Agreement, dated May 11, 2000, by and among RR Investors, LLC, RR Investors II, LLC, Red Robin International, Inc. and Michael J. Snyder.
10.13	Consulting Services Agreement, dated May 11, 2000, by and between Red Robin International, Inc. and Quad-C Management, Inc.
10.14
Escrow Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Red Robin Holding Co., Inc., the former stockholders of The Snyder Group Company and The Bank of New York, as escrow agent.

10.15
First Amendment to Escrow Agreement, dated August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Red Robin West, Inc., the former stockholders of The Snyder Group Company and The Bank of New York, as escrow agent.

10.16
Memorandum Agreement, dated May 10, 2001, by and among The Snyder Group Company, each stockholder of The Snyder Group Company, Red Robin International, Inc., Red Robin West, Inc., Rodney Bench, as trustee of that certain Trust Indenture Agreement, dated May 11, 2000, by and among Red Robin International, Inc., Rodney Bench and Bunch Grass Leasing, LLC.

10.17
Loan Agreement, dated as of September 6, 2000, among Red Robin International, Inc., Red Robin Distributing Company, Inc., Red Robin Holding Co., Inc., Red Robin of Baltimore County, Inc., Red Robin of Anne Arundel County, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.18
First Amendment to Loan Instruments, dated as of August 9, 2001, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc., Red Robin Distributing Company, Inc., Red Robin West, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Anne Arundel County, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.19
Second Amendment to Loan Instruments, dated as of January 31, 2002, by and among Red Robin Gourmet Burgers, Inc., Red Robin International, Inc. Red Robin Distributing Company, Inc., Red Robin West, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Anne Arundel County, Inc., Western Franchise Development, Inc., Finova Capital Corporation and certain other financial institutions from time to time party thereto.

10.20*	Form of Indemnification Agreement entered into by and between Red Robin Gourmet Burgers, Inc. and each of our directors and executive officers.
10.21	Master Loan Agreement, dated November 3, 2000, by and between Red Robin and General Electric Capital Business Asset Funding Corporation.
10.22	Promissory Note, dated June 30, 2000, by Michael J. Snyder in favor of Red Robin International, Inc.
10.23	Promissory Note, dated February 27, 2001, by Michael J. Snyder in favor of Red Robin International, Inc.
10.24	Pledge Agreement, dated June 30, 2000, by and between Michael J. Snyder and Red Robin International, Inc.
10.25	Pledge Agreement, dated February 27, 2001, by and between Michael J. Snyder and Red Robin International, Inc.
10.26	Agreement, dated July 15, 1998, by and between Red Robin International, Inc. and McClain Finlon Advertising, Inc., as amended.

Exhibit Number	Description of Document
10.27**	Fountain Beverage Agreement, dated April 1, 2000, by and between Pepsi-Cola Company, a division of PepsiCo, a North Carolina corporation, and Red Robin International, Inc.
10.28**	Master Distribution Agreement, dated May 16, 2001, by and between Sysco Corporation and Red Robin International, Inc.
10.29	Credit Agreement, dated as of April 12, 2002, between Red Robin International, Inc. and U.S. Bank National Association.
21.1	List of Subsidiaries.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Arthur Andersen LLP, Independent Auditors.
23.3*	Consent of O’Melveny & Myers LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-10.

*	To be filed by amendment.
**	Confidential treatment has been requested for a portion of this Exhibit.